UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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TORNIER N.V.
(Name of Registrant as Specified In Its Charter)

Not Applicable
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May 18, 2012

Dear Shareholders:

You are cordially invited to attend the 2012 Annual General Meeting of Shareholders of Tornier N.V. to be held on Wednesday, June 27, 2012, beginning at 9:00 a.m. (Central European Time) at our offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

Information about the meeting and the various matters on which our shareholders will vote is included in the notice of meeting and proxy statement that follow.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Regardless of whether you plan to attend the meeting, I encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of those voting facilities at 11:59 p.m. (New York Time) on June 25, 2012. If you do attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

A copy of our 2011 annual report on Form 10-K also is being provided to you together with these proxy materials for your review.

Sincerely,

/s/ Douglas W. Kohrs
Douglas W. Kohrs
President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 27, 2012

TO THE SHAREHOLDERS OF TORNIER N.V.:

Notice is hereby given that the Annual General Meeting of Shareholders of Tornier N.V. will be held on Wednesday, June 27, 2012, beginning at 9:00 a.m. (Central European Time) at our offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, for the following purposes:

Open.

1.	To elect three (3) directors as named herein, consisting of one executive director and two non-executive directors, to serve until the 2015 annual general meeting of shareholders or until their earlier death, resignation or removal;

2.	To approve an amendment to the Tornier N.V. 2010 Incentive Plan to increase the number of ordinary shares, par value €0.03 per share, available for issuance under the plan by 2,700,000;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012;

4.	To appoint E&Y Accountants LLP as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 30, 2012;

5.	To adopt our Dutch statutory annual accounts for the fiscal year ended January 1, 2012;

6.	To release the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended January 1, 2012;

7.	To authorize our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 27, 2013 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction; and

8.	To transact such other business as may properly come before the meeting.

Close.

The matters set forth in proposals 4, 5, 6 and 7 are presented to our shareholders as a result of our being organized under the laws of the Netherlands. Under Dutch law, several matters that are within the authority of the directors under most U.S. state corporate laws require shareholder approval.

Our board of directors recommends a vote FOR the election of each of Sean D. Carney, Richard B. Emmitt and Douglas W. Kohrs as directors of our company and a vote FOR each of the other proposals in this proxy statement.

Only holders of record of our ordinary shares as of the close of business on Wednesday, May 30, 2012 are entitled to notice of and to vote at the Annual General Meeting.

Copies of the agenda for the Annual General Meeting and related documents may be obtained free of charge at our offices in Amsterdam, the Netherlands by shareholders and other persons entitled to attend the meeting and their representatives as of the date hereof until the close of the Annual General Meeting. Copies of these documents are also available on our website at www.tornier.com or by contacting Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

Our board of directors has determined that all holders of our ordinary shares as of the close of business on May 30, 2012 according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, are entitled to attend and vote at the Annual General Meeting.

If you wish to attend the Annual General Meeting you must notify our board of directors of your intention to do so no later than June 22, 2012, by submitting your name and number of shares beneficially owned to: Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. If you own ordinary shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 22, 2012. Access to the Annual General Meeting is permitted only after verification of personal identification.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the Annual General Meeting in person. Regardless of whether you plan to attend the meeting, I encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of those voting facilities at 11:59 p.m. (New York Time) on June 25, 2012. If you do attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

This notice of the Annual General Meeting and proxy statement and proxy card are being sent or otherwise made available electronically to holders of our ordinary shares on or about May 18, 2012.

* * * *

By Order of the Board of Directors,

/s/ Sean D. Carney
Sean D. Carney
Chairman of the Board of Directors

On January 28, 2011, Tornier B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) changed its legal form by converting to Tornier N.V., a public company with limited liability (naamloze vennootschap).

References to “Tornier,” “company,” “we,” “our” or “us” in this proxy statement refer to Tornier B.V. and its subsidiaries prior to the conversion described above and to Tornier N.V. and its subsidiaries upon and after the conversion, unless the context otherwise requires.

Our fiscal year-end always falls on the Sunday nearest to December 31. References in this proxy statement to a particular year refer to the applicable fiscal year, unless we indicate otherwise. Accordingly, references to “2011” or the “year ended January 1, 2012” mean the fiscal year ended January 1, 2012, unless we indicate otherwise.

Tornier N.V.

Fred. Roeskestraat 123, 1076 EE Amsterdam

The Netherlands

(+ 31) 20 675 4002

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 27, 2012

The board of directors of Tornier N.V. is soliciting your proxy for use at the 2012 Annual General Meeting of Shareholders to be held on Wednesday, June 27, 2012, beginning at 9:00 a.m. (Central European Time) at our offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

The annual general meeting of shareholders to which this proxy statement relates constitutes the annual general meeting of shareholders for purposes of and will satisfy applicable laws, rules and regulations of the United States, NASDAQ and the Netherlands. As used herein, the term “Annual General Meeting” means the 2012 Annual General Meeting of Shareholders to be held on June 27, 2012.

This proxy statement, proxy card and other materials, including our annual report on Form 10-K and our Dutch statutory annual accounts, as prepared in accordance with Dutch law, are being sent or otherwise made available electronically to shareholders on or about May 18, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Material for the Annual General Meeting of Shareholders to Be Held on June 27, 2012. Our 2012 proxy statement, our 2011 annual report on Form 10-K and our Dutch statutory annual accounts, as prepared in accordance with Dutch law, are available at www.proxyvote.com/Tornier. In addition, such documents also are available at our offices at the address set forth above and on our website at www.tornier.com.

GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Attending the Annual General Meeting

The Annual General Meeting will be held on June 27, 2012, at 9:00 a.m. (Central European Time), at our offices at Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, to consider the matters set forth in the Notice of Annual General Meeting of Shareholders.

Shareholders must inform us in writing of their intention to attend the Annual General Meeting by delivery to: Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. If you own your ordinary shares through a broker, you also must provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 22, 2012. Access to the Annual General Meeting is permitted only after verification of personal identification.

Shareholders Entitled to Vote

Only shareholders of record of our ordinary shares, par value €0.03 per share, or the ordinary shares, at the close of business on May 30, 2012, or the record date, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, will be entitled to attend and vote at the Annual General Meeting. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Annual General Meeting. As of May 1, 2012, the number of outstanding ordinary shares entitled to vote on each proposal at the Annual General Meeting was 39,519,109.

How Street Name Holders Vote

If you own ordinary shares through a broker, bank or other nominee, the registered holder of those shares is the broker, bank or nominee. Such shares often are referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For shares held in street name, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified on your broker’s voting instruction form. Shortly before the Annual General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual General Meeting.

How Record Holders Vote

If you are the registered holder of ordinary shares, you are the record holder of those shares, and you can vote at the Annual General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual General Meeting. You can always attend the Annual General Meeting and revoke your proxy by voting in person.

If you are a shareholder of record and are voting by proxy by mail, Internet or telephone, your vote must be received by 11:59 p.m. (New York Time) on June 25, 2012 to be counted.

There are three ways to vote by proxy:

•

By Internet—You can vote by Internet by going to the website www.proxyvote.com and following the instructions for Internet voting shown on your proxy card or Notice Regarding the Availability of Proxy Materials.

•	By Telephone—You can vote by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

•

By Mail—You can vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (i) each of our director nominees, and (ii) each of the other proposals in this proxy statement.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of each of the following three (3) director nominees, as recommended by our board of directors – Sean D. Carney, Richard B. Emmitt and Douglas W. Kohrs; and

•	Each of the other proposals in this proxy statement, as recommended by our board of directors.

Revocation of Proxies

You may change your vote or revoke a proxy at any time prior to its exercise by:

•	giving to our Vice President, Chief Legal Officer and Secretary a written notice of revocation of the proxy’s authority;

•	submitting a duly executed proxy card bearing a later date;

•	voting again by Internet, telephone or mail at a later time before the closing of these voting facilities at 11:59 p.m. (New York Time) on June 25, 2012; or

•	attending the Annual General Meeting and voting in person.

Your attendance at the meeting alone, without voting at the meeting, will not revoke your proxy.

Quorum and Votes Necessary for Action to be Taken

Our directors are elected by the affirmative vote of a majority of votes cast in person or by proxy at the Annual General Meeting and entitled to vote. Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on the board. Dutch law also requires us to nominate at least two candidates for each open position, but allows us to recommend that our shareholders vote for specified candidates. The binding nature of our board’s nominations may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than 50% of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require majority of two-thirds of the votes cast, representing more than 50% of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting and entitled to vote on the proposal is required to approve each of the other proposals in this proxy statement.

Although there is no quorum requirement under Dutch law, our articles of association provide that resolutions shall be passed by a simple majority of votes cast in a meeting where at least one third of the outstanding shares are represented. Broker non-votes will not count as shares present at the Annual General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a broker, bank or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or cast in person at the Annual General Meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter or the shares are broker non-votes.

Other Matters

As of the date of this proxy statement, our board of directors does not know of any business that will be presented for consideration at the Annual General Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual General Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

Board Structure and Number of Directors

We maintain a one-tier board of directors. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that at all times our board of directors shall be comprised of at least one executive director and two non-executive directors. Our board of directors currently consists of eight directors, one of whom is an executive director and seven of whom are non-executive directors. Under Dutch law, our executive director is responsible for the policy and day-to-day management of our company. The non-executive directors supervise and provide guidance to the executive director.

Our board of directors and our shareholders have each approved that our board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. At each annual general meeting of our shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

Our current directors and their respective classes and terms are set forth below. All of our directors are non-executive directors, except for Mr. Kohrs, who is our executive director.

Term Ending at 2012 Annual General Meeting	Term Ending at 2013 Annual General Meeting	Term Ending at 2014 Annual General Meeting
Sean D. Carney	Kevin C. O’Boyle	Pascal E.R. Girin
Richard B. Emmitt	Richard F. Wallman	Alain Tornier
Douglas W. Kohrs		Elizabeth H. Weatherman

Information regarding our current directors, including their biographical information, can be found later in this proxy statement under the heading “Corporate Governance—Directors and Executive and Other Officers.”

Board Designation Rights

We and certain of our shareholders, including TMG Holdings Coöperatief U.A., which is an affiliate of Warburg Pincus LLC, Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB and members of our management, including Mr. Kohrs and Mr. Tornier, are parties to a securityholders’ agreement, which includes terms relating to the composition of our board of directors. Under director nomination provisions of this agreement, TMG has the right to designate three of the eight directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two of the eight directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one of the eight directors for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. Further, under the agreement, Mr. Kohrs will continue to be entitled to be nominated for election to our board of directors until termination of his employment. Mr. Carney, Ms. Weatherman and Mr. Emmitt are the current designees under the securityholders’ agreement. In the event any director designated by TMG is unable to serve or is removed or withdraws from our board of directors, we will designate a replacement for such director, at the direction of TMG.

Board Nominees

The members of our board of directors that are elected at the Annual General Meeting will serve until the 2015 annual general meeting of shareholders, and there is no limit to the number of terms a director may serve. Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on our board of directors. Dutch law also requires us to nominate at least two candidates for each open position, but allows us to recommend that our shareholders vote for specified candidates. The binding nature of our board’s nominations may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than 50% of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require majority of two-thirds of the votes cast, representing more than 50% of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

In accordance with the recommendation of the nominating, corporate governance and compliance committee of our board of directors, our board of directors has adopted unanimous resolutions to make the following binding nominations:

1.	For the first open position, our board of directors has nominated Sean D. Carney to serve as a non-executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2015. In accordance with Dutch law, Richard B. Emmitt is nominated as the legally required second candidate for the first open position. The board recommends that shareholders vote for the appointment of Mr. Carney for this position.

2.	For the second open position, our board of directors has nominated Richard B. Emmitt to serve as a non-executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2015. In accordance with Dutch law, Kevin M. Klemz is nominated as the legally required second candidate for the second open position. The board recommends that shareholders vote for the appointment of Mr. Emmitt for this position.

3.	For the third open position, our board of directors has nominated Douglas W. Kohrs to serve as an executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2015. In accordance with Dutch law, Kevin M. Klemz is nominated as the legally required second candidate for the third open position. The board recommends that shareholders vote for the appointment of Mr. Kohrs for this position.

The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Messrs. Carney, Emmitt and Kohrs, unless otherwise directed. Each of Messrs. Carney, Emmitt and Kohrs currently serve as members of our board of directors.

If prior to the Annual General Meeting, our board of directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a replacement nominee as selected by our board of directors, in accordance with the securityholders’ agreement. Alternatively, the proxies, our board of directors at the discretion of our board of directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The board of directors has no reason to believe that any of the nominees will be unable to serve.

Additional Information About Board Nominees

Information concerning the nominees to our board of directors is set forth below.

Sean D. Carney is one of our directors and has served as a director since July 2006. Mr. Carney serves as our Chairman. Mr. Carney was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. Mr. Carney became the Chairman of our board of directors in May 2010. For more information regarding the securityholders’ agreement, please refer to the discussion below under “Corporate Governance—Board Structure and Composition.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC and has served as a Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as the Warburg Pincus Entities, a principal stockholder that owns approximately 47.1% of our outstanding ordinary shares as of May 1, 2012. Mr. Carney is also a member of the board of directors of Bausch & Lomb Incorporated and several other private companies. During the past five years, Mr. Carney previously served on the board of directors of Arch Capital Group Ltd., a publicly held company, and DexCom, Inc., a publicly held medical device company. Mr. Carney received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Harvard College. Mr. Carney’s substantial experience as an investor and director in medical device companies and his experience evaluating financial results have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Richard B. Emmitt is one of our directors and has served as a director since July 2006. Mr. Emmitt was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. For more information regarding the securityholders’ agreement, please refer to the discussion below under “Corporate Governance—Board Structure and Composition.” Mr. Emmitt served as a General Partner of The Vertical Group L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries, from its inception in 1989 through December 2007. Commencing in January 2008, Mr. Emmitt has been a Member and Manager of The Vertical Group G.P., LLC, which controls The Vertical Group L.P. Mr. Emmitt currently serves on the board of directors of several privately held companies. During the past five years, Mr. Emmitt previously served on the board of directors of ev3 Inc. and American Medical Systems Holdings, Inc. Mr. Emmitt holds a Master of Business Administration from the Rutgers School of Business and a Bachelor of Arts from Bucknell University. Mr. Emmitt’s substantial experience as an investor and board member of numerous medical device companies ranging from development stage private companies to public companies with substantial revenues has led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Douglas W. Kohrs was appointed as our President, Chief Executive Officer and a director in July 2006. Pursuant to the securityholders’ agreement that we entered into with certain holders of our securities. Mr. Kohrs has a right to be nominated for election to our board of directors until termination of his employment. For more information regarding the securityholders’ agreement, please refer to the discussion below under “Corporate Governance—Board Structure and Composition.” Mr. Kohrs has over 30 years of experience in the medical device industry. Prior to joining us he served as President and Chief Executive Officer of American Medical Systems Holdings, Inc., a publicly held medical device company that was acquired by Endo Pharmaceuticals Holdings Inc. in 2011, from April 1999 until January 2005 and served as Chairman of the Board of American Medical Systems Holdings, Inc. until May 2006. In addition to Tornier, Mr. Kohrs serves on the board of directors of Proto Labs, Inc., an online and technology-enabled quick-turn manufacturer of custom parts for prototyping and short-run production. During the past 10 years, Mr. Kohrs has served on the board of directors of nine different medical device companies, including ev3 Inc., a publicly held medical device company that was acquired by a wholly owned subsidiary of Covidien Group S.a.r.l in 2010, and Kyphon, Inc., a publicly held medical device company that was acquired by Medtronic, Inc. in 2007. Prior to joining American Medical Systems Holdings, Inc., Mr. Kohrs was General Manager of Sulzer Spine-Tech Inc., an orthopaedic implant manufacturer of which he was a founding member beginning in August 1991. Mr. Kohrs holds a Master of Business Administration from Northeastern University, a Bachelor of Science in Bioengineering from Texas A&M University and a Bachelor of Arts in Engineering Sciences from Austin College. Mr. Kohrs’ prior experience, including as Chief Executive Officer of American Medical Systems Holdings, Inc. at the time of its initial public offering, and his understanding of our business and industry have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Kevin M. Klemz joined us in September 2010 as Vice President, Chief Legal Officer and Secretary. Prior to joining us, Mr. Klemz served as Senior Vice President, Secretary and Chief Legal Officer at ev3 Inc. from August 2007 to August 2010, and as Vice President, Secretary and Chief Legal Officer at ev3 Inc. from January 2007 to August 2007. Prior to joining ev3 Inc., Mr. Klemz was a partner in the law firm Oppenheimer Wolff & Donnelly LLP, where he was a corporate lawyer for approximately 20 years. Mr. Klemz has a Bachelor of Arts in Business Administration from Hamline University and a Juris Doctor from William Mitchell College of Law.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. CARNEY AND EMMITT AS NON-EXECUTIVE DIRECTORS AND MR. KOHRS AS EXECUTIVE DIRECTOR.

PROPOSAL 2—AMENDMENT TO TORNIER N.V. 2010 INCENTIVE PLAN

Introduction

The Tornier N.V. 2010 Incentive Plan, which we refer to in this section as the 2010 plan or the plan, was approved by our shareholders at our annual general meeting of shareholders on August 26, 2010. In February 2012, our board of directors, upon recommendation of the compensation committee, but subject to the approval of our shareholders, approved an amendment to increase the number of ordinary shares available for issuance under the plan by 2,700,000 shares, which amendment we refer to in this section as the Amendment. This increase in the number of ordinary shares available for issuance under the plan is necessary to continue the operation of the plan for the benefit of new participants, as well as to allow additional awards to current participants. If our shareholders do not approve the Amendment, the 2010 plan will continue as if the Amendment did not apply and was not adopted by our board of directors.

Reasons Why You Should Vote in Favor of the Approval of the Amendment

The board of directors recommends a vote for the approval of the Amendment because our board of directors believes the Amendment and the plan are in the best interests of our company and our shareholders for the following reasons:

•

Aligns director, employee and shareholder interests. We currently provide long-term incentives primarily in the form of stock grants (in the form of restricted stock units) and stock option grants to our non-executive directors, executive officers and other key employees. We believe that our equity-based compensation programs help align the interests of our directors, executive officers and other key employees with our shareholders. We believe that our long-term equity-based incentives help promote long-term retention of our employees and encourage significant ownership of our ordinary shares. If the Amendment is approved, we will be able to maintain our means of aligning the interests of our directors, executive officers and other key employees with the interests of our shareholders.

•

Attracts and retains talent. Talented, motivated and effective directors, executives and employees are essential to executing our business strategies. Equity-based and cash incentive compensation has been an important component of total compensation at our company for many years because such compensation enables us to effectively recruit executives and other employees while encouraging them to act and think like owners of our company. If the Amendment is approved, we believe we will maintain our ability to offer competitive equity-based incentive compensation packages to both retain our best performers and attract new talent.

•

Supports our pay-for-performance philosophy. We believe that equity-based compensation, by its very nature, is performance-based compensation. The largest component of total compensation for our executives is incentive compensation in the form of both equity-based and cash-based incentives that are tied to the achievement of financial and other business results. We use both equity-based and cash-based incentive compensation to help reinforce desired financial and other business results to our executives and to motivate them to make decisions to produce those results.

•

Avoids disruption in our compensation programs. The approval of the Amendment by our shareholders is critical because there is an insufficient number of our ordinary shares available for issuance under the 2010 plan. If the Amendment is approved, we will not have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our financial and other business objectives. To remain competitive without equity-based compensation arrangements, it likely will be necessary to replace components of compensation previously awarded in equity with cash or with other instruments that may not necessarily align director, executive officer and employee interests with those of our shareholders as well as equity-based awards do. Additionally, replacing equity with cash will increase cash compensation expense and use cash that would be better utilized toward other strategic purposes, such as research and development of new products, improvements in the quality and performance of existing products and strategic acquisitions.

•

Protects shareholder interests and embraces sound equity-based compensation practices. As described in more detail below under the heading “Summary of Sound Governance Features of the 2010 Plan,” the 2010 plan includes a number of features that are consistent with the interests of our shareholders and sound corporate governance practices.

Summary of Sound Governance Features of the 2010 Plan

The board of directors and compensation committee believe that the 2010 plan contains several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

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No “evergreen” provision. The number of our ordinary shares available for issuance under the 2010 plan is fixed and will not adjust based upon the number of our outstanding ordinary shares. If our shareholders approve the Amendment, we currently expect the number of shares authorized for issuance under the 2010 plan will last between two to three years, at which time we expect to ask our shareholders to approve an additional share authorization.

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Will not be excessively dilutive to our shareholders. Subject to adjustment, if our shareholders approve the Amendment, the maximum number of our ordinary shares reserved will be equal to the sum of (i) 2,700,000, (ii) the number of ordinary shares available for grant under our prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under our prior stock option plan as of such date) and (iii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under our prior stock option plan. As of May 1, 2012, an aggregate of 399,450 ordinary shares were available for issuance under the plan. As of May 1, 2012, 330,872 ordinary shares remain available for future issuance under the Tornier N.V. 2010 Employee Stock Purchase Plan and no shares remain available for grant under the Tornier N.V. Amended and Restated Stock Option Plan since such plan was terminated with respect to future grants upon our initial public offering in February 2011. We do not have any other equity-based compensation plans under which our ordinary shares are available for issuance. As of May 1, 2012, we had total outstanding options to purchase an aggregate of 3,824,057 ordinary shares with a weighted average exercise price of $18.33 and a weighted average remaining term of 6.0 years, and 227,998 unvested “full value” awards (in the form of restricted stock units) outstanding. No new awards will be granted under the 2010 plan or otherwise between May 1, 2012 and the Annual General Meeting, except for anticipated grants of options to purchase up to an aggregate of 6,000 ordinary shares and up to an aggregate of 4,190 “full value” awards (in the form of restricted stock units) for new hire, retention and special recognition purposes.

•	No reload stock options or SARs. Reload stock options and stock appreciation rights, or SARs, are not authorized under the 2010 plan.

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Stock option and SAR exercise prices will not be lower than the fair market value on the grant date. The 2010 plan prohibits granting stock options and SARs with exercise prices lower than the fair market value of one of our ordinary shares on the grant date, except in connection with certain mergers, consolidations, acquisitions of property or stock, reorganizations or other similar transactions.

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Stock options and SARs are not entitled to dividend equivalent rights. Stock option and SAR award holders have no rights as shareholders with respect to the shares underlying their awards until their stock options or SARs are exercised or vested and shares are issued. As a result, stock options and SARs under the 2010 plan have no dividend equivalent rights associated with them.

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“Clawback” provisions. The 2010 plan contains “clawback” provisions, which provide that if a participant is determined by the committee to have taken action that would constitute “cause” or an “adverse action,” as those terms are defined in the 2010 plan, during or within one year after the termination of the participant’s employment or other service, all rights of the participant under the plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the committee may require the participant to surrender and return to us any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards during or within one year after the termination of the participant’s employment or other service.

Summary of the 2010 Plan

A general description of the material features of the 2010 plan is outlined below. Unless otherwise indicated, the following summary of the principal provisions of the 2010 plan assumes the approval of the Amendment by our shareholders at the Annual General Meeting. The summary is qualified in its entirety by reference to the full text of the 2010 plan, a copy of which may be obtained by contacting us. A copy of the 2010 plan also has been filed electronically with the SEC as an appendix to this proxy statement and is available through the SEC’s website at http://www.sec.gov.

Purpose. The primary purpose of the 2010 plan is to promote the interests of our company and our affiliates by authorizing our board of directors or the committee administering the plan, which we refer to in this section as the committee, to grant incentive awards to eligible employees, non-employee directors and consultants in order to (i) attract and retain such individuals, (ii) provide an incentive to such individuals to work to increase the value of our ordinary shares and (iii) provide such individuals with a stake in the future of our company that corresponds with the stake of our shareholders.

Eligibility. Employees and consultants of our company or our affiliates and our non-employee directors are eligible to receive awards under the 2010 plan. Consultants eligible to participate in the 2010 plan are those persons that we or our affiliates engage to provide consulting or advisory services that are not in connection with the offer and sale of our securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our securities. A non-employee director is any member of our board of directors who is not an employee of us or an affiliate. As of May 1, 2012, approximately 225 individuals were eligible to receive incentive awards under the 2010 plan, including approximately 220 employees and seven non-employee directors. Although not necessarily indicative of future grants under the 2010 plan, approximately 190 of the approximately 225 eligible recipients have been granted stock options or stock grants in the form of restricted stock units under the 2010 plan.

Administration. The 2010 plan will continue to be administered by our board of directors, the compensation committee or a subcommittee of the compensation committee of our board of directors. All members of the compensation committee or any subcommittee of the compensation committee administering the plan will be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent directors” under the listing standards of NASDAQ, the rules and regulations of the SEC and applicable law. Our board of directors, upon the recommendation of the compensation committee, grants all awards under the 2010 plan. We expect our board of directors and a subcommittee of our board of directors of the compensation committee comprised entirely of non-employee directors will continue to administer the plan. The board of directors or the committee or subcommittee, as appropriate, administering the plan is referred to as the “committee.” Under the 2010 plan, the committee has the authority to administer and interpret the plan and to take such action in the administration and operation of the plan as the committee deems equitable under the circumstances, which will be binding on our company and on each affected eligible employee, non-employee director or consultant. The committee has the authority and discretion to establish the terms, conditions, performance criteria, restrictions and other provisions of awards (subject to the restrictions contained in the 2010 plan) granted under the 2010 plan. In addition, the committee may establish “subplans” for the purposes of local laws and tax compliance for international employees. For example, Tornier has established subplans for grants of options and stock grants to our French employees.

Shares Available for Issuance. If the Amendment is approved by our shareholders, the maximum number of our ordinary shares available for issuance under the plan will be equal to the sum of (i) 2,700,000, (ii) the number of ordinary shares available for grant under our prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under our prior stock option plan as of such date) and (iii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under our prior stock option plan. In addition, awards assumed under the 2010 plan in connection with acquisitions (and shares issued under such awards) do not count against the shares reserved for issuance, and shares available under plans assumed in acquisitions will be added to the shares reserved for issuance, consistent with exemptions available under NASDAQ shareholder approval requirements.

The committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of ordinary shares actually delivered differs from the number of shares previously counted in connection with an award. If an award expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of shares to which the award related, the shares subject to such award shall, to the extent of such expiration, cancellation, forfeiture, cash settlement or termination, again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the 2010 plan, provided that such shares will not become available for issuance if either (i) the applicable shares are withheld or surrendered following the termination of the 2010 plan, or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the 2010 plan subject to shareholder approval under any then-applicable rules of the national securities exchange on which our ordinary shares are listed. The ordinary shares available for issuance under the 2010 plan may be authorized and unissued shares or treasury shares.

Adjustments. The number and kind of securities or other property, including cash, available for issuance or payment under the 2010 plan, and the sublimits on certain types of award grants, will be adjusted by the committee in order to preserve the benefits or potential benefits of awards under the plan in the event of any reorganization, merger, consolidation and other similar corporate transactions after the date of grant of any award, or in the event of any change in applicable laws or circumstances that results in or could result in the substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2010 plan.

Stock Options. Under the 2010 plan, non-incentive stock options may be granted to eligible employees, non-employee directors and consultants. Incentive stock options, however, which are intended to qualify for special tax treatment under Section 422 of the Code, may only be granted to eligible employees of our company or a subsidiary or parent of our company, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively. The terms and conditions of each option will be determined by the committee, but no option will be granted at an exercise price that is less than the fair market value of our ordinary shares as determined on the grant date in accordance with the terms of the 2010 plan, other than with respect to the substitution of outstanding awards or obligations to grant future awards as a condition of our company or any of our affiliates acquiring, merging, or consolidating with another entity. In addition, if the option is an incentive stock option that is granted to a 10% shareholder of our company or any parent or subsidiary of our company, the exercise price may be no less than 110% of the fair market value of the ordinary shares underlying the option on the grant date. Moreover, no eligible employee may be granted incentive stock options that are first exercisable in any calendar year for ordinary shares having an aggregate fair market value (determined as of the date that the incentive stock option was granted) that exceeds $100,000. “Fair market value” under the 2010 plan means the closing price of our ordinary shares, as reported by the NASDAQ Stock Market. As of May 1, 2012, the fair market value of our ordinary shares was $23.77.

Each stock option will vest and become exercisable at such time or times as determined by the committee. No option may be exercisable more than 10 years from the grant date (or, if the option is an incentive stock option granted to a 10% shareholder of our company and our affiliates, more than five years from the grant date). Any events that result in a forfeiture of the grant will be set forth in the grantee’s award agreement.

Grantees may pay the exercise price of stock options in cash, except that the committee may allow payment to be made (in whole or in part) by a “net exercise” of the option, by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a combination of such methods, or by any other method approved or accepted by the committee. In the case of a “net exercise” of an option, a participant will receive the number of ordinary shares underlying the stock options so exercised reduced by the number of ordinary shares equal to the aggregate exercise price of the stock options divided by the fair market value on the date of exercise. Ordinary shares will no longer be outstanding under an option (and will therefore not thereafter be exercisable) following the exercise of such option to the extent of (i) shares cancelled to pay the exercise price of an option under the “net exercise,” (ii) shares actually delivered to the participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

Each participant in the 2010 plan who receives an incentive stock option must notify us in writing immediately after the participant makes a disqualifying disposition of any ordinary shares acquired pursuant to the exercise of an incentive stock option. A disqualifying disposition means any disposition, including any sale, of ordinary shares acquired upon the exercise of an incentive stock option made within the period that ends either (i) two years after the date the participant was granted the incentive stock option or (ii) one year after the participant acquired the ordinary shares by exercising the incentive stock option.

Stock Appreciation Rights. Each SAR granted must be evidenced by an award agreement that specifies the exercise price, the term, and such other provisions as the committee may determine. The exercise price of a SAR must be at least 100% of the fair market value of our ordinary shares on the date of grant, other than with respect to the substitution of outstanding awards or obligations to grant future awards as a condition of our company or any of our affiliates acquiring, merging, or consolidating with another entity. Upon the exercise of a SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the exercise price of the SAR. Payment upon the exercise of a SAR will be in cash, ordinary shares, or some combination of cash and ordinary shares as determined by the committee. The committee may impose any conditions or restrictions on the exercise of a SAR as it deems appropriate and as set forth in the related award agreement. The committee will fix the term of each SAR, but SARs granted under the 2010 plan will not be exercisable more than 10 years after the date the SAR is granted. Each SAR granted under the 2010 plan will vest and become exercisable at such time or times as determined by the committee.

Stock Grants and Stock Unit Grants. Stock grants are grants that are designed to result in the issuance of ordinary shares to the eligible employee, non-employee director or consultant to whom the grants are made. Stock grants are commonly referred to as restricted stock grants or restricted stock unit grants, depending upon whether the ordinary shares are issued on the date of grant or on the date of vesting. Stock unit grants are awards designed to result in cash payments to the eligible employees, non-employee directors and consultants to whom such grants are made based on the fair market value of the ordinary shares underlying the grant. Stock grants and stock unit grants may be made by the committee subject to such terms and conditions, if any, as the committee acting in its sole discretion deems appropriate. The committee, in its discretion, may provide that the rights of an eligible employee, non-employee director or consultant in a stock grant or stock unit grant will be forfeitable unless certain conditions are satisfied. These conditions may include, for example, a requirement that the eligible employee continue employment or the non-employee director or consultant continue service with our company or a parent, subsidiary or affiliate of our company for a specified period or that our company or the eligible employee achieve stated performance goals or other objectives. In addition to any other restrictions in the grantees award agreement, until such time as the ordinary shares underlying a stock grant have vested, the grantee is not allowed to sell, transfer, pledge or otherwise encumber the ordinary shares.

After all conditions and restrictions applicable to stock grants and/or stock units have been satisfied or have lapsed (including the satisfaction of any applicable tax withholding obligations), ordinary shares underlying stock grants or stock units will become freely transferable (except as otherwise provided in the 2010 plan) or will be paid in cash, our ordinary shares, or some combination of cash and ordinary shares as determined by the committee. The committee may provide that a stock grant is conditioned upon the participant making or refraining from making an election with respect to the award under Section 83(b) of the Code.

Cash-Based Awards. Cash-based awards may be granted to participants in such amounts and upon such terms as the committee may determine. The terms and conditions applicable to cash-based awards will be evidenced by an award agreement with the grantee. Each cash-based award will specify a payment amount or payment range as determined by the committee. If the cash-based awards are subject to performance goals, the number and/or value of cash-based awards that will be paid out to the participant will depend on the extent to which the performance goals and any other non-performance terms are met.

Other Stock-Based Awards. Other stock-based or stock-related awards (including the grant or offer for sale of unrestricted ordinary shares or the payment in cash or otherwise of amounts based on the value of our ordinary shares) may be granted in such amounts and subject to such terms and conditions (including performance goals) as determined by the committee. Each other stock-based award shall be expressed in terms of shares of our ordinary shares or units based on ordinary shares, as determined by the committee. Other stock-based awards will be paid in cash or ordinary shares, as determined by the committee. If the other stock-based awards are subject to performance goals, the number and/or value of other stock-based awards that will be paid out to the participant will depend on the extent to which the performance goals and any other non-performance terms are met.

Dividend Equivalents. With the exception of stock options and SARs, awards under the 2010 plan may, in the committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on our ordinary shares covered by such award had such shares been issued and outstanding on the dividend payment date. Such dividend equivalents will be converted to cash or additional ordinary shares by such formula and at such time and subject to such limitations as determined by the committee. Dividend equivalents will be accrued for the account of the participant and will be paid to the participant on the date on which the corresponding awards are exercised, settled, paid, or become free of restrictions, as applicable. Dividend equivalents will be subject to forfeiture to the same extent that the corresponding awards are subject to forfeiture as provided in 2010 plan or any award agreement.

Termination of Service. Except to the extent otherwise provided in the 2010 plan or an award agreement at the time of grant, in the event a participant’s employment or other service with our company or any of our affiliates, as the case may be, is terminated by reason of death or disability, then:

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All outstanding stock options and SARs held by the participant will, to the extent exercisable as of such termination, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire, and options and SARs not exercisable as of such termination will terminate and be forfeited; and

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All outstanding stock grants and stock unit grants held by the participant that then have not vested and all outstanding, but unpaid, cash-based or other stock-based awards held by the participant will terminate and be forfeited; provided, however, that with respect to any such awards that vest based on the achievement of performance goals, if a participant’s employment or other service with our company or any affiliate, as the case may be, is terminated by death or disability prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. If the effective date of such termination is on or after the end of the time period applicable to an award which vests based on the achievement of performance goals, then any such award will be paid to the participant in accordance with the payment terms of such award.

Except to the extent otherwise provided in the 2010 plan or an award agreement at the time of grant, if a plan participant’s employment or other service with our company or any affiliate, as the case may be, is terminated for any reason other than death or disability or due to actions constituting “cause” or an “adverse action,” then:

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All outstanding stock options and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of termination, but those that are not exercisable will terminate and be forfeited;

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All outstanding stock grants and stock unit grants held by the participant that then have not vested and all outstanding, but unpaid, performance awards and cash-based or other stock-based awards held by the participant will terminate and be forfeited; provided, that with respect to any such awards the vesting of which is based on the achievement of performance goals, if the effective date of such termination is on or after the end of the time period applicable to an award which vests based on the achievement of performance goals, then any such award held by a participant will be paid to the participant in accordance with the payment terms of such award.

Forfeiture and Recoupment. If a participant is determined by the committee to have taken any action that would constitute “cause” or an “adverse action” during or within one year after the termination of the participant’s employment or other service with our company or an affiliate, all rights of the participant under the 2010 plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the committee may require the participant to surrender and return to us any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards during or within one year after the termination of the participant’s employment or other service.

“Cause,” with respect to any participant, means (i) the participant has engaged in conduct that in the judgment of the committee constitutes gross negligence, misconduct or gross neglect in the performance of the participant’s duties and responsibilities, including any breach of our policies, including our Code of Business Conduct and Ethics, Code of Conduct on Insider Trading and Confidentiality and our Code of Conduct on Interaction with U.S. Customers, and conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the participant at our expense; (ii) the participant has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft; (iii) the participant has engaged in a breach of any policy of our company for which termination of employment or service is a permissible consequence; or (iv) the participant has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any; provided, that if, subsequent to the participant’s voluntary termination for any reason or involuntary termination by us without cause, it is discovered that the participant’s employment could have been terminated for cause, then such participant’s employment will be deemed to have been terminated for cause for all purposes under the 2010 plan.

An “adverse action” includes any of the following actions that the committee determines to be injurious, detrimental, prejudicial or adverse to our interests: (i) disclosing any confidential information of our company or any affiliate to any person not authorized to receive it; (ii) engaging, directly or indirectly, in any commercial activity that in the judgment of the committee competes with our business or the business of any of our affiliates; or (iii) interfering with our relationships or the relationships of our affiliates and our and their respective employees, independent contractors, customers, prospective customers and vendors.

In addition, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse us with respect to any award received by such individual under the 2010 plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement.

Change in Control. Unless otherwise determined by the committee either in an award agreement or after the making of an award under the 2010 plan, but prior to a change in control of our company, upon a change in control (as defined in the 2010 plan): (i) all stock options and SARs granted under the plan will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the grantee remains in employment or service with us or one of our affiliates; (ii) all restrictions and vesting requirements applicable to any award based solely on the continued service of a participant will terminate; and (iii) all awards the vesting or payment of which are based on performance goals will vest as though such performance goals were fully achieved at target and will become immediately payable. The treatment of any other awards in the event of a change in control will be as determined by the committee in connection with the grant thereof, as reflected in the applicable award agreement. The committee is given the power under the 2010 plan to alternatively provide that upon a change in control any or all outstanding stock-based awards will be canceled and terminated and the holders will receive a payment of cash or stock equal to the difference, if any, between the consideration received by our shareholders in respect of a share of our ordinary shares in connection with the change in control and the purchase price per share, if any, under the award, multiplied by the number of shares subject to such award, provided that if such product is zero or less, or the award is not then exercisable, the award may be canceled and terminated without payment for such award.

Generally, and subject to some exceptions, a change in control is deemed to have occurred if: (i) another person becomes the beneficial owner of at least 50% of our then-outstanding ordinary shares or the combined voting power of our then-outstanding voting stock; (ii) a majority of our board of directors becomes comprised of persons other than those for whom election proxies have been solicited by the board; (iii) the completion of certain business combinations, including certain reorganizations, mergers, consolidations, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our company or the resulting company after the business combination; or (iv) our shareholders approve a complete liquidation or dissolution of our company.

Transferability. All awards granted under the 2010 plan are non-transferable, except for certain transfers as described below and transfers by an eligible employee, non-employee director or consultant pursuant to a will or under the laws of descent and distribution. Nonqualified stock options granted under the 2010 plan may be transferred by an eligible employee, non-employee director or consultant to family members (as defined for purposes of Rule 701(c)(3) under the Securities Act of 1933, as amended) of such eligible employee, non-employee director or consultant to a trust exclusively for the benefit of one or more of the family members of such eligible employee, non-employee director or consultant;

however, such transfer must be made as a gift without consideration and comply with applicable securities laws. A stock option or SAR exercisable during the lifetime of an eligible employee, non-employee director or consultant may be exercised only by the eligible employee, non-employee director or consultant.

Term; Amendment and Termination. Unless sooner terminated by our board of directors, the 2010 plan will terminate at midnight on August 25, 2010. Subject to certain exceptions, the board has the authority to terminate and the committee has the authority to amend the 2010 plan or any outstanding award agreement at any time and from time to time. No amendments to the 2010 plan will be effective without approval of our shareholders if: (a) shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which our ordinary shares are then traded, applicable United States state corporate laws or regulations, applicable United States federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where awards are, or shall be, granted under the 2010 plan. No termination or amendment of the 2010 plan or an award agreement shall adversely affect in any material way any award previously granted under the 2010 plan without the written consent of the participant holding such award.

Federal Income Tax Consequences

The following is a general summary, as of the date of this proxy statement, of the United States federal income tax consequences to participants and our company of grants under the 2010 plan. This summary is intended for the information of shareholders considering how to vote at the Annual General Meeting and not as tax guidance to participants in the 2010 plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Each participant shall be encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2010 plan.

Incentive Stock Options. With respect to incentive stock options, generally the stock option holder is not taxed, and we are not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the stock option holder meets the employment requirements and does not dispose of our ordinary shares acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the ordinary shares are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of our ordinary shares on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, we will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder.

Nonqualified Stock Options. The grant of a stock option that does not qualify for treatment as an incentive stock option, or a nonqualified stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of our ordinary shares acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and we will be entitled to a deduction in an equal amount in the same tax year. At the time of a subsequent sale or disposition of shares obtained upon exercise of a nonqualified stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs. The grant of a SAR will not cause the participant to recognize ordinary income or entitle us to a deduction for federal income tax purposes. Upon the exercise of a SAR, the participant will recognize ordinary income in the amount of the cash or value of shares of our ordinary shares payable to the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Stock Grants, Stock Unit Grants and Other Stock-Based Awards. The federal income tax consequences with respect to stock grants, stock unit grants and other stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if the awards that are granted to the participant are subject to a “substantial risk of forfeiture” (e.g., the awards are conditioned upon the future performance of substantial services by the participant) and are nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the awards on such date over the participant’s cost for such awards (if any), and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to awards that are subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and our deduction will be measured and timed as of the grant date of the awards. If the awards granted to the participant are not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the awards to the extent of the excess of the fair market value of the awards at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock grant or stock unit grant is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives stock free of any substantial risk of forfeiture and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by us.

Cash-Based Awards. Cash-based awards will be taxable as ordinary income to the participant in the amount of the cash received by the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations. We have the right to require the recipient to pay to us an amount necessary for us to satisfy the recipient’s federal, state or local tax withholding obligations with respect to awards granted under the 2010 plan. As permitted by applicable law, we may withhold from other amounts payable to a recipient an amount necessary to satisfy these obligations, and the committee may permit a participant to satisfy our withholding obligation with respect to awards paid in ordinary shares by having shares withheld, at the time the awards become taxable, provided that when withholding for taxes is effected, it will be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on our company.

Code Section 409A. A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m). Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual, who on the last day of the taxable year was the chief executive officer or otherwise covered by this provision because his or her compensation was reported in the Summary Compensation Table, may not be deductible to the extent that it exceeds $1 million unless the compensation qualifies as “performance-based” under Section 162(m) of the Code. The 2010 plan has not been designed to permit the committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Section 162(m) of the Code.

Excise Tax on Parachute Payments. Unless otherwise provided in a separate agreement between a participant and us, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from us, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, we will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

Incentive Awards Granted Under the 2010 Plan

We have not provided a new plan benefits table or the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2010 plan for the last completed fiscal year if the 2010 plan had then been in effect because all awards made under the 2010 plan will be made at the committee’s discretion. However, on an annual basis, each non-executive director receives $125,000, one-half of which is paid in stock options and the remaining one-half of which is paid in stock grants (in the form of restricted stock units).

Except as set forth above, no information can be provided with respect to the number or types of awards that may be granted to particular eligible recipients or groups of recipients in the future under the 2010 plan. Such awards are within the discretion of our board of directors, upon the recommendation of the committee, and we have not determined any other future awards or who might receive them. It has been our practice, however, to grant new non-executive directors and certain new employees stock options and stock grants and to grant current non-executive directors and certain employees stock options and stock grants on an annual basis.

As of May 1, 2012, we had granted options and other incentive awards under the 2010 plan as follows:

Name and position	Number of shares underlying options	Number of shares underlying restricted stock units
Douglas W. Kohrs	1,357,676	32,950
President and Chief Executive Officer and Executive Director
Carmen L. Diersen	176,050	9,920
Global Chief Financial Officer
David H. Mowry	48,490	18,480
Chief Operating Officer
Stéphan Epinette	117,910	6,820
Vice President, International Commercial Operations
Kevin M. Klemz	100,643	6,600
Vice President, Chief Legal Officer and Secretary
Andrew E. Joiner	139,413	8,030
Former Vice President and General Manager, U.S. Commercial Operations
Executive Group	2,095,426	110,200
Non-Executive Director Group	138,975	24,538
All Other Employee Group	1,326,908	93,260

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our ordinary shares that may be issued under our equity compensation plans as of January 1, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,381,908	$18.67	681,153
Equity compensation plans not approved by security holders	—	—	—

Total	4,381,908	$18.67	681,153

(1)	Amount includes ordinary shares issuable upon the exercise of stock options granted under the Tornier N.V. Amended and Restated Stock Option Plan and the Tornier N.V. 2010 Incentive Plan and ordinary shares issuable upon the vesting of stock awards in the form of restricted stock units granted under the Tornier N.V. 2010 Incentive Plan.

(2)	Excludes employee stock purchase rights under the Tornier N.V. 2010 Employee Stock Purchase Plan. Under such plan, each eligible employee may purchase up to 833 ordinary shares at semi-annual intervals on June 30th and December 31st each calendar year at a purchase price per share equal to 85% of the closing sales price per share of our ordinary shares on the last day of the offering period.

(3)	Included in the weighted-average exercise price calculation are 207,016 stock awards granted in the form of restricted stock units with an exercise price of $0.00. The weighted-average exercise price of all outstanding stock options as of January 1, 2012 and reflected in column (a) was $18.32.

(4)	Amount includes 350,299 ordinary shares remaining available for future issuance under the Tornier N.V. 2010 Incentive Plan and 330,854 ordinary shares remaining available for future issuance under the Tornier N.V. 2010 Employee Stock Purchase Plan. No shares remain available for grant under the Tornier N.V. Amended and Restated Stock Option Plan since such plan was terminated with respect to future grants upon our initial public offering in February 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by our shareholders at the Annual General Meeting. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual General Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting, and will have the opportunity to make a statement if they desire to do so and also will be available to respond to appropriate shareholder questions.

If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will reconsider its appointment of Ernst & Young LLP.

Audit, Audit-Related, Tax and Other Fees

The following table shows the fees that we paid or accrued for audit and other services provided by Ernst & Young LLP for 2011 and 2010:

Fees	2011	2010
Audit fees	$1,303,020	$841,226
Audit-related fees	—	1,489,071
Tax fees	8,004	20,393
All other fees	3,285	3,155

In the above table, “audit fees” are fees for professional services for the audit of our financial statements included in our annual report on Form 10-K, and the review of our financial statements included in quarterly reports on Form 10-Q and registration statements and for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services, including services rendered in 2010 related to our initial public offering, that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent registered public accounting firm prior to commencement of services. Our audit committee chairman has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4—APPOINMENT OF AUDITOR FOR DUTCH STATUTORY ANNUAL ACCOUNTS

The audit committee of our board of directors has selected E&Y Accountants LLP to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 30, 2012. As required by Dutch law, shareholder approval must be obtained for the selection of E&Y Accountants LLP to serve as our auditor to audit our Dutch statutory annual accounts.

Representatives of E&Y Accountants LLP will be present at the Annual General Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will select an alternative auditor to audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 30, 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

PROPOSAL 5—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, you will be asked to confirm and adopt our Dutch statutory annual accounts for the fiscal year ended January 1, 2012, which are comprised of our audited consolidated financial statements prepared in accordance with Dutch generally accepted accounting principles. As a public limited liability company incorporated under the laws of the Netherlands, we are required by both Dutch law and our articles of association to prepare the Dutch statutory annual accounts and submit them to our shareholders for confirmation and adoption. Our Dutch statutory annual accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for the year ended January 1, 2012 that were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and filed with the U.S. Securities and Exchange Commission. The Dutch statutory annual accounts contain some disclosures that are not required under U.S. GAAP and not contained in our annual report on Form 10-K.

A copy of our Dutch statutory annual accounts is available on our website at www.tornier.com or by contacting Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

PROPOSAL 6—RELEASE OF CERTAIN LIABILITIES

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, you will be asked to release the members of our board of directors in office during the fiscal year ended January 1, 2012 from liability with respect to the exercise of their management and other duties during our fiscal year ended January 1, 2012.

If our shareholders approve this release of liability, then members of our board of directors will not be liable to our company for actions that such directors took on behalf of our company in the exercise of their duties during the fiscal year ended January 1, 2012. However, this release does not apply to matters that were not previously disclosed to our shareholders. This release also is subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 6.

PROPOSAL 7—AUTHORIZE BOARD OF DIRECTORS TO REPURCHASE UP TO 10% OF OUR ISSUED

SHARE CAPITAL UNTIL DECEMBER 27, 2013

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, you will be asked to authorize our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share (or depositary receipt) ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. For purposes of this authorization, “market price” means the average of the closing price on each of the consecutive trading days during a period no shorter than five trading days and no longer than 20 trading days immediately preceding the date of repurchase as reasonably determined by our board of directors. Our prior board of directors share repurchase authorization expired on February 26, 2012.

Under Dutch law and our articles of association, our board of directors may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis.

Although our board of directors has no present intention to commence an open market or other share repurchase program, our board of directors believes that we would benefit by authorizing our board of directors to repurchase our shares if the board of directors believes such repurchases would be in the best interests of our company and shareholders. For example, to the extent our board of directors believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital (including depositary receipts issued for our shares) may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased (including depositary receipts issued for our shares), if any, and the timing and manner of any repurchases would be determined by our board of directors, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the shares in our capital which we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries (including depositary receipts issued for our shares), may never exceed 50% of our issued share capital.

In order to provide us with sufficient flexibility, our board of directors proposes that the general meeting of shareholders grant authority to our board of directors for the repurchase of up to 10% of our issued share capital (including depositary receipts issued for our shares) (or, based on the number of shares currently outstanding, approximately 3.9 million shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. Such authority would extend for 18 months from the date of the Annual General Meeting until December 27, 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 7.

CORPORATE GOVERNANCE

Directors and Executive and Other Officers

The table below sets forth, as of May 1, 2012, certain information concerning our directors and executive and other officers. No family relationships exist among any of our directors or executive or other officers.

Name	Age	Position
Douglas W. Kohrs	54	President, Chief Executive Officer and Executive Director
Carmen L. Diersen	51	Global Chief Financial Officer
David H. Mowry	49	Chief Operating Officer
Robert J. Ball	39	Vice President, Global Research and Development
Stéphan Epinette	41	Vice President, International Commercial Operations
James C. Harber	42	Vice President, Distal Extremities Global Business Strategy
Kevin M. Klemz	50	Vice President, Chief Legal Officer and Secretary
Gregory Morrison	48	Global Vice President, Human Resources
Terry M. Rich	44	Senior Vice President, U.S. Commercial Operations
Jamal D. Rushdy	40	Vice President, Global Sports Medicine, Biologics, and Business Development
Sean D. Carney(1)(2)	43	Chairman, Non-Executive Director
Richard B. Emmitt(3)	67	Non-Executive Director
Pascal E.R. Girin(2)	52	Non-Executive Director
Kevin C. O’Boyle(2)(3)	56	Non-Executive Director
Alain Tornier	65	Non-Executive Director
Richard F. Wallman(1)(3)	61	Non-Executive Director
Elizabeth H. Weatherman(1)	52	Non-Executive Director

(1)	Member of the compensation committee.

(2)	Member of the nominating, corporate governance and compliance committee.

(3)	Member of the audit committee.

The following is a biographical summary of the experience of our directors and executive and other officers:

Douglas W. Kohrs was appointed as our President, Chief Executive Officer and a director in July 2006. Pursuant to the securityholders’ agreement that we entered into with certain holders of our securities. Mr. Kohrs has a right to be nominated for election to our board of directors until termination of his employment. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Mr. Kohrs has over 30 years of experience in the medical device industry. Prior to joining us he served as President and Chief Executive Officer of American Medical Systems Holdings, Inc., a publicly held medical device company that was acquired by Endo Pharmaceuticals Holdings Inc. in 2011, from April 1999 until January 2005 and served as Chairman of the Board of American Medical Systems Holdings, Inc. until May 2006. In addition to Tornier, Mr. Kohrs serves on the board of directors of Proto Labs, Inc., an online and technology-enabled quick-turn manufacturer of custom parts for prototyping and short-run production. During the past 10 years, Mr. Kohrs has served on the board of directors of nine different medical device companies, including ev3 Inc., a publicly held medical device company that was acquired by a wholly owned subsidiary of Covidien Group S.a.r.l in 2010, and Kyphon, Inc., a publicly held medical device company that was acquired by Medtronic, Inc. in 2007. Prior to joining American Medical Systems Holdings, Inc., Mr. Kohrs was General Manager of Sulzer Spine-Tech Inc., an orthopaedic implant manufacturer of which he was a founding member beginning in August 1991. Mr. Kohrs holds a Master of Business Administration from Northeastern University, a Bachelor of Science in Bioengineering from Texas A&M University and a Bachelor of Arts in Engineering Sciences from Austin College. Mr. Kohrs’ prior experience, including as Chief Executive Officer of American Medical Systems Holdings, Inc. at the time of its initial public offering, and his understanding of our business and industry have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Carmen L. Diersen joined us in June 2010 as Global Chief Financial Officer. Ms. Diersen has 19 years of experience in the medical device industry, including nine years in spinal orthopaedics. Prior to joining us, she served from September 2006 to June 2010 as the Chief Operating and Financial Officer of Spine Wave, Inc., a privately held developer of advanced materials, techniques and implant systems for spinal surgery. From March 2004 to September 2006, Ms. Diersen served as Executive Vice President and Chief Financial Officer of American Medical Systems Holdings, Inc. Prior to American Medical Systems Holdings, Inc., Ms. Diersen spent 12 years in financial leadership positions at Medtronic, Inc., in the cardiac surgery, cardiac rhythm management and spinal surgery businesses, concluding her career there as the Vice President and General Manager of Musculoskeletal Tissue Services for Medtronic Sofamor Danek. Prior to Medtronic, Inc., she spent 10 years at Honeywell International, Inc. Ms. Diersen earned a Master of Business Administration from the Carlson School of Management at the University of Minnesota and a Bachelor of Science in Accounting from the University of North Dakota. She became a Certified Public Accountant in 1983. Ms. Diersen previously served on the board of directors of SonoSite, Inc., a publicly held company in point of care ultrasound systems, from October 2005 through February 2012 when the company was sold; Memry Corporation, a publicly held medical specialty materials company, from December 2004 through September 2008 when the company was sold, and Wright Medical Group, Inc., a publicly held medical device company, from December 2009 until June 2010 when she joined us.

David H. Mowry joined us in July 2011 as Chief Operating Officer. He has over 23 years of experience in the medical device industry. Prior to joining us, Mr. Mowry served from July 2010 to July 2011 as the President of the Global Neurovascular Division of Covidien plc, a global provider of healthcare products. From January 2010 to July 2010, Mr. Mowry served as Senior Vice President and President, Worldwide Neurovascular of ev3 Inc., a global endovascular device company acquired by a wholly owned subsidiary of Covidien Group S.a.r.l in July 2010. From August 2007 to January 2010, Mr. Mowry served as Senior Vice President of Worldwide Operations of ev3. Prior to this position, Mr. Mowry was Vice President of Operations for ev3 Neurovascular from November 2006 to October 2007. Before joining ev3, Mr. Mowry served as Vice President of Operations and Logistics at the Zimmer Spine division of Zimmer Holdings Inc., a reconstructive and spinal implants, trauma and related orthopaedic surgical products company, from February 2002 to November 2006. Prior to Zimmer, Mr. Mowry was the President and Chief Operating Officer of HeartStent Corp., a medical device company. Mr. Mowry is a graduate of the United States Military Academy in West Point, New York with a degree in Engineering and Mathematics.

Robert J. Ball joined us in September 2006 as Vice President, Global Research and Development. He has over 12 years of experience in the orthopaedic medical device industry. Prior to joining us he served as Vice President of Research Development of Kinetikos Medical Incorporated, or KMI, a medical device company, beginning in December 2002, and also assumed responsibility for Marketing and Product Development in May 2005, continuing in each capacity until August 2006, when KMI was acquired by Integra LifeSciences Holdings Corporation. Prior to joining KMI, Mr. Ball held positions at DePuy, where he oversaw the development and launch of orthopaedic products in the upper extremity. Prior to joining DePuy, he served in the automotive manufacturing industry with SPX Corporation as Program and Engineering Manager, overseeing construction and tooling of a large scale casting and machining facility. Mr. Ball has Bachelor of Science and Master of Science degrees in mechanical engineering from Kettering University (formerly GMI Engineering and Management Institute) and has over 30 issued and pending patents.

Stéphan Epinette joined us in December 2008 and leads our international commercial operations (Europe, Asia Pacific, Latin America) and large joints business as Vice President of International Commercial Operations. Mr. Epinette has over 18 years of experience in the orthopaedic medical device industry. Prior to joining us, he served in various leadership roles with Stryker Corporation, a medical device and equipment company, in its MedSurg and Orthopaedic divisions in France, the United States and Switzerland from 1993 to December 2008, including as Business Unit Director France from 2005 to 2008. His past functions at Stryker Corporation also included Marketing Director MedSurg EMEA, Assistant to the EMEA President and Director of Business Development & Market Intelligence EMEA. Mr. Epinette earned a Master’s Degree in Health Economics from Sciences Politiques, Paris, a Master’s Degree in International Business from Paris University XII and a Bachelor of Arts from EBMS Barcelona. He also attended the INSEAD executive course in Finance and in Marketing.

James C. Harber joined us in February 2007 following our acquisition of Nexa, a medical device company, and leads our distal extremities organization as our Vice President, Distal Extremities Global Business Strategy, which consists of our foot, ankle, hand, wrist, and elbow joints and trauma products. He has over 20 years of experience in the orthopaedic medical device industry. At Nexa, he served as the Vice President of Marketing and Sales from March 2006 until June 2007. Prior to joining Nexa, Mr. Harber held the position of Vice President, Marketing at Hand Innovations LLC, an

orthopaedic manufacturer from August 2003 to February 2006. He has also held marketing positions at Wright Medical Group, Inc. and Smith & Nephew plc, which are both medical device companies, and was Vice President of Sales and Marketing at a development stage computer assisted surgery venture. Mr. Harber earned a Bachelor of Science in Marketing from Christian Brothers University.

Kevin M. Klemz joined us in September 2010 as Vice President, Chief Legal Officer and Secretary. Prior to joining us, Mr. Klemz served as Senior Vice President, Secretary and Chief Legal Officer at ev3 Inc. from August 2007 to August 2010, and as Vice President, Secretary and Chief Legal Officer at ev3 Inc. from January 2007 to August 2007. Prior to joining ev3 Inc., Mr. Klemz was a partner in the law firm Oppenheimer Wolff & Donnelly LLP, where he was a corporate lawyer for approximately 20 years. Mr. Klemz has a Bachelor of Arts in Business Administration from Hamline University and a Juris Doctor from William Mitchell College of Law.

Gregory Morrison joined us in December 2010 as Global Vice President, Human Resources. Prior to joining us, Mr. Morrison served as Senior Vice President, Human Resources at ev3 Inc. from August 2007 to December 2010, and as Vice President, Human Resources from May 2002 to August 2007. Prior to joining ev3 Inc., Mr. Morrison served as Vice President of Organizational Effectiveness for Thomson Legal & Regulatory from March 1999 to February 2002 and Vice President of Global Human Resources for Schneider Worldwide, which was acquired by Boston Scientific Corporation, from 1988 to March 1999. Mr. Morrison has a Bachelor of Arts in English and Communications from North Adams State College and a Master of Arts in Corporate Communications from Fairfield University.

Terry M. Rich joined us on March 12, 2012 as Senior Vice President, U.S. Commercial Operations. Prior to joining us, Mr. Rich served as Senior Vice President of Sales – West of NuVasive, Inc., a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. Prior to such position, Mr. Rich served as Area Vice President, Sales Director and Area Business Manager of NuVasive, Inc. from December 2005. Prior to joining NuVasive, Mr. Rich served as Partner/Area Sales Manager of Bay Area Spine/DePuy Spine, a subsidiary of Johnson & Johnson, a health care company, from July 2004 to December 2005. Mr. Rich has a Bachelor of Labor Relations from Rutgers College, Rutgers University.

Jamal D. Rushdy joined us in February 2007 when we acquired Nexa, a medical device company, and leads our corporate strategic planning and acquisition, licensing and partnership programs and our sports medicine and biologics businesses. Mr. Rushdy serves as our Vice President, Global Sports Medicine, Biologics, and Business Development, a position he has held since January 2012 and prior to such time since June 2007 served as our Vice President, Global Business and Corporate Development. He has over 15 years of experience in the orthopaedic medical device industry. At Nexa, he served from January 2006 to May 2007 as the Vice President of Operations and Business Development until its acquisition by us. Prior to Nexa, he served as Director of Marketing and Business Development for dj Orthopedics LLC, a medical device company, where he also served in various leadership roles in finance and operations from June 2001 to January 2006. Mr. Rushdy earned a Master of Business Administration from the University of California, Irvine and a Bachelor of Science in Mechanical Engineering from the University of California, San Diego.

Sean D. Carney is one of our directors and has served as a director since July 2006. Mr. Carney serves as our Chairman. Mr. Carney was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. Mr. Carney became the Chairman of our board of directors in May 2010. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC and has served as a Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as the Warburg Pincus Entities, a principal stockholder that owns approximately 47.1% of our outstanding ordinary shares as of May 1, 2012. Mr. Carney is also a member of the board of directors of Bausch & Lomb Incorporated and several other private companies. During the past five years, Mr. Carney previously served on the board of directors of Arch Capital Group Ltd., a publicly held company, and DexCom, Inc., a publicly held medical device company. Mr. Carney received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Harvard College. Mr. Carney’s substantial experience as an investor and director in medical device companies and his experience evaluating financial results have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Richard B. Emmitt is one of our directors and has served as a director since July 2006. Mr. Emmitt was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Mr. Emmitt served as a General Partner of The Vertical Group L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries, from its inception in 1989 through December 2007. Commencing in January 2008, Mr. Emmitt has been a Member and Manager of The Vertical Group G.P., LLC, which controls The Vertical Group L.P. Mr. Emmitt currently serves on the board of directors of several privately held companies. During the past five years, Mr. Emmitt previously served on the board of directors of ev3 Inc. and American Medical Systems Holdings, Inc. Mr. Emmitt holds a Master of Business Administration from the Rutgers School of Business and a Bachelor of Arts from Bucknell University. Mr. Emmitt’s substantial experience as an investor and board member of numerous medical device companies ranging from development stage private companies to public companies with substantial revenues has led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Pascal E.R. Girin is one of our directors and has served as a director since November 2010. Since February 2011, Mr. Girin has served as President and Chief Executive Officer of Keystone Dental Inc., an oral healthcare company focused on the delivery of breakthrough products to the oral healthcare space company. From October 2010 to February 2011, Mr. Girin served as Executive Vice President and Chief Operating Officer of Keystone Dental Inc. From July 2010 to September 2010, Mr. Girin served as Chief Operating Officer of ev3 Inc. following its acquisition by a wholly owned subsidiary of Covidien Group S.a.r.l. Prior to that time, Mr. Girin served as Executive Vice President and Chief Operating Officer of ev3 Inc. from January 2010 to July 2010, as Executive Vice President and President, Worldwide Neurovascular and International of ev3 Neurovascular Inc. from July 2008 to January 2010, as Senior Vice President and President, International of ev3 International from July 2005 to July 2008, and as General Manager, Europe of ev3 Inc. from September 2003 to July 2005. From September 1998 to August 2003, Mr. Girin served in various capacities at BioScience Europe Baxter Healthcare Corporation, most recently as Vice President. Mr. Girin received an Engineering Education at the French Ecole des Mines. Mr. Girin’s substantial experience as an executive at other global medical device companies has led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Kevin C. O’Boyle is one of our directors and has served as a director since June 2010. Since December 2010, Mr. O’Boyle has served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire PLC in May 2011, and since June 2011 has served as Senior Vice President of Business Operations. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company that completed its initial public offering in May 2004. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of GenMark Diagnostics, Inc., and Zeltiq Aesthetics Inc., both publicly traded companies. Mr. O’Boyle is a Certified Public Accountant and received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle’s executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly reporting and his financial and accounting expertise have led our board of directors to the conclusion that Mr. O’Boyle should serve as a director and on our audit committee at this time in light of our business and structure.

Alain Tornier is one of our directors and has served as a director since May 1976. Mr. Tornier assumed a leadership role in our predecessor entity in 1976, following the death of his father, René Tornier, our founder. Mr. Tornier later served as our President and Chief Executive Officer until our acquisition by an investor group in September 2006, when he retired. Mr. Tornier holds a Master of Sciences degree from Grenoble University. Mr. Tornier’s significant experience in the global orthopaedics industry and deep understanding of our company’s history and operations have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Richard F. Wallman is one of our directors and has served as a director since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc. as Chief Financial Officer, Mr. Wallman served as Controller of International Business Machines Corporation. In addition to serving as one of our directors, Mr. Wallman is also a member of the board of directors of Ariba, Inc., Charles River Laboratories International, Inc., Convergys Corporation, Dana Holding Corporation, and Roper Industries, Inc., all publicly held companies. During the past five years, Mr. Wallman previously served on the board of directors of ExpressJet Holdings Inc. and Avaya Inc., as well as auto suppliers Lear Corporation and Hayes Lemmerz International, Inc., all publicly held companies. Mr. Wallman holds a Master of Business Administration from the University of Chicago Booth School of Business with concentrations in finance and accounting and a Bachelor of Science in Electrical Engineering from Vanderbilt University. Mr. Wallman’s prior public company experience, including as Chief Financial Officer of Honeywell, and his financial experience and expertise, have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Elizabeth H. Weatherman is one of our directors and has served as a director since July 2006. Ms. Weatherman was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Ms. Weatherman is a General Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is currently responsible for the firm’s U.S. healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as the Warburg Pincus Entities, a principal stockholder that owns approximately 47.1% of our outstanding ordinary shares as of May 1, 2012. Ms. Weatherman currently serves on the board of directors of Bausch & Lomb Incorporated and several other privately held companies. During the past five years, Ms. Weatherman previously served on the board of directors of ev3 Inc. and Kyphon, Inc. Ms. Weatherman earned a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Mount Holyoke College. Ms. Weatherman’s extensive experience as a director of public companies in the medical device industry has led our board of directors to the conclusion that she should serve as a director at this time in light of our business and structure.

Board Structure and Composition

We have a one-tier board structure. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that at all times our board of directors shall be comprised of at least one executive director and two non-executive directors. Our board of directors currently consists of eight directors, one of whom is an executive director and seven of whom are non-executive directors.

Our Chief Executive Officer is our executive director. All of our non-executive directors, except Mr. Tornier, are “independent directors” under the Listing Rules of the NASDAQ Stock Market. Therefore, six of our eight directors are independent directors. Independence requirements for service on our audit committee are discussed below under “—Board Committees—Audit Committee.” Mr. Wallman and Mr. O’Boyle are independent under the independence definition in the Dutch Corporate Governance Code. Because we currently comply with the NASDAQ corporate governance requirements, the Dutch Corporate Governance Code requirement that a majority of our directors be independent within the meaning of the Dutch Corporate Governance Code does not apply provided we explain such deviation in our annual report.

Our board of directors and our shareholders have each approved that our board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Messrs. Carney, Kohrs and Emmitt are in the class of directors whose term expires at the Annual General Meeting. Messrs. Wallman and O’Boyle are in the class of directors whose term expires at the 2013 annual general meeting of our shareholders. Messrs. Tornier and Girin and Ms. Weatherman are in the class of directors whose term expires at the 2014 annual general meeting of our shareholders. At each annual general meeting of our shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

The general meeting of shareholders appoints the members of our board of directors, subject to a binding nomination of our board of directors in accordance with the relevant provisions of the Dutch Civil Code. Our board of directors will make the binding nomination based on a recommendation of our nominating, corporate governance and compliance committee. A nominee is deemed appointed unless the general meeting of shareholders opposes the use of the binding nomination procedure by a resolution passed with the affirmative vote of at least two-thirds majority of the votes cast, which votes also represent more than 50% of our issued share capital. In such case, a new meeting is called to fill the vacancies for which the binding nominations were initially made. Nominees for appointment are presented by our board of directors. These nominations are not binding. The resolution for appointment in such meeting shall require the affirmative vote of at least two-thirds majority of the votes cast representing more than 50% of our issued share capital.

If our board of directors fails to use its right to submit a binding nomination, the general meeting of shareholders may appoint members of our board of directors with a resolution passed with the affirmative vote of at least a two-thirds majority of the votes cast, representing more than 50% of our issued share capital. A resolution of the general meeting of shareholders to suspend a member of our board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting of shareholders to suspend or dismiss members of our board of directors, other than pursuant to a proposal by our board of directors, requires a majority of at least two-thirds of the votes cast, representing more than 50% of our issued share capital.

Pursuant to the securityholders’ agreement, dated July 18, 2006, by and among Tornier N.V., formerly known as TMG B.V., TMG Holdings Coöperatief V.A. (TMG), Mr. Kohrs, Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB, Mr. Tornier, Warburg Pincus (Bermuda) Private Equity IX, L.P. and certain other shareholders at the time, and by subsequent joinder agreements, additional shareholders, which agreement was amended on August 27, 2010, TMG has the right to designate three of the eight directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two of the eight directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one of the eight directors for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we have agreed to use our reasonable best efforts to cause the TMG designees to be elected. In addition, Mr. Kohrs will continue to be entitled to be nominated for election to our board of directors until termination of his employment. Mr. Carney, Ms. Weatherman and Mr. Emmitt are the current designees under the securityholders’ agreement. In the event any director designated by TMG is unable to serve or is removed or withdraws from our board of directors, we will designate a replacement for such director, at the direction of TMG.

Under our articles of association, our internal rules for our board of directors and the board committees and Dutch law, the members of our board of directors are collectively responsible for the management, general and financial affairs and policy and strategy of our company. Our executive director is our Chief Executive Officer, who is primarily responsible for managing our day-to-day affairs as well as other responsibilities that have been delegated to the executive director in accordance with our articles of association and our internal rules for our board of directors. Our non-executive directors supervise our Chief Executive Officer and our general affairs and provide general advice to our Chief Executive Officer. In performing their duties, our non-executive directors are guided by the interests of our company and shall, within the boundaries set by relevant Dutch law, take into account the relevant interests of our stakeholders. The internal affairs of our board of directors are governed by our internal rules for our board of directors, a copy of which is available on the Investor Relations—Corporate Governance section of our website at www.tornier.com.

All regular meetings of our board of directors are scheduled to be held in the Netherlands. Each director has the right to cast one vote and may be represented at a meeting of our board of directors by a fellow director. Our board of directors may pass resolutions only if a majority of the directors is present at the meeting and all resolutions must be passed by a majority of the directors present or represented. However, as required by Dutch law, our articles of association provides that when one or more members of our board of directors is absent or prevented from acting, the remaining members of our board of directors will be entrusted with the management of our company. The intent of this provision is to satisfy certain requirements under Dutch law and provide that, in rare circumstances, when a director is incapacitated, severely ill or similarly absent or prevented from acting, the remaining members of our board of directors (or, in the event there are no such remaining members, a person appointed by our shareholders at a general meeting) will be entitled to act on behalf of our board of directors in the management of our company, notwithstanding the general requirement that otherwise requires a majority of our board of directors be present. In these limited circumstances, our articles of association permit our board of directors to pass resolutions even if a majority of the directors is not present at the meeting.

Subject to Dutch law and any director’s objection, resolutions may be passed in writing by a majority of the directors in office. Pursuant to the internal rules for our board of directors, a director may not participate in discussions or the decision-making process on a transaction or subject in relation to which he or she has a conflict of interest with us. Resolutions to enter into such transactions must be approved by a majority of our board of directors, excluding such interested director or directors.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating, corporate governance and compliance committee, each of which has the responsibilities and composition described below. Our board of directors has adopted a written charter for each committee of our board of directors, which charters are available on the Investor Relations—Corporate Governance section of our website at www.tornier.com. Our board of directors from time to time may establish other committees.

Audit Committee

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. The primary responsibilities of our audit committee include:

•

assisting our board of directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements insofar as they relate to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors;

•

appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

•	providing a medium for consideration of matters relating to any audit issues;

•

establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions required to be disclosed under Item 404 of SEC Regulation S-K.

Our audit committee reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter.

Our audit committee consists of Mr. Wallman (Chair), Mr. Emmitt and Mr. O’Boyle. We believe that the composition of our audit committee complies with the applicable rules of the SEC and the NASDAQ Stock Market. Our board of directors has determined that each of Mr. Wallman, Mr. Emmitt and Mr. O’Boyle is an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Global Select Market. The board of directors also has determined that each of Messrs. Wallman, Emmitt and O’Boyle meets the more stringent independence requirements of Rule 10A-3(b)(1) under the Exchange Act and the Listing Rules of the NASDAQ Stock Market, and each of Messrs. Wallman and O’Boyle is independent under the Dutch Corporate Governance Code.

Compensation Committee

The primary responsibilities of our compensation committee, which are within the scope of the compensation policy adopted by the general meeting of our shareholders, include:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations;

•

making recommendations to our board of directors with respect to incentive compensation and equity-based plans that are subject to board and shareholder approval, administering or overseeing all of our incentive compensation and equity-based plans, and discharging any responsibilities imposed on the committee by any of these plans;

•

reviewing and discussing with management the “Compensation Discussion and Analysis” section and based on such discussions, recommending to our board of directors whether the “Compensation Discussion and Analysis” section should be included in our annual report on Form 10-K and this proxy statement;

•

approving, or recommending to our board of directors for approval, the compensation programs, and the payouts for all programs, applying to our non-executive directors, including reviewing the competitiveness of our non-executive director compensation programs and reviewing the terms to make sure they are consistent with our board of directors compensation policy adopted by the general meeting of our shareholders; and

•

reviewing and discussing with our Chief Executive Officer and reporting periodically to our board of directors plans for development and corporate succession plans for our executive officers and other key employees.

Our compensation committee reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter.

Our compensation committee consists of Mr. Carney (Chair), Mr. Wallman and Ms. Weatherman. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors.

For a narrative description of the processes and procedures for the consideration and determination of executive and director compensation, please refer to “Executive Compensation—Compensation Discussion and Analysis—Determination of Compensation” and “Director Compensation.”

Nominating, Corporate Governance and Compliance Committee

The primary responsibilities of our nominating, corporate governance and compliance committee include:

•	reviewing and making recommendations to our board of directors regarding the size and composition of our board of directors;

•	identifying, reviewing and recommending nominees for election as directors;

•	making recommendations to our board of directors regarding corporate governance matters and practices, including any revisions to our internal rules for our board of directors; and

•

overseeing our compliance efforts with respect to our legal, regulatory and quality systems requirements and ethical programs, including our code of business conduct and ethics, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the audit committee.

Our nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter.

Our nominating, corporate governance and compliance committee consists of Mr. Carney (Chair), Mr. Girin and Mr. O’Boyle.

Our nominating, corporate governance and compliance committee considers all candidates recommended by our shareholders pursuant to those specific minimum qualifications that the nominating, corporate governance and compliance committee believes must be met by a recommended nominee for a position on our board of directors, which qualifications are described in the nominating, corporate governance and compliance committee’s charter, a copy of which is available on the Investor Relations—Corporate Governance section of our website www.tornier.com.

Consideration of Director Nominees

As mentioned above under the heading “—Board Committees—Nominating, Corporate Governance and Compliance Committee” our board of directors has delegated to the nominating, corporate governance and compliance committee the responsibility, among other things, to review and make recommendations to our board of directors regarding the size and composition of our board of directors and identify, review and recommend nominees for election as directors. The policy of our nominating, corporate governance and compliance committee with respect to nominees for election as directors submitted or recommended by our shareholders is to consider properly submitted recommendations for candidates to the board of directors from shareholders. In evaluating such recommendations, the nominating, corporate governance and compliance committee seeks to achieve a balance of experience, knowledge, integrity and capability on our board of directors and to address the membership criteria described below. Any shareholder recommendations for consideration by the nominating, corporate governance and compliance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and our company within the last three years, at least three personal references, a statement of recommendation of the candidate from the shareholder, a description of the shares of our company beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our board of directors and a written indication to provide such other information as the nominating, corporate governance and compliance committee may reasonably request. There are no differences in the manner in which the nominating, corporate governance and compliance committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or otherwise. Shareholder recommendations to our board of directors should be sent to:

Kevin M. Klemz

Vice President, Chief Legal Officer and Secretary

Tornier N.V.

Fred. Roeskestraat 123

1076 EE Amsterdam

The Netherlands

Our nominating, corporate governance and compliance committee will evaluate and recommend candidates for membership on our board of directors consistent with criteria established by the committee. The nominating, corporate governance and compliance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our board of directors or specific qualities or skills that are necessary for one or more of the members of our board of directors to possess. However, the nominating, corporate governance and compliance committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate: (i) high personal and professional ethics, values and integrity; (ii) the education, skill and experience that our board of directors deems relevant and useful, including whether such attributes or background would contribute to the diversity of our board of directors as a whole; (iii) the ability and willingness to serve on any committees of our board of directors; and (iv) the ability and willingness to commit adequate time to the proper functioning of our board of directors and its committees.

While we do not have a stand-alone diversity policy, the nominating, corporate governance and compliance committee and our board of directors believe that the above-mentioned attributes provide our company with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution. The nominating, corporate governance and compliance committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The nominating, corporate governance and compliance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Internal Rules for the Board of Directors

Our board of directors has adopted internal rules, which are similar to U.S. corporate bylaws or corporate governance guidelines. A copy of these internal rules can be found on the Investor Relations—Corporate Governance section of our website at www.tornier.com. Among the topics addressed in our internal rules for our board of directors are:

• Board responsibility	• Board meetings

• Board composition	• Board resolutions

• Chairman responsibilities	• Conflicts of interest

• Executive director responsibilities	• Board committees

• Non-executive director responsibilities	• Disclosure of information

• Ownership of securities	• Confidentiality

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics, which applies to all of our directors, officers and employees. Our code of business conduct and ethics is available on the Investor Relations – Corporate Governance section of our website at www.tornier.com. Any person may request a copy free of charge by writing to us at our offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. We intend to disclose on our website any amendment to, or waiver from, a provision of our code of business conduct and ethics that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the NASDAQ Stock Market.

Attendance at Board and Committee Meetings, and Annual General Meetings of Shareholders

The board of directors held seven meetings during the fiscal year ended January 1, 2012. The audit committee, compensation committee and nominating, corporate governance and compliance committee held 10, four and two meetings, respectively, during the fiscal year ended January 1, 2012. During the last fiscal year, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of the board on which the director served.

Our formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders is that directors shall use their reasonable best efforts to participate in such annual general meetings. None of our directors attended our Annual General Meeting of Shareholders in June 2011, except for our executive director, Mr. Kohrs.

Shareholder Communications with the Board of Directors

We have not adopted a formal process for shareholder communications with our board of directors. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by our board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our board of directors has been excellent and, to date, we have not considered it necessary to adopt a formal process. Nevertheless, our board of directors will continue to monitor whether it would be appropriate to adopt a formal process for shareholder communications with our board of directors.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements with our management. The audit committee also has discussed with our independent registered public accounting firm the overall scope and plans for their audits of our company. Furthermore, the audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has received written disclosures and a letter from our independent registered public accounting firm delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with them matters pertaining to their independence. The audit committee also considered whether the additional services unrelated to audit services performed by Ernst & Young LLP during the fiscal year ended January 1, 2012 were compatible with maintaining their independence in performing their audit services. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based upon the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended January 1, 2012 for filing with the SEC. The audit committee and our board of directors also have recommended the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012.

This report is dated March 5, 2012.

Audit Committee

Richard F. Wallman, Chairman

Richard B. Emmitt

Kevin C. O’Boyle

Board of Directors Leadership Structure

Mr. Carney serves as chairman of our board of directors and Mr. Kohrs serves as our President and Chief Executive Officer, as well as our executive director. Each of Messrs. Carney and Kohrs has occupied his respective role since our initial public offering in February 2011.

Under our internal rules for our board of directors, the chairman may only be a non-executive director, and may not be involved, nor have been involved in the daily management of our company. The chairman’s general and specific responsibilities cover: (i) determining the agenda and chairing the meetings of our board of directors; (ii) ensuring that there is sufficient time for decision-making by our board of directors; (iii) ensuring the functioning of our board of directors and conducting shareholder meetings, including our annual general meetings of shareholders; (iv) managing our board of directors to ensure that it operates effectively; (v) ensuring that the members of our board of directors receive accurate, timely and clear information, in particular about our performance, to enable our board of directors to take sound decisions, monitor effectively and provide advice to promote the success of our company; (vi) encouraging active engagement by all the members of our board of directors; (vii) setting and approving our board of directors agenda to take full account of the issues and the concerns of all directors; (viii) promoting effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive directors; (ix) monitoring effective implementation of board of directors decisions; (x) ensuring clear structure for and the effective running of board committees together with and facilitated by our corporate Secretary, maintaining effective communication with major shareholders so as to ensure our board of directors develops an understanding of their views; (xi) in conjunction with our corporate Secretary, taking the lead in providing a properly constructed induction program for new directors that is comprehensive, formal and tailored; (xii) ensuring that the performance of individuals and of our board of directors as a whole and its committees is evaluated at least once a year; and (xiii) establishing a close relationship of trust with the executive directors, by providing support and advice while respecting executive responsibility.

Under our internal rules for our board of directors, the executive director shall have responsibility within our board of directors for: (i) day-to-day management of our company comprising all decisions in the ordinary course of business of our company; and, within the strategic and financial objectives and boundaries as included in the strategy and business plans approved by the bard of directors; (ii) strategic management of our company including developing strategy and business plans for our company, including the financial projections and the budget, and proposing these plans to our board of directors and implementing them after approval of our board of directors; (iii) maintaining appropriate accounting, financial and other controls for our company; (iv) establishing and maintaining internal procedures, which ensure that all major financial information is known to the entire board of directors, so that the timeliness, completeness and correctness of the external financial reporting are assured; (v) adopting company policies in respect of corporate conduct, including compliance with applicable laws and regulations; (vi) reviewing the process of the provision of appropriate financial and operational information to our board of directors, and to (public) authorities or other relevant bodies; (vii) preparing and monitoring implementation of succession plans regarding the management of our company; (viii) evaluating the overall effectiveness of our company; and (ix) such other matters as may be specifically delegated to the executive director by our board of directors.

We currently believe this leadership structure is in the best interests of our company and our shareholders and strikes the appropriate balance between the President and Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of our company and the chairman’s responsibility to guide overall strategic direction of our company and provide oversight of our company’s corporate governance and guidance to our President and Chief Executive Officer and to set the agenda for and preside over board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that we are well-served by this leadership structure.

Risk Oversight

Risk is inherent with every business. We face a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic and reputational risk. Management is responsible for the day to day management of risks faced by our company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our company. Douglas W. Kohrs, our President and Chief Executive Officer, serves on our board of directors and discusses with the board the strategies and risks facing our company.

The board’s standing committees oversee risks associated with their respective principal areas of focus. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to our financial statements and financial reporting obligations. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The compensation committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The nominating, corporate governance and compliance committee oversees risks relating to our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our Code of Business Conduct and Ethics, our Code of Conduct on Interactions with U.S. Customers, our Code of Conduct on Insider Trading and Confidentiality and other aspects of our corporate compliance program and risks related to our corporate governance matters and policies and director succession planning.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions that have occurred since the beginning of our last fiscal year, or any currently proposed transactions, to which we were a participant and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

a related person (including any director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family) had or will have a direct or indirect material interest.

We refer to these transactions as “related party transactions.” As provided in our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. In determining whether to approve a related party transaction, our audit committee generally will evaluate the transaction in terms of (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. Our audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:

Alain Tornier and Related Entities. Mr. Tornier is a member of our board of directors. Mr. Tornier wholly owns KCH Stockholm AB, which wholly owns KCH Oslo AS, formerly known as Karenslyst Årgang 2011 XXXVII AS, which holds more than 5% of our outstanding ordinary shares. Mr. Tornier also wholly owns Phil Invest ApS, which also holds our ordinary shares.

TMG Holdings Coöperatief U.A., Warburg Pincus (Bermuda) Private Equity IX, L.P., Sean D. Carney and Elizabeth H. Weatherman. TMG Holdings Coöperatief U.A., or TMG, holds more than 5% of our outstanding ordinary shares. Our directors, Mr. Carney and Ms. Weatherman, are Managing Directors of Warburg Pincus LLC, which manages TMG as well as its parent entities Warburg Pincus (Bermuda) Private Equity IX, L.P., or WP Bermuda, WP (Bermuda) IX PE One Ltd. and Warburg Pincus (Bermuda) Private Equity Ltd., or WPPE. Furthermore, Mr. Carney and Ms. Weatherman are Partners of Warburg Pincus & Co., the sole member of WPPE.

Vertical Fund I, L.P., Vertical Fund II, L.P. and Richard B. Emmitt. Vertical Fund I, L.P. and Vertical Fund II, L.P. together held more than 5% of our outstanding ordinary shares during 2011. In addition, Mr. Emmitt, a member of our board of directors, is a Member and Manager of The Vertical Group, L.P., or The Vertical Group, which is the sole general partner of each of Vertical Fund I, L.P. and Vertical Fund II, L.P. Mr. Emmitt is also a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group.

Directors and Officers. In addition to the directors identified above, the following individual directors and officers also were parties to certain transactions during 2011 as described in more detail below. Mr. Kohrs (our President and Chief Executive Officer and a member of our board of directors); Mr. Wallman (a member of our board of directors); Mr. Epinette (our Vice President, International Commercial Operations); Mr. Ball (our Vice President, Global Research and Development); Mr. Harber (our Vice President, Distal Extremities Global Business Strategy); and Mr. Rushdy (our Vice President, Global Sports Medicine, Biologics, and Business Development).

On July 18, 2006, Tornier N.V., formerly known as TMG B.V., entered into a securityholders’ agreement with TMG, Mr. Kohrs, Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB, Mr. Tornier, WP Bermuda, and certain other shareholders at that time, and, by subsequent joinder agreements, additional shareholders, which agreement was amended on August 27, 2010. This agreement contained right of first refusal, tag-along and drag-along provisions, which terminated upon our initial public offering in February 2011. Under director nomination provisions of this agreement, TMG has the right to designate three of the eight directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two of the eight directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one of the eight directors for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. Further, under the agreement, Mr. Kohrs will continue to be entitled to be nominated for election to our board of directors until termination of his employment. Mr. Carney, Ms. Weatherman and Mr. Emmitt are the current designees under the securityholders’ agreement. In the event any director designated by TMG is unable to serve or is removed or withdraws from our board of directors, we will designate a replacement for such director, at the direction of TMG. This agreement terminates upon the written consent of all parties to the agreement.

We are party to a registration rights agreement with certain of our shareholders and officers, including TMG, Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB, Phil Invest ApS and Mr. Kohrs, whom we refer to as the holders. Pursuant to the registration rights agreement, we have agreed to (i) use our reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates and one registered offering of at least $10 million upon a demand of The Vertical Group, (ii) use our reasonable best efforts to become eligible for use of Form S-3 for registration statements and once we become eligible TMG or its affiliates shall have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. Pursuant to the registration rights agreement, all holders also have incidental or “piggyback” registration rights with respect to any registrable shares, subject to certain volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. Under the agreement, we have agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

On February 9, 2007, we signed an exclusive, worldwide license and supply agreement with Tepha for its poly-4-hydroxybutyrate polymer for a license fee of $110,000, plus an additional $750,000 as consideration for certain research and development. Tepha is further entitled to royalties of up to 5% of sales under these licenses. We amended this agreement in December 2011 to include certain additional rights and an option to license additional products. We paid $160,000 of minimum royalty payments during 2011 to Tepha under the terms of this agreement. Additionally, we made payments of $177,606 related to the purchase of materials. Vertical Fund I, L.P. and Vertical Fund II, L.P. own approximately 20% of Tepha’s outstanding common and preferred stock. In addition, Mr. Emmitt serves on Tepha’s board of directors.

On January 22, 2008, we signed an agreement with BioSET to develop, commercialize and distribute products incorporating BioSET’s F2A synthetic growth factor technology in the field of orthopaedic and podiatric soft tissue repair. As amended on February 10, 2010, this agreement granted us an option to purchase an exclusive, worldwide license for such products in consideration for a payment of $1 million. We exercised this option on February 10, 2010. Upon U.S. Food and Drug Administration approval of certain products, an additional $2.5 million will become due. BioSET is entitled to royalties of up to 6% for sales of products under this agreement. We have not accrued or paid any royalties under the terms of this agreement. Vertical Fund I, L.P. and Vertical Fund II, L.P. own approximately 20% of BioSET’s outstanding capital stock.

On July 29, 2008, we formed a real estate holding company (SCI Calyx) together with Mr. Tornier. SCI Calyx is owned 51% by us and 49% by Mr. Tornier. SCI Calyx was initially capitalized by a contribution of capital of €10,000 funded 51% by us and 49% by Mr. Tornier. SCI Calyx then acquired a combined manufacturing and office facility in Montbonnot, France, for approximately $6.1 million. The manufacturing and office facility is used to support the manufacture of certain of our current products and house certain of our operations in Montbonnot, France. This real estate purchase was funded through mortgage borrowings of $4.1 million and $2.0 million cash borrowed from the two current shareholders of SCI Calyx. The $2.0 million cash borrowed from the SCI Calyx shareholders originally consisted of a $1.0 million note due to Mr. Tornier and a $1.0 million note due to Tornier SAS, which is our wholly owned French operating subsidiary. Both of the notes issued by SCI Calyx bear interest at the three month Euro Libor rate plus 0.5% and have no stated term. During 2010, SCI Calyx borrowed approximately $1.4 million from Mr. Tornier in order to fund on-going leasehold improvements necessary to prepare the Montbonnot facility for its intended use. This cash was borrowed under the same terms as the original notes. As of January 1, 2012, SCI Calyx had related-party debt outstanding to Mr. Tornier of $2.2 million. The SCI Calyx entity is consolidated by us, and the related real estate and liabilities are included in our consolidated balance sheets. On September 3, 2008, Tornier SAS, our French operating subsidiary, entered into a lease agreement with SCI Calyx relating to these facilities. The agreement, which terminates in 2018, provides for an annual rent payment of €440,000, which has subsequently been increased and is currently €805,028 annually. As of January 1, 2012, future minimum payments under this lease were €5.9 million in the aggregate.

Since 2006, Tornier SAS has entered into various lease agreements with entities affiliated with Mr. Tornier or members of his family. On May 30, 2006, Tornier SAS entered into two lease agreements with Mr. Tornier and his sister, Colette Tornier, relating to our facilities in Saint-Ismier, France. The agreements provide for annual rent payments of €104,393 and €28,500, respectively, which have subsequently been increased and are currently €121,731 and €33,233 annually, respectively. On December 29, 2007, Tornier SAS entered into a lease agreement with Animus SCI, relating to our facilities in Montbonnot Saint Martin, France. The agreement provides for an annual rent payment of €252,545, which has subsequently been increased and is currently €292,101 annually. Animus SCI is wholly owned by Mr. Tornier. On December 29, 2007, Tornier SAS entered into a lease agreement with Cymaise SCI, relating to our facilities in Saint-Ismier, France. The agreement provides for an annual rent payment of €315,865, which has subsequently been increased and is currently €365,339 annually. Cymaise SCI is wholly owned by Mr. Tornier and his sister, Colette Tornier. On February 6, 2008, Tornier SAS entered into a lease agreement with Balux SCI, effective as of May 22, 2006, relating to our facilities in Montbonnot Saint Martin, France. The agreement provides for an annual rent payment of €480,000, which has subsequently been increased and is currently €555,183 annually. Balux SCI is wholly owned by Mr. Tornier and his sister, Colette Tornier. Each of the agreements will terminate in 2012. As of January 1, 2012, future minimum payments under these agreements were €562,789 in the aggregate.

During 2011, we used approximately $116.1 million (€86.4 million) of the net proceeds from our initial public offering to repay all of our notes payable, including accrued interest thereon, some of which notes were held by certain of our principal shareholders, directors and officers. The notes carried a fixed interest rate of 8.0% per annum with interest payments accrued in kind semi-annually. The following table describes the amounts paid in principal and interest to each of our principal shareholders, directors and officers:

Name	Principal amount	Accrued interest	Total
Warburg Pincus (Bermuda) Private Equity IX, L.P.	€35,904,000	€8,241,916	€44,145,916
KCH Stockholm AB	5,900,000	1,296,431	7,196,431
Vertical Fund I, L.P.	3,153,000	825,787	3,978,787
Vertical Fund II, L.P.	929,000	243,310	1,172,310
Amy and Richard F. Wallman	260,000	41,141	301,141
Douglas W. Kohrs	820,000	188,015	1,008,015
Stéphan Epinette	30,000	4,747	34,747
James C. Harber	19,000	4,976	23,976
Jamal D. Rushdy	26,000	6,810	32,810

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information concerning the beneficial ownership of our ordinary shares as of May 1, 2012, by:

•	each of our directors and named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person known by us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below assume that there are 39,270,029 ordinary shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security and the issuance of ordinary shares upon the vesting of stock awards granted in the form of restricted stock units. The ordinary shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address for each of the individuals listed below is c/o Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

	Ordinary shares beneficially owned (1)(2)
	Number	Percent
Directors and named executive officers:
Douglas W. Kohrs	1,677,100	4.1%
Carmen L. Diersen(3)	101,855	*
David H. Mowry	3,849	*
Stéphan Epinette	78,913	*
Kevin M. Klemz	42,434	*
Andrew E. Joiner(4)	100,726	*
Sean D. Carney(5)	18,499,047	46.9%
Richard B. Emmitt(6)	1,505,918	3.8%
Pascal E.R. Girin	5,126	*
Kevin C. O’Boyle	30,472	*
Alain Tornier(7)	3,958,098	10.0%
Richard F. Wallman	76,200	*
Elizabeth H. Weatherman(8)	18,496,993	46.9%
All directors and executive officers as a group (14 people)	26,021,045	63.4%
Principal shareholders:
Warburg Pincus Entities (TMG Holdings Coöperatief U.A.)(9)	18,491,809	46.9%
Alain Tornier and related entities(10)	3,958,098	10.0%

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.

(1)	Includes for the persons listed below the following ordinary shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of May 1, 2012 and ordinary shares issuable upon the vesting of stock awards granted in the form of restricted stock units within 60 days of May 1, 2012:

Name	Options	Stock awards in the form of restricted stock units
Douglas W. Kohrs	1,243,848	8,237
Carmen L. Diersen	81,512	2,480
David H. Mowry	—	3,849

Name	Options	Stock awards in the form of restricted stock units
Stéphan Epinette	77,385	—
Kevin M. Klemz	40,784	1,650
Andrew E. Joiner	98,719	2,007
Sean D. Carney	2,600	1,975
Richard B. Emmitt	2,600	1,438
Pascal E.R. Girin	2,600	1,378
Kevin C. O’Boyle	27,600	1,468
Alain Tornier	2,600	1,348
Richard F. Wallman	30,725	1,572
Elizabeth H. Weatherman	2,600	1,393
All directors and executive officers as a group (14 persons)	1,550,158	28,333

(2)	Includes for the persons listed below the following ordinary shares that are held in one or more securities brokerage accounts, which under certain circumstances under the terms of the standard brokerage account form may involve a pledge of such ordinary shares as collateral:

Name	Ordinary shares
Douglas W. Kohrs	425,015
Carmen L. Diersen	17,863
Stéphan Epinette	1,528
Sean D. Carney	1,808
Richard B. Emmitt	39,551
Pascal E.R. Girin	767
Kevin C. O’Boyle	940
Alain Tornier	708
Richard F. Wallman	43,343
Elizabeth H. Weatherman	796
All directors and executive officers as a group (14 persons)	532,319

(3)	Includes 363 ordinary shares issued under the Tornier N.V. 2010 Employee Stock Purchase Plan on December 31, 2011.

(4)	Mr. Joiner resigned as Vice President and General Manager, U.S. Commercial Operations effective as of November 15, 2011.

(5)	Includes 18,491,809 ordinary shares held by affiliates of Warburg Pincus & Co. Mr. Carney is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All ordinary shares indicated as owned by Mr. Carney are included because of his affiliation with the Warburg Pincus Entities (as defined below). See footnote (9) below. Mr. Carney disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Mr. Carney’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

(6)	Includes 1,185,099 ordinary shares are held by Vertical Fund I, L.P. (VFI), a Delaware limited partnership, and 276,793 ordinary shares held by Vertical Fund II, L.P. (VFII), a Delaware limited partnership. The Vertical Group, L.P., a Delaware limited partnership, is the sole general partner of each of VFI and VFII, and The Vertical Group G.P., LLC controls The Vertical Group L.P. Mr. Emmitt is a Member and Manager of The Vertical Group G.P., LLC, which controls The Vertical Group, L.P. All ordinary shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical Group, L.P. Mr. Emmitt disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Vertical Group, L.P., except to the extent of any indirect pecuniary interest therein. Mr. Emmitt’s address is c/o The Vertical Group, L.P., 25 DeForest Avenue, Summit, New Jersey 07901.

(7)	Includes 3,485,292 ordinary shares held by KCH Oslo AS, formerly known as Karenslyst Årgang 2011 XXXVII AS (KCH Oslo) and 467,797 ordinary shares held by Phil Invest ApS. KCH Stockholm AB wholly owns KCH Oslo, and Mr. Tornier wholly owns KCH Stockholm AB. Mr. Tornier also wholly owns Phil Invest ApS. All ordinary shares indicated as owned by Mr. Tornier are included because of his affiliation with these entities.

(8)	Includes 18,491,809 ordinary shares held by affiliates of Warburg Pincus & Co. Ms. Weatherman is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All ordinary shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus Entities. See footnote (9) below. Ms. Weatherman disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Ms. Weatherman’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

(9)	Reflects ordinary shares held by TMG Holdings Coöperatief U.A., a Dutch coöperatief (TMG). TMG is wholly owned by Warburg Pincus (Bermuda) Private Equity IX, L.P., a Bermuda limited partnership (WP Bermuda IX), and WP (Bermuda) IX PE One Ltd., a Bermuda company (WPIX PE One). The general partner of WP Bermuda IX is Warburg Pincus (Bermuda) Private Equity Ltd., a Bermuda company (WP Bermuda Ltd.). WP Bermuda IX is managed by Warburg Pincus LLC, a New York limited liability company (WP LLC, and together with WP Bermuda IX, WPIX PE One and WP Bermuda Ltd., the Warburg Pincus Entities). Charles R. Kaye and Joseph P. Landy are the Managing General Partners of Warburg Pincus & Co., a New York general partnership (WP), and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy has shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Kaye, Mr. Landy and the Warburg Pincus Entities may be deemed to be the beneficial owners of the ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the ordinary shares referenced above except to the extent of any pecuniary interest therein. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

(10)	Includes 3,485,292 ordinary shares held by KCH Oslo, 467,797 ordinary shares held by Phil Invest ApS and shares held directly by or issuable to Mr. Tornier upon the exercise of certain stock options and the vesting of certain stock awards as described in footnote (1). KCH Stockholm AB wholly owns KCH Oslo, and Mr. Tornier wholly owns KCH Stockholm AB. Mr. Tornier also wholly owns Phil Invest ApS. The address of KCH Oslo is c/o Knut Solvang, Postboks 345 Lysaker, N-1326 Lysaker, Norway.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding ordinary shares to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares. Directors, executive officers and greater than 10% beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended January 1, 2012, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers and beneficial owners of greater than 10% of our ordinary shares were filed on a timely basis during the year ended January 1, 2012.

DIRECTOR COMPENSATION

Overview

Under the terms of our board of directors compensation policy, which was approved by the general meeting of our shareholders on August 26, 2010 and was amended on October 28, 2010, the compensation packages for our non-executive directors are determined by our board of directors, based upon recommendations by the compensation committee, and we target such compensation in the market median range of our peer companies, though we may deviate from the median if we determine necessary or appropriate on a case by case basis.

Shortly after our initial public offering in February 2011, our compensation committee engaged Mercer (U.S.) Inc. to review our non-executive director compensation program. In so doing, Mercer analyzed the outside director compensation levels and practices of our peer companies. Mercer used the same peer group of 15 peer companies as were used to gather compensation information for our executive officers at that time. We refer you to the information under the heading “Executive Compensation—Compensation Discussion and Analysis—Determination of Executive Compensation—Use of Peer Group and Other Market Data” for more information regarding the peer companies. Based on Mercer’s recommendations, our compensation committee recommended and our board of directors approved a non-executive director compensation policy in May 2011, the terms of which are consistent with our shareholder-approved board of directors compensation policy.

Under the terms of the non-executive director compensation policy, compensation for our non-executive directors is comprised of both cash compensation and equity-based compensation. Our cash compensation is in the form of annual retainers for our non-executive directors, chairman of the board, committee chairs and committee members. Our equity-based compensation is in the form of initial and annual stock option and stock grants (in the form of restricted stock units). Each of these components is described in more detail below. We do not generally provide perquisites and other personal benefits to our non-executive directors.

Cash Compensation

The cash compensation component of our non-executive director compensation consists of gross annual fees, commonly referred to as annual cash retainers, paid to each non-executive director and additional annual cash retainers paid to the chairman and each board committee chair and member. The table below sets forth the annual cash retainers paid to each non-executive director and the additional annual cash retainers paid to the chairman and each board committee chair and member:

Description	Annual cash retainer ($)
Non-executive director	40,000
Chairman of the board premium	50,000
Audit committee chair premium	10,000
Compensation committee chair premium	5,000
Nominating and corporate governance committee chair premium	5,000
Audit committee member (including chair)	10,000
Compensation committee member (including chair)	5,000
Nominating and corporate governance committee member (including chair)	5,000

The annual cash retainers are paid on a quarterly basis in arrears within 30 days of the end of each calendar quarter. For example, the retainers for the first calendar quarter covering the period from January 1 through March 31 are paid within 30 days of March 31.

Equity-Based Compensation

The equity-based compensation component of our non-executive director compensation consists of initial stock option and stock grants (in the form of restricted stock units) to new non-executive directors upon their first appointment or election to our board of directors and annual stock option and stock grants (in the form of restricted stock units) to all non-executive directors on the same date that annual grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations).

Non-executive directors, upon their initial election to our board of directors and on an annual basis thereafter effective as of the same date that annual grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations), receive $125,000, one-half of which is paid in stock options and the remaining one-half of which is paid in stock grants (in the form of restricted stock units). The number of ordinary shares underlying the stock options and stock grants is determined based on the 10-trading day average closing sale price of an ordinary share, as reported on the NASDAQ Global Stock Market, and as determined one week prior to the date of anticipated corporate approval of the award. The stock options have a term of 10 years and a per share exercise price equal to 100% of the fair market value of an ordinary share on the grant date. The stock options and stock grants (in the form of restricted stock units) vest over a three-year period, with one-third of the underlying shares vesting on each of the one-year, two-year and three-year anniversaries of the grant date, in each case so long as the director is still a director as of such date.

Accordingly, on May 12, 2011, our board of directors granted each of our non-executive directors a stock option to purchase 7,800 ordinary shares at an exercise price of $25.20 per share and a stock grant in the form of a restricted stock unit representing 2,970 shares.

Election to Receive Equity-Based Compensation in Lieu of Cash Compensation

Our non-executive director compensation policy allows our non-executive directors to elect to receive a stock grant in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-executive director, chairman and chair or member of any board committee. Each non-executive director who elects to receive a stock grant in lieu of such director’s annual cash retainers is granted a stock grant (in the form of a restricted stock unit) under our stock incentive plan for that number of ordinary shares as determined by dividing the aggregate dollar amount of all annual cash retainers anticipated to payable to such director for the period commencing on July 1 of each year to June 30 of the following year by the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and as determined one week prior to the date of anticipated corporate approval of the award. All of our non-executive directors elected to receive such a stock grant in lieu of their cash retainers for the period covering July 1, 2011 through June 30, 2012. Accordingly, our board of directors granted, effective as of August 12, 2011, a stock grant (in the form of a restricted stock unit) to each of our non-executive directors, as forth in more detail in note (1) to the Director Compensation Table below. Such stock grants vest and the underlying ordinary shares become issuable in four as nearly equal as possible quarterly installments on September 30, December 31, March 31 and June 30.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers is no longer a director before such director’s interest in all of the shares underlying the stock grant have vested and become issuable, then such director will forfeit his or her rights to receive all of the shares underling such stock grant that have not vested and been issued as of the date such director’s status as a director so terminates. In such case, the non-executive director will receive in cash a pro rata portion of his or her annual cash retainers for the quarter in which the director’s status as a director terminates.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers becomes entitled to receive an increased or additional annual cash retainer during the period from July 1 to June 30 of the next year, such director will receive such increased or additional annual cash retainer in cash until July 1 of the next year when the director may elect (on or prior to June 15 of the next year) to receive a stock grant in lieu of such director’s annual cash retainers.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers experiences a change in the director’s membership on one or more board committees or chair positions prior to June 30 of the next year such that the director becomes entitled to receive annual cash retainers for the period from July 1 to June 30 of the next year aggregating an amount less than the aggregate amount used to calculate the director’s most recent stock grant received, the director will forfeit as of the effective date of such board committee or chair change his or her rights to receive a pro rata portion of the shares underlying such stock grant reflecting the decrease in the director’s aggregate annual cash retainers and the date on which such decrease occurred. In addition, the vesting of the stock grant will be revised appropriately to reflect any such change in the number of shares underlying the stock grant and the date on which such change occurred.

Summary of Cash and Other Compensation

The table below summarizes the compensation received by our non-executive directors for the year ended January 1, 2012. While Mr. Kohrs did not receive additional compensation for his service as a director, a portion of his compensation was allocated to his service as a member of our board of directors. For more information regarding the allocation of Mr. Kohrs’s compensation, please refer to note (1) to the Summary Compensation Table, which can be found under the heading “Executive Compensation—Summary Compensation”.

DIRECTOR COMPENSATION– 2011

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	Option awards(4)(5) ($)	All other compensation(6) ($)	Total ($)
Sean D. Carney	94,050	112,867	95,311	0	302,228
Richard B. Emmitt	42,750	92,130	95,311	0	230,191
Pascal E.R. Girin	35,867	86,987	95,311	0	218,165
Kevin C. O’Boyle	44,417	90,463	95,311	0	230,191
Alain Tornier	34,200	88,654	95,311	0	218,165
Richard F. Wallman	55,575	97,308	95,311	0	248,194
Elizabeth H. Weatherman	38,475	90,403	95,311	0	224,189

(1)	Unless a director otherwise elects to convert all of his or her annual retainers into stock awards (in the form of restricted stock units), annual retainers are paid in cash on a quarterly basis in arrears within 30 days of the end of each calendar quarter. Effective as of July 1, 2011, all of our non-executive directors elected to convert all of their annual retainers covering the period of service from July 1, 2011 to June 30, 2012 into stock awards under our stock incentive plan. Accordingly, all of the non-executive directors were granted stock awards on August 12, 2011 for that number of ordinary shares as determined based on the following formula: (a) the aggregate dollar amount of all annual cash retainers that otherwise would have been payable to the non-executive director for services to be rendered as a non-executive director, chairman and chair or member of any board committee from July 1, 2011 through June 30, 2012 (based on such director’s board committee memberships and chair positions as of the grant date), divided by (b) $27.915, the 10-trading day average closing sale price of an ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. Such stock awards vest and the underlying shares become issuable in four as nearly equal as possible quarterly installments, on September 30, December 31, March 31 and June 30, in each case so long as the non-executive director is a director of our company as of such date. The table below sets forth: (a) the number of stock awards granted to each non-executive director on August 12, 2011; (b) the total amount of annual retainers converted by such director into stock awards; (c) of such total amount of annual retainers converted into stock awards, the amount attributed to the director’s service during 2011, which is the amount shown in the “Fees earned or paid in cash” column for each director; (d) the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2011 service converted into stock awards computed in accordance with FASB ASC Topic 718 .

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2011 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2011 ($)
Mr. Carney	110,000	3,940	55,000	93,023	38,023
Mr. Emmitt	50,000	1,791	25,000	42,286	17,286
Mr. Girin	43,333	1,552	21,667	33,810	12,143
Mr. O’Boyle	53,333	1,910	26,667	42,286	15,619
Mr. Tornier	40,000	1,432	20,000	33,810	13,810
Mr. Wallman	65,000	2,328	32,500	54,964	22,464
Ms. Weatherman	45,000	1,612	22,500	38,059	15,559

(2)

On May 12, 2011, each non-executive director received a stock award (in the form of a restricted stock unit) for 2,970 ordinary shares granted under our stock incentive plan. The stock award vests and the underlying shares become issuable in three as nearly equal as possible annual installments, on the one-year, two-year and three-year anniversaries of the grant date, and in each case so long as the non-executive director is a director of our company as of such date. In addition, as describe above in note (1), each non-executive director elected to convert all of their annual retainers covering the period of service from July 1,

2011 to June 30, 2012 into stock awards under our stock incentive plan. The amount reported in the “Stock awards” column represents the aggregate grant date fair value for the May 12, 2011 stock awards granted to each director in 2011 and the incremental grant date fair value for the August 12, 2011 stock awards granted to each director in 2011 above and beyond the amount of annual retainers for 2011 service converted into stock awards, in each case as computed in accordance with FASB ASC Topic 718. The grant date fair value for stock awards is determined based on the closing sale price of our ordinary shares on the grant date.

(3)	The table below provides information regarding the aggregate number of unvested stock awards (all of which are in the form of restricted stock units) held by each of the non-executive directors at January 1, 2012 and their vesting dates.

Name	Grant date	Total number of underlying unvested shares	Number of shares to vest on March 31, 2012	Number of shares to vest on May 12, 2012	Number of shares to vest on June 30, 2012	Number of shares to vest on May 12, 2013	Number of shares to vest on May 12, 2014
Mr. Carney	08/12/11 05/12/11	1,970 2,970	985 —	— 990	985 —	— 990	— 990
Mr. Emmitt	08/12/11 05/12/11	896 2,970	448 —	— 990	448 —	— 990	— 990
Mr. Girin	08/12/11 05/12/11	776 2,970	388 —	— 990	388 —	— 990	— 990
Mr. O’Boyle	08/12/11 05/12/11	956 2,970	478 —	— 990	478 —	— 990	— 990
Mr. Tornier	08/12/11 05/12/11	716 2,970	358 —	— 990	358 —	— 990	— 990
Mr. Wallman	08/12/11 05/12/11	1,164 2,970	582 —	— 990	582 —	— 990	— 990
Ms. Weatherman	08/12/11 05/12/11	806 2,970	403 —	— 990	403 —	— 990	— 990

(4)	On May 12, 2011, each non-executive director received a stock option to purchase 7,800 ordinary shares at an exercise price of $25.20 per share granted under our stock incentive plan. Such option expires on May 12, 2021 and vests with respect to one-third of the underlying ordinary shares on each of the following dates, so long as the individual remains a director of our company as of such date: May 12, 2012, May 12, 2013 and May 12, 2014. Amount reported in the “Option awards” column represents the aggregate grant date fair value for option awards granted to each non-executive director in 2011 computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The grant date value per share for the option granted on May 12, 2011 was $12.342 and was determined using the following specific assumptions: risk free interest rate: 1.72%; expected life: 6.11 years; expected volatility: 48.60%; and expected dividend yield: 0.

(5)	The table below provides information regarding the aggregate number of options to purchase our ordinary shares outstanding at January 1, 2012 and held by each of our non-executive directors:

Name	Aggregate number of shares underlying options	Exercisable/ unexercisable	Range of exercise price(s) ($)	Range of expiration date(s)
Mr. Carney	7,800	0/7,800	25.20	05/12/2021
Mr. Emmitt	7,800	0/7,800	25.20	05/12/2021
Mr. Girin	7,800	0/7,800	25.20	05/12/2021
Mr. O’Boyle	57,800	18,750/39,050	22.50-25.20	06/03/2020-05/12/2021
Mr. Tornier	7,800	0/7,800	25.20	05/12/2021
Mr. Wallman	42,175	21,875/20,300	16.98-25.20	12/08/2018-05/12/2021
Ms. Weatherman	7,800	0/7,800	25.20	05/12/2021

(6)	We do not generally provide perquisites and other personal benefits to our non-executive directors. Any perquisites or personal benefits actually provided to any non-executive director were less than $10,000 in the aggregate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, or CD&A, we describe the key principles and approaches we use to determine elements of compensation paid to, awarded to and earned by the following named executive officers, whose compensation is set forth in the Summary Compensation Table found later in this proxy statement:

•	Douglas W. Kohrs, who currently serves as our President, Chief Executive Officer and Executive Director, or “CEO”;

•	Carmen L. Diersen, who currently serves as our Global Chief Financial Officer;

•	David H. Mowry, who currently serves as our Chief Operating Officer;

•	Stéphan Epinette, who currently serves as our Vice President, International Commercial Operations;

•	Kevin M. Klemz, who currently serves as our Vice President, Chief Legal Officer and Secretary; and

•	Andrew E. Joiner, who previously served as our Vice President and General Manager, U.S. Commercial Operations.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding notes and narrative discussion, as they provide additional information and context to our compensation disclosures.

Executive Summary

One of our key executive compensation objectives is to link pay to performance. We believe we accomplished this objective in 2011 primarily through the operation of our employee performance incentive compensation plan, which compensates our executives for achieving annual company-wide financial goals and individual performance goals.

As described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our annual report on Form 10-K, 2011 was a good year in terms of revenues, including in particular, revenues from new products, but was below our goals to some extent in terms of our profitability and gross margin as a percentage of revenues. While our revenues increased by 15% to $261.2 million in 2011 from $227.4 million in 2010, resulting in an annual cash incentive plan payout relating to revenues between threshold and target levels of performance, our revenues from new products were above expectations and thus resulted in an annual cash incentive plan payout for that performance metric at the maximum level of performance. Due to inventory control measures implemented in 2011, the annual cash incentive plan payout for inventory months on hand also was at maximum level of performance. However, the annual cash incentive plan payouts relating to our adjusted EBITDA (earnings before interest, taxes, depreciations and amortization) and gross margin as a percentage of revenue performance metrics were below threshold levels of performance resulting in no payouts for those two performance metrics. Overall, taking into consideration the weightings of each of the five performance measures, which weighted the heaviest revenue at 40% and adjusted and gross margin as a percentage of revenue at 20% each, and the remaining two performance metrics at 10% each, the total weighted-average payout percentage applicable to the portion of our 2011 annual cash incentive bonus tied to corporate performance goals was below target at 57.7%. Payouts tied to individual performance goals for each named executive officer, however, were higher and were either slightly below, or for most named executive officers, above target, ranging from 98% to 115% of target. However, since primary emphasis is placed on overall corporate performance goals rather than individual performance goals as evidenced by the fact that 80% of our executives’ 2011 annual cash incentive plan payout were determined based on the achievement of corporate performance goals and only 20% based on achievement of individual performance goals, the overall 2011 annual cash incentive plan payouts for our named executive officers ranged between 64% to 69% of target.

Key 2011 Compensation-Related Actions

During 2011, we took a number of actions that supported our executive compensation philosophy of ensuring that our executive compensation program reinforces our corporate mission, vision and values, is reflective of our performance, is market competitive in order to attract and retain key employees and is aligned with the interests of our shareholders.

•	Our compensation committee approved formal compensation objectives and philosophies to guide executive compensation decisions, which are described in more detail below.

•

Our compensation committee engaged an independent compensation consultant, Mercer (US) Inc., to provide advice to our compensation committee with respect to executive compensation, and during 2011, at the request of the compensation committee, Mercer recommended a peer group of companies, collected relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to our compensation committee regarding certain aspects of our executive compensation program.

•

Our board of directors adopted, upon recommendation of our compensation committee, a formal grant policy under the Tornier N.V. 2010 Incentive Plan, which contains long-term incentive grant guidelines for the grant of equity awards to our employees.

•

We hired a new Chief Operating Officer, David H. Mowry, who commenced employment with us on July 20, 2011, and entered into a severance arrangement with Andrew E. Joiner, our former Vice President and General Manager, U.S. Commercial Operations, whose employment terminated with us on November 15, 2011.

•

At our 2011 annual general meeting of shareholders, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote, and on the frequency with which they believed we should hold a say-on-pay vote. Over 99% of the votes cast by our shareholders were in favor of the “say-on-pay” vote. Accordingly, our compensation committee generally believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and therefore did not, make any significant changes to our executive compensation program solely in response to the vote. In response to the voting results for the frequency of the say-on-pay vote, in which over 87% of the votes cast supported a say-on-pay vote every three years, we will provide our shareholders with the opportunity to provide a say-on-pay advisory vote every three years until the next required vote on the frequency of a say-on-pay vote.

Compensation Best Practices

We maintain certain compensation best practices, which support our executive compensation objectives and philosophies, as well as benefit our shareholders. Some of these practices include the following:

•

We tie compensation directly to financial performance. For our annual cash incentive plan payouts, we require that certain minimum threshold levels of financial performance be met in order for there to be a payout for that performance goal, and even if maximum levels of performance are exceeded, our annual cash incentive plan payouts are capped at 150% of target.

•

A significant portion of our executives’ compensation is “performance-based” or “at risk,” comprising of 80% of total direct compensation for our CEO and 57% to 85% of total direct compensation for our other currently-employed named executive officers in 2011, assuming grant date fair values for equity awards.

•

Value received under our long-term equity-based incentive awards is tied to four-year vesting and any value received by our executives from stock option grants is contingent upon long-term stock price performance in that the stock options only have value if the price of our ordinary shares exceeds the exercise price of the options.

•	Our stock incentive plan and related award agreements include a “clawback” mechanism if it is determined that our executives engaged in any conduct adverse to our interests as a company.

•

We do not provide tax “gross up” payments under our employment agreements or in connection with any other compensation, benefits or perquisites provided to our executives, with the exception of our agreement with our CEO in the event his change in control severance benefits constitute excess parachute payments.

•	We provide only limited modest perquisites to our executives.

Compensation Objectives and Philosophy

Our executive compensation policies, plans and programs seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay-for-performance. Specifically, our executive compensation programs are designed to:

•	Attract and retain executives important to the success of our company and the creation of value for our shareholders.

•	Reinforce our corporate mission, vision and values.

•	Align the interest of our executives with the interests of our shareholders.

•

Reward our executives for progress toward our corporate mission and vision, the achievement of company performance objectives, the creation of shareholder value in the short- and long-term and their contributions, in general, to the success of our company.

In order to achieve these objectives, our compensation committee makes compensation decisions based on the following philosophies:

•

No set level of base compensation and total compensation competitiveness versus the market (e.g., at the 50th or 75th percentile of companies in the peer group), but consider factors like executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

•	A significant component of compensation in the form of variable compensation that is tied to results over solely fixed compensation.

•

The portion of performance-based or “at risk” pay should increase with an executives’ overall responsibilities, job level and compensation. However, compensation programs should not encourage excessive risk-taking behavior among executives.

•	Primary emphasis placed on company performance as measured against goals approved by our compensation committee rather than individual performance.

•	A significant portion of compensation in stock-based incentive awards.

Determination of Compensation

Role of Compensation Committee and Board. The responsibilities of our compensation committee include reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, evaluating each executive’s performance in light of those goals and objectives and, either as a committee or together with the other directors, determining and approving each executive’s compensation, including performance-based compensation based on these evaluations (and, in the case of the executives, other than the CEO, the CEO’s evaluation of such executive’s individual performance). Consistent with our shareholder-approved board of directors compensation policy, the compensation package for our CEO is determined by the non-executive members of our board in accordance with such policy, based upon recommendations from the compensation committee.

In setting or recommending executive compensation for our named executive officers, the compensation committee considers the following primary factors:

•	each executive’s position within the company and the level of responsibility;

•	the ability of the executive to impact key business initiatives;

•	the executive’s individual experience and qualifications;

•	compensation paid to executives of comparable positions by companies similar to our company;

•	company performance, as compared to specific pre-established objectives;

•	individual performance, generally and as compared to specific pre-established objectives;

•	the executive’s current and historical compensation levels;

•	advancement potential and succession planning considerations;

•	an assessment of the risk that the executive would leave our company and the harm to our company’s business initiatives if the executive left;

•	the retention value of executive equity holdings, including outstanding stock options and stock awards;

•	the dilutive effect on our shareholders of long-term equity-based incentive awards; and

•	anticipated share-based compensation expense as determined under applicable accounting rules.

The compensation committee also considers the recommendations of our CEO with respect to executive compensation to be paid to other executives. The significance of any individual factor described above in setting executive compensation will vary from year to year and may vary among our executives. In making its final decision regarding the form and amount of compensation to be paid to our named executive officers (other than our CEO), our compensation committee considers and gives great weight to the recommendations of our CEO recognizing that due to his reporting and otherwise close relationship with each executive, the CEO often is in a better position than the compensation committee to evaluate the performance of each executive (other than himself). In making its final decision regarding the form and amount of compensation to be paid to our CEO, the compensation committee considers the results of the CEO’s self-review and his individual annual performance review by the compensation committee and the recommendations of our non-executive board members.

Role of Management. Three members of our executive team play a role in our executive compensation process and regularly attend meetings of our compensation committee – our CEO, Global Vice President, Human Resources and Vice President, Chief Legal Officer and Secretary. Our CEO assists our compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to our executives (other than himself). In making such recommendations, our CEO considers many of the same factors listed above that the compensation committee considers in setting executive compensation, including in particular the results of each executive’s annual performance review and the executive’s achievement of his or her individual management performance objectives established in connection with our annual cash incentive plan described below. Our Global Vice President, Human Resources assists our compensation committee primarily by gathering compensation related data regarding our executives and coordinating the exchange of such information and other executive compensation information among the members of our compensation committee, our compensation committee’s compensation consultant and management in anticipation of compensation committee meetings. Our Vice President, Chief Legal Officer and Secretary assists our compensation committee primarily by ensuring compliance with legal and regulatory requirements and educating the committee on executive compensation trends and best practices from a corporate governance perspective. Final deliberations and decisions regarding the compensation to be paid to each of our executives, however, are made by our board of directors or compensation committee without the presence of such executive.

Role of Consultant. Our compensation committee has retained the services of Mercer (US) Inc. to provide advice with respect to executive compensation. Mercer’s engagement by the compensation committee includes reviewing and advising on all significant aspects of executive compensation. This includes base salaries, short-term cash incentives and long-term equity incentives for our executive and other officers, and cash compensation and long-term equity incentives for our non-executive directors. In so doing, at the request of the compensation committee, Mercer recommended a peer group of companies, collected relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to the compensation committee regarding certain aspects of our executive compensation program. Our management, principally our Global Vice President, Human Resources and the chair of our compensation committee, regularly consult with representatives of Mercer prior to compensation committee meetings. A representative of Mercer is invited on a regular basis to attend, and sometimes attends, meetings of our compensation committee. In making its final decision regarding the form and amount of compensation to be paid to our executives, our compensation committee considers the information gathered by and recommendations of Mercer. The compensation committee values especially Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters.

Use of Peer Group and Other Market Data. In making its determination regarding compensation decisions prior to the compensation committee’s engagement of Mercer in February 2011, our board of directors did not undertake any formal benchmarking or review any surveys commissioned by us of compensation paid by peer companies or our competitors, but instead relied primarily on its members’ general knowledge of the competitive market. After our initial public offering in February 2011, to help determine the appropriate levels of compensation for certain elements of our executive compensation program, our compensation committee reviewed, and intends to review annually, the compensation levels of our named executive officers and other executives against the compensation levels of comparable positions with companies similar to our company in terms of products, operations and revenues. The elements of our executive compensation program to which the compensation committee “benchmarks” or uses to base or justify a compensation decision or to structure a framework for compensating executives include our base salary, short-term cash incentive opportunity and long-term equity incentives. With respect to other elements of our executive compensation program, such as perquisites, severance and change in control arrangements, our compensation committee intends to benchmark these elements on a periodic or as needed basis and in some cases use peer group or market data more as a “market check” after determining the compensation on some other basis.

The compensation committee believes that compensation paid by peer group companies is representative of the compensation required to attract, retain and motivate our executive talent. Our compensation committee believes that use of a peer group generally provides more relevant comparisons for purposes of benchmarking than broader survey data since the compensation committee believes that the compensation paid by the peer companies which are in the same business, with similar products and operations, and with revenues in a range similar to ours is typically more representative than broader survey data.

In February 2011, Mercer worked with our compensation committee to identify a peer group. Mercer recommended and our compensation committee approved the use of a peer group of 15 companies. Companies in the peer group are public companies in the health care equipment and supplies business with products and operations similar to those of our company, and which had annual revenues generally within the range of one-half to two times our annual revenues. The peer group includes the following companies:

American Medical Systems Holdings, Inc.	Thoratec Corporation	Exactech, Inc.
Wright Medical Group, Inc.	Arthrocare Corporation	Cyberonics, Inc.
ev3 Inc.	Merit Medical Systems, Inc.	Alphatec Holdings, Inc.
Nuvasive, Inc.	ICU Medical, Inc.	Conceptus, Inc.
Zoll Medical Corporation	AGA Medical Holdings, Inc.	Micrus Endovascular Corporation

In reviewing benchmarking data, our compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company. Nevertheless, our compensation committee believes that gathering this information is an important part of its compensation-related decision-making process. However, where a sufficient basis for comparison does not exist between the peer group or survey data and an executive, the compensation committee gives less weight to the peer group and survey data. For example, relative compensation benchmarking analysis does not consider individual specific performance or experience or other case-by-case factors that may be relevant in hiring or retaining a particular executive.

Market Positioning. We do not target a set level of base compensation and total compensation competitiveness versus the market (e.g., at the 50th or 75th percentile of companies in the peer group), but consider factors like those described above, including in particular an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

Executive Compensation Components

The principal elements of our executive compensation program for 2011 were:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options and stock awards; and

•

other compensation arrangements, such as benefits made generally available to our other employees, limited and modest executive benefits and perquisites, and severance and change in control arrangements.

In determining the form of compensation to pay our named executive officers, our compensation committee views these elements of our executive compensation program as related but distinct. Our compensation committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily result in a reduction in the amount of compensation the executive receives from other elements. At the same time, our compensation committee does not believe that minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as described below, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our compensation committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence more senior level executives generally have on company performance. Thus, individuals with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed. For example, this philosophy is illustrated by the higher cash incentive targets and equity-based awards of our CEO as compared to our other executives.

Base Salary

Overview. We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year. Base salary amounts are established under each executive’s employment agreement, and are subject to subsequent upward adjustments by our board of directors.

Setting Initial Salaries for New Executives. We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. During 2011, one of our named executive officers, Mr. Mowry, was hired. In establishing Mr. Mowry’s base salary at $325,000, our compensation committee considered Mr. Mowry’s prior experience, his success in serving in those positions, his most recent base salary and other compensation at his prior employer, the base salaries of our other executives and our compensation committee’s general knowledge of the competitive market based in part on the Mercer executive compensation analysis performed for our compensation committee in May 2011. A formal benchmarking review of the base salaries of chief operating officers of companies in our peer group was not conducted, however, prior to setting Mr. Mowry’s initial base salary.

Annual Salary Increases. We typically increase the base salaries of our named executive officers in the beginning of each year following the completion of our prior year individual performance reviews in an amount equal to an approximate cost of living adjustment. We do so to recognize annual increases in the cost of living and to ensure that our base salaries remain market competitive. We refer to our typical annual base salary increases as “merit increases.” In addition, we may make additional upward adjustments to a particular executive’s base salary to compensate an executive for assuming increased roles and responsibilities, to reward an executive for superior individual performance, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to the 50th to 75th percentile of companies in our peer group. Although merit increases were made to the base salaries of our named executive officers during 2011, no market adjustments were made to any of their base salaries.

The merit increases for our named executive officers who were executives at the time of the increase in 2011 ranged from 2.50% to 2.75% over 2010 base salaries. 2011 base salaries (effective as of February 1, 2011), the percentage increases compared to 2010 base salaries, and the 2011 base salaries compared to the peer 50th percentile are provided in the table below for each of our named executive officers who were executives at the time of the merit increase:

Name	2011 base salary ($)	2011 base salary % increase compared to 2010	2011 base salary compared to peer group 50th percentile
Douglas W. Kohrs	503,913	2.52%	4% below
Carmen L. Diersen	333,938	2.75%	10% above
Stéphan Epinette(1)	294,172	2.50%	2% below
Kevin M. Klemz	277,425	2.75%	8% below
Andrew E. Joiner	337,738	2.50%	12% above

(1)	Mr. Epinette’s base salary is paid in Euros and was €213,204 for 2011. For purposes of the peer group comparison, a conversion rate of one Euro to $1.37977 was used to convert Mr. Epinette’s base salary into U.S. dollars.

The difference in whether an executive received a 2.50% or 2.75% merit increase was based primarily on the results of the executive’s performance review for 2010. In evaluating the performance of Mr. Kohrs and the amount of his percentage merit increase for 2011 compared to 2010, the compensation committee reviewed Mr. Kohrs’s self-review, discussed his performance amongst its members and sought the input of the non-executive directors. In assessing the performance of Mr. Kohrs, the compensation committee evaluated primarily Mr. Kohrs’s ability to achieve his goals and objectives and lead the company.

Short-Term Cash Incentive Compensation

Our short-term cash incentive compensation is paid as an annual cash incentive bonus under our employee performance incentive compensation plan and, in the case of Mr. Epinette, also under our French incentive compensation scheme. In addition, Mr. Epinette also received an additional discretionary cash bonus for 2011 performance.

Employee Performance Incentive Compensation Plan. Annual cash incentive bonuses under our employee performance incentive compensation plan are intended to compensate executives, as well as other employees, for achieving annual company-wide financial goals and individual performance goals. Target bonus amounts (60% of base salary for

Mr. Kohrs, 50% of base salary for each of Mr. Joiner, Ms. Diersen and Mr. Mowry, 40% of base salary for Mr. Klemz and 30% of base salary for Mr. Epinette) were established under each named executive officer’s employment agreement at the time such agreements were entered into, with actual bonuses for a given year being based upon the achievement of the applicable performance objectives. Mr. Mowry’s target bonus amount was determined by our board of directors, upon recommendation by our compensation committee, based on their consideration of our overall compensation program and market standards for compensation paid to similarly-situated executives at other companies based on their general knowledge of the competitive market and peer group data gathered by Mercer earlier in the year. The 2011 target bonus percentages for our named executive officers did not change from their 2010 levels. Based on an executive compensation analysis by Mercer in May 2011, the target bonus percentages for our named executive officers were either at or below the 50th percentile for executives with similar positions in our peer group. Based, in part, on such information, Mr. Kohrs’s target bonus percentage for 2012 will increase from 60% of base salary to 80% of base salary in order to bring his target short-term incentive opportunity and target cash compensation closer to the 50th percentile since his target short-term incentive opportunity was below the 25th percentile and his target cash compensation was at the 25th percentile of our peer group.

For 2011, payouts under our employee incentive compensation plan to our named executive officers were based 80% upon achievement of corporate performance goals and 20% upon the named executive officer’s achievement of individual performance goals. For 2011, the corporate performance goals related to the following performance metrics: adjusted revenue, gross margin as a percentage of adjusted revenue, adjusted EBITDA, adjusted revenue from new products and inventory months on hand, in each case as adjusted for certain items, including changes to foreign currency exchange rates and items that are unusual and not reflective of normal operations. The weightings for each of the corporate performance metrics for purposes of determining the achievement of the corporate performance goals portion of the payout are set forth in the table below.

For 2012, the payout under our employee performance incentive compensation plan for Mr. Kohrs will be based 100% upon achievement of corporate performance goals, with no individual performance component, and the 80% and 20% split between corporate performance goals and individual performance goals will change for certain other executives, including Ms. Diersen and Mr. Mowry, whose 2012 payouts will be based 90% upon achievement of corporate performance goals and only 10% upon achievement of individual performance goals, and Mr. Epinette, whose 2012 payout will be based 20% upon achievement of corporate performance goals, 70% upon achievement of divisional performance goals and 10% upon achievement of individual performance goals. The corporate performance goals for 2012 will relate to the same performance metrics as in 2011, except that free cash flow will replace inventory months on hand, and the weightings of some of the performance metrics will change slightly.

The table below sets forth the financial performance metrics and goals for 2011 which were established by our board of directors, upon recommendation of our compensation committee, in February 2011, the range of possible payouts, and the actual payout percentage for our named executive officers based on the actual performance achieved. At his time of hire, our board of directors, upon recommendation of the compensation committee, determined that the portion of Mr. Mowry’s 2011 pro-rated annual cash incentive bonus tied to corporate performance goals should be based upon achievement of the same financial performance goals applicable to our other named executive officers’ 2011 annual cash incentive bonuses in order to encourage consistent behavior among our executives and promote the achievement of overall corporate performance goals. For 2011, Mr. Mowry received a pro-rated annual cash incentive bonus based on the number of days he was employed by our company in 2011.

If performance achieved falls between the threshold, target and maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts for each performance metric starting at 50% of target for minimum performance achievement and capped at 150% of target for maximum achievement. For 2011, the total weighted-average payout percentage applicable to the portion of the 2011 annual cash incentive bonus tied to objective corporate performance goals was 57.7%, as detailed in the table below. The compensation committee approved payouts at this percentage for the portion of the named executive officers’ bonuses tied to corporate performance goals.

		Performance goals(1)			Payout percentage				Level of fiscal 2011 payout
Performance metric	Weighting	Threshold	Target	Maximum	Threshold	Target	Maximum	2011 performance(2)
Adjusted revenue(3)	40%	$252.4 million	$259.0 million	$272.9 million	50%	100%	150%	$254.9 million	69.2%
Adjusted EBITDA(5)	20%	$31.0 million	$33.7 million	$38.2 million	50%	100%	150%	$28.8 million	0.0%
Adjusted gross margin % of revenue(4)	20%	72.7%	73.0%	73.5%	50%	100%	150%	71.6%	0.0%
Adjusted revenue from new products(6)	10%	$7.0 million	$8.0 million	$9.0 million	50%	100%	150%	$16.9 million	150.0%
Adjusted inventory months on hand(7)	10%	14.9	14.9	14.2	50%	100%	150%	13.4	150.0%

(1)	The performance goals were established based on an assumed foreign currency exchange rate of 1.32 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2011 and which was the foreign currency exchange rate used by our company for 2011 budgeting purposes.

(2)	The compensation committee determined 2011 bonus amounts after reviewing our unaudited financial statements for 2011, which were adjusted for changes to foreign currency exchange rates and which were subject to additional discretionary adjustment by the compensation committee for items that are unusual and not reflective of normal operations. For purposes of determining 2011 bonus amounts, in addition to foreign currency exchange rate adjustments, the compensation committee made additional adjustments discussed in the notes below. Accordingly, the figures included in the “2011 performance” column reflect foreign currency exchange rate and discretionary adjustments and differ from the figures reported in our 2011 audited financial statements.

(3)	“Adjusted revenue” means our revenue for 2011, as adjusted for changes to foreign currency exchange rates.

(4)	“Adjusted gross margin % of revenue” means our gross profit divided by our revenues for 2011, as adjusted for changes to foreign currency exchange rates.

(5)	“Adjusted EBITDA” means our net loss for 2011 before interest expense, income tax expense and benefit, depreciation and amortization, as adjusted further to give further effect to non-operating income and expense, foreign currency transaction gains and losses, share-based compensation, loss on extinguishment of debt, special charges, restructuring charges and operating expenses from a consolidated variable interest entity.

(6)	“Adjusted revenue from new products” means our revenue for 2011 attributable to new products, as adjusted for changes to foreign currency exchange rates. We define “new products” for purposes of this performance metric as products introduced during 2011.

(7)	“Adjusted inventory – months on hand” means months of inventory as of the balance sheet date based on 2011 cost of goods sold as adjusted for changes to foreign currency exchange rates.

In order to foster cooperation and communication among our executives, our compensation committee places primary emphasis on overall corporate performance goals rather than individual performance goals as evidenced by the fact that 80% of our executives’ annual cash incentive plan payout was determined based on the achievement of corporate performance goals and only 20% based on achievement of individual performance goals. The individual performance goals used to determine the payout under our employee performance incentive compensation plan are known as management performance objectives, known internally as MBOs. MBOs are generally five written, measurable and specific objectives agreed to and approved by the executive and the CEO and the compensation committee. All MBOs were weighted by agreement, with areas of critical importance or critical focus weighted most heavily. As described above, each of our named executive officers participated in a review process during the beginning of 2012 and in connection with such review was rated (on a scale from one to five with a rating of three representing target or “on plan” performance) depending upon whether, and at times, when, their MBOs for 2011 were achieved. These ratings were then used to determine the portion of the final bonus payout attributable to MBOs.

The MBOs for each named executive officer for 2011 related primarily to the continued implementation of a high performance management system that we established at the end of 2010 that focuses executives’ efforts on our vital few programs and action items and objectives to work toward fulfilling our corporate mission, vision and values. Mr. Kohrs’s MBOs related to revenues, gross margins, operating leverage improvements, number of new products launched and revenue from new products, efficient inventory management, distribution optimization, HR and IT system improvements, execution of our initial public offering and cash flow objectives. Ms. Diersen’s MBOs related to the execution of our initial public offering, internal control over financial reporting objectives, the establishment of a global ERP, internal financial reporting objectives and cash flow objectives. Mr. Mowry’s MBOs related to the product development process, increased instrument set implementation, cost of goods sold improvements, and organizational improvements. Mr. Epinette’s MBOs related to international revenues, international new products launched and distribution optimization goals. Mr. Klemz’s MBOs related to the establishment of a contract management system, cost efficient legal support, disclosure controls and procedures, corporate compliance training and board materials. Our board of directors, upon recommendation of the compensation committee, determined that Messrs. Kohrs, Mowry, Epinette and Klemz achieved 115%, 98%, 115% and 107% of their respective MBOs, and Ms. Diersen achieved 90% of her MBOs, and approved payouts at these percentages for the portion of the executives’ bonuses tied to individual performance, or the MBOs.

For 2011, the payout percentages attributable to corporate performance represented 80% and individual performance represented 20% of the named executive officers’ overall annual cash incentive bonus, which resulted in payouts at approximately the following aggregate percentages: (i) Mr. Kohrs –69%, (ii) Ms. Diersen –64%, (iii) Mr. Mowry –66%, (iv) Mr. Epinette –69%, and (v) Mr. Klemz, 67%. As a result of his termination of employment, Mr. Joiner was not eligible to receive and did not receive an annual cash incentive bonus based on 2011 performance.

The table below sets forth, with respect to each named executive officer, the maximum potential bonus opportunity as a percentage of base salary, the maximum potential bonus and actual bonus paid under the employee performance incentive compensation plan for 2011:

Name	Maximum potential bonus as percentage of base salary	Maximum potential bonus ($)	Actual bonus paid ($)	Actual bonus paid as a percentage of base salary
Douglas W. Kohrs	90% (150% of 60%)	422,875	209,134	42%
Carmen L. Diersen	75% (150% of 50%)	233,235	106,888	32%
David H. Mowry	75% (150% of 50%)	100,691	46,627	14%
Stéphan Epinette(1)	45% (150% of 30%)	125,840	58,526	21%
Kevin M. Klemz	60% (150% of 40%)	155,012	74,730	27%
Andrew E. Joiner	75% (150% of 50%)	204,634	0	0%

(1)	A conversion rate of one Euro to $1.32574 was used to convert Mr. Epinette’s bonus opportunity and bonus paid into U.S. dollars.

French Incentive Compensation Scheme. In addition to participating in our employee performance incentive compensation plan, Mr. Epinette participates in an incentive compensation scheme on the same basis as other employees of our French operating subsidiary. This incentive compensation scheme enables our French operating subsidiary to provide its employees with a form of compensation that is efficient with respect to income tax and mandated social contributions in France, insofar as the payments made under the French incentive compensation scheme, which receives preferential tax treatment, are exempted from social security contributions. Pursuant to the French incentive compensation scheme, employees of our French operating subsidiary may receive an annual incentive cash payment equal to a specified percentage of their base salary, up to certain statutory limits. In 2011, employees were eligible to receive up to 16% of base salary, up to a statutory limit of €17,676. For 2011, annual incentive payments were dependent on the achievement of performance goals relating to adjusted revenue, adjusted EBITDA, revenue over net value of implants and instruments and on-time delivery to market of certain new products, in each case as adjusted for certain items similar to the adjustments that apply to the corporate performance goals established under our employee performance incentive compensation plan.

The table below sets forth the 2011 financial performance metrics for the French incentive compensation scheme, the range of possible payouts for Mr. Epinette based on the performance achieved, and the estimated actual payout percentage for Mr. Epinette based on the performance achieved. If performance achieved falls between the threshold and target/maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts starting at 0.25% of base salary for minimum performance achievement and capped at 4% of base salary for target/maximum achievement. Although the actual payout percentages and Mr. Epinette’s actual 2011 incentive payment amount under the French incentive compensation scheme will be determined, on a final basis, and paid during mid-2012 after the French employee committee meets and approves the final payouts, it is anticipated that the actual payout percentages for Mr. Epinette’s actual 2011 payment amount under the French incentive compensation scheme will be as set forth in the table below, resulting in an anticipated payment to Mr. Epinette of the maximum statutory limit of €17,676.

				Payout
		Performance goals(1)		Threshold (% of base salary)	Target/max.
Performance metric	Weighting	Threshold	Target/max.(3)		(% of base salary)	2011 performance (2)	Level for 2011 payment
Adjusted revenue(4)	25%	$221.6 million	$260.7 million	0.25%	4%	$254.9 million	3.3%
Adjusted EBITDA(5)	25%	$28.6 million	$33.7 million	0.25%	4%	$28.8 million	0.3%
Adjusted revenue/net value of implants and instruments(6)	25%	1.67	1.96	0.25%	4%	2.00	4%
On-time delivery to market of new products(7)	25%	N/A	N/A	0.25%	4%	100%	4%

(1)	The performance goals were established based on an assumed foreign currency exchange rate of 1.32 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2011 and which was the rate of foreign exchange used by our company for 2011 budgeting purposes.

(2)	The compensation committee determined incentive payment amounts after reviewing our unaudited financial statements for the applicable year, which were adjusted for changes to foreign currency exchange rates and which were subject to further discretionary adjustment by our compensation committee for items that are unusual and not reflective of normal operations. For purposes of determining 2011 bonus amounts, in addition to foreign currency exchange adjustments, the compensation committee made additional adjustments discussed in the notes below. Accordingly, the figures included in the “2011 performance” column reflect foreign currency exchange rate and discretionary adjustments and differ from the figures reported in our 2011 audited financial statements.

(3)	Under the French incentive compensation scheme, the maximum possible payout is 16% of base salary, up to a statutory limit of €17,676, which is based on 100% achievement of target levels. Therefore, target and maximum performance and payout amounts are the same for the purposes of the French incentive compensation scheme.

(4)	“Adjusted revenue” means our revenue for 2011, as adjusted for changes to the foreign currency exchange rates.

(5)	“Adjusted EBITDA” means our net loss for 2011 before interest expense, income tax expense and benefit, depreciation and amortization, as adjusted further to give further effect to non-operating income and expense, foreign currency transaction gains and losses, share-based compensation, loss on extinguishment of debt, special charges, restructuring charges and operating expenses from a consolidated variable interest entity.

(6)	“Adjusted revenue/net value of implants and instruments” means revenue for 2011, as adjusted as described in note (4) above, divided by the net value of our inventory of raw materials, semi-finished products, and finished goods inventory in warehouses and with customers, plus the net value of implants and instruments, subject to adjustment for changes to the foreign currency exchange rates.

(7)	“On-time delivery to market of new products” means the timely release of certain new, strategic products by specific dates. The target/maximum payout amount with respect to this metric assumes the timely release of all new products scheduled to be delivered for a given year, whereas the threshold payout amount is determined by dividing 4% (the target/maximum payout for this metric) by the number of new products scheduled to be delivered for a given year.

Additional Discretionary Bonus. In addition to payouts under our employee incentive compensation plan and French incentive compensation scheme, Mr. Epinette received an additional discretionary bonus of €21,600 to recognize the performance of Tornier’s international business during 2011.

Long-Term Equity-Based Incentive Compensation

Generally. Our compensation committee’s primary objectives with respect to long-term equity-based incentives are to align the long-term interests of our executives with the long-term interests of our shareholders by creating a strong and direct linkage between compensation and long-term shareholder return, promote stock ownership and create significant incentives for retention. Long-term equity-based incentives typically comprise a significant portion of each named executive officer’s compensation package, consistent with our executive compensation philosophy discussed above. For 2011, equity-based compensation comprised 73% of the total compensation for our CEO and ranged from 46% to 81% of the total compensation for our other named executive officers who remain executives of our company, assuming grant date fair value for equity awards.

Prior to our initial public offering in February 2011, we granted stock options under our prior stock option plan, which is now the Tornier N.V. Amended and Restated Stock Option Plan and referred to in this section as our prior stock option plan. As of February 2, 2011, we ceased making grants under our prior stock option plan and subsequently have granted stock options and other equity-based awards under our new stock incentive plan, the Tornier N.V. 2010 Incentive Plan referred to in this proxy statement as our stock incentive plan. Both our board of directors and shareholders have approved our stock incentive plan, pursuant to which our named executive officers (as well as other executives and key employees) are eligible to receive equity-based incentive awards. For more information concerning the terms of our stock incentive plan, we refer you to “—Grants of Plan-Based Awards— Tornier N.V. 2010 Incentive Plan.” All equity-based incentive awards granted to our named executive officers during 2011 were made under our stock incentive plan.

To assist our board of directors in granting, and our compensation committee and management in recommending the grant of, equity-based incentive awards, our compensation committee, upon recommendation of Mercer, in February 2011, adopted long-term incentive grant guidelines. In addition to our long-term incentive grant guidelines, our board of directors has adopted a stock grant policy document, which includes policies that our board of directors and compensation committee follows in connection with granting equity-based incentive awards, including the long-term incentive grant guidelines.

Types of Equity Grants. Under our long-term incentive grant guidelines and our policy document, our board of directors, upon recommendation of the compensation committee, generally grants three types of equity-based incentive awards to our named executive officers: performance recognition grants, talent acquisition grants and special recognition grants. On limited occasion, our compensation committee may grant purely discretionary awards. During 2011, only performance recognition grants and talent acquisition grants were made to our named executive officers.

Performance recognition grants are discretionary annual grants that are made during mid-year in order to give the compensation committee another formal opportunity during the year to review executive compensation and recognize executive and other key employee performance. During 2011, the performance recognition grants were made in May 2011. During 2012, the performance recognition grants will be made in July or August 2012, assuming we receive shareholder approval of a proposed increase in the number of ordinary shares available for issuance under our stock incentive plan at the Annual General Meeting. The recipients and the size of the performance recognition grants are determined, on a preliminary basis, by our Human Resources department based on our long-term incentive grant guidelines and the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and as determined one week prior to the corporate approval of the awards, and then, ultimately, by our board of directors, upon recommendation by our compensation committee. Under our long-term incentive grant guidelines for annual performance recognition grants, our named executive officers receive a certain percentage of their respective base salaries in stock options and stock grant awards (granted in the form of restricted stock units and referred to as stock awards or RSUs in this CD&A and elsewhere in this proxy statement).

Once the target total long-term equity value is determined for each executive based on the executive’s relevant percentage of base salary, one-half of the value is provided in stock options and the other one-half of the value is provided in stock awards. The reasons why we use stock options and stock awards are described below under the headings “—Stock Options” and “—Stock Awards.” The target dollar value to be delivered in stock options (50% of the target total long-term equity value) is divided by the Black-Scholes value of one ordinary share to determine the number of stock options, which number may then be rounded to the nearest whole number or in some cases multiple of 100. The number of stock awards is calculated using the intended dollar value (50% of the target total long-term equity value) divided by the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and as determined one week prior to the date of anticipated corporate approval of the award, which number may then be rounded to the nearest whole number or in some cases multiple of 100. Typically, the number of ordinary shares subject to stock awards is fewer than the number of ordinary shares that would have been covered by a stock option of equivalent target value. The actual number of stock options and stock awards granted may then be pared back so that the estimated run rate dilution under our stock incentive plan is acceptable to our compensation committee (i.e., approximately 2.75% for 2011). The CEO next reviews the preliminary individual awards and may make discretionary adjustments. No such discretionary adjustments were made by our CEO for any grants to our named executive officers during 2011. Such proposed individual awards are then presented to the compensation committee, which then recommends awards to our board of directors for approval. After such board approval, awards are issued, with the exercise price of the stock options equal to the per share closing sale price of our ordinary shares on the grant date. In determining the number of stock options or stock awards to make to an executive as part of a performance recognition grant, previous awards, whether vested or unvested, granted to such individual have no impact.

The table below describes our long-term incentive grant guidelines for annual performance recognition grants that applied to our named executive officers for 2011. Since Mr. Mowry did not receive an annual performance recognition grant for 2011, he is not listed in the table.

Named executive officer	Grade level	Incentive grant guideline expressed as % of base salary for grade level	Incentive grant guideline dollar value of long-term incentives ($)
Douglas W. Kohrs	11	275%	1,385,761
Carmen L. Diersen	9	125%	417,423
Stéphan Epinette(1)	7	100%	286,997
Kevin M. Klemz	7	100%	277,425
Andrew E. Joiner	7	100%	337,738

(1)	A conversion rate of one Euro to $1.37977 was used to convert Mr. Epinette’s base salary into U.S. dollars.

Consistent with our guiding principles that we seek to align the interests of our executives with those of our shareholders by providing a significant portion of compensation in equity-based awards and the portion of an executive’s total compensation that varies with performance and is therefore at risk should increase with the level of an individual’s responsibility, the incentive grant guidelines, expressed as percentages of base salary and dollar values, increase as an executive’s level of responsibility increases. The incentive grant guidelines expressed as a percentage of average base salary by grade level were benchmarked by Mercer against our peer group.

Talent acquisition grants are made in the form of stock options and stock awards, and are used for new hires. These grants are considered and approved by our board of directors, upon recommendation of our compensation committee, as part of the executive’s compensation package at the time of hire (with the grant date and the exercise price delayed until the hire date) or shortly thereafter. As with our performance recognition grants, the size of our talent acquisition grants is determined by dollar amount (as opposed to number of underlying shares), and under our long-term incentive grant guidelines, is generally two times the long-term incentive grant guidelines for annual performance recognition grants. We have set talent acquisition grants at two times the long-term incentive grant guidelines for annual performance recognition grants, upon recommendation by Mercer, because we recognize that higher initial grants often are necessary to attract a new executive, especially an executive who may have accumulated a substantial amount of equity-based long-term incentive awards at a previous employer that the executive would typically forfeit upon acceptance of employment with us. In some cases, we need to further increase a talent acquisition grant in order to attract an executive.

Our compensation committee made annual performance recognition grants and talent acquisition grants to one or more of our named executive officers during 2011, as described in more detail below under the heading “—2011 Equity Awards.”

Stock Options. Historically, we have granted stock options to our named executive officers, as well as other key employees. We believe that options effectively incentivize our employees to maximize our company performance, as the value of awards is directly tied to an appreciation in the value of our ordinary shares, and provide an effective retention mechanism as a result of the applicable vesting mechanics of the options. An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of the price of our ordinary shares and the potential financial gain for employees. Stock options provide recipients with the opportunity to purchase our ordinary shares at a price fixed on the grant date regardless of future market price. The vesting of our stock options is generally time-based. Consistent with our historical practice, 25% of the shares underlying the stock option typically vest on the one-year anniversary of the grant date (or if later, on the hire date) and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 as nearly equal as possible quarterly installments. Our policy is to only grant options with an exercise price equal to or more than 100% of the fair market value of our ordinary shares on the grant date.

A stock option becomes valuable only if the per share price of our ordinary shares increases above the per share exercise price of the option and the holder of the option remains employed during the period required for the option to vest. This provides an incentive for an option holder to remain employed by us. In addition, stock options link a portion of an employee’s compensation to the interests of our shareholders by providing an incentive to achieve corporate goals and increase the market price of our ordinary shares over the four-year vesting period.

During 2011, in order to comply with Dutch insider trading laws, we timed our option grants to occur on the third trading day after the public release of our financial results for our most recently ended quarter and on the first full trading day thereafter that is not during a “closed period” for our French employees (including Mr. Epinette). Since we believe we have established a practice of granting annual equity awards at our regularly scheduled board of directors meeting held during mid-year, we anticipate changing our practice during 2012 so that option grants as well as stock awards will occur on the same date as the corporate approval date, except for the grant of equity awards to our French employees which under the terms of our French sub-plan under our stock incentive plan may not be granted during quarterly blackout periods.

Stock Awards. Stock awards are intended to retain key employees, including our named executive officers, through vesting periods. Stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value than stock options. All of our stock awards are stock grants in the form of restricted stock units, which is a commitment by us to issue ordinary shares at the time the stock award vests.

The specific terms of vesting of a stock award depend upon whether the award is a performance recognition grant or talent acquisition grant. Performance recognition grants of stock awards are made mid-year and vest, or become issuable, in four as nearly equal as possible annual installments on June 1stof each year, commencing on the June 1st of the year following the year of grant. Talent acquisition grants of stock awards granted to new hires vest in a similar manner, except that the first installment is pro-rated, depending upon the grant date. Due to the provisions of local law and the terms of our French sub-plan under our stock incentive plan, stock awards issued to our French employees (including Mr. Epinette) vest on a different schedule than the one described above for stock awards. These stock awards vest and become issuable as to 50% of the underlying shares on the second year anniversary of the grant date and thereafter vest, on a cumulative basis, as to 25% of the underlying shares on June 1stof each subsequent year.

2011 Equity Awards. Our board of directors, upon recommendation of the compensation committee, made annual performance recognition grants and talent acquisition grants to one or more of our named executive officers during 2011.

The table below describes the actual performance recognition grants made to our named executive officers in 2011 and the applicable long-term incentive grant guideline for such performance recognition grants for these executives for 2011. Since Mr. Mowry did not receive an annual performance recognition grant for 2011, he is not listed in the table.

Named executive officer	Stock options	Stock awards	Value per long-term incentive grant guideline(1) ($)
Douglas W. Kohrs	86,480	32,950	1,385,761
Carmen L. Diersen	26,050	9,920	417,423
Stéphan Epinette(2)	17,910	6,820	286,997
Kevin M. Klemz	17,310	6,600	277,425
Andrew E. Joiner(3)	21,080	8,030	337,738

(1)	The value per long-term incentive grant guideline of the annual performance recognition grants is based on the value calculated under our long-term incentive grant guidelines and does not necessarily match the grant date fair value of the equity awards under applicable accounting rules and as set forth in the Grants of Plan Based Awards Table later in this proxy statement.

(2)	A conversion rate of one Euro to $1.37977 was used to convert Mr. Epinette’s base salary into U.S. dollars.

(3)	It is anticipated that Mr. Joiner’s consulting arrangement will terminate on June 30, 2012. Upon such termination, all of Mr. Joiner’s unvested option awards and unvested stock awards will terminate at that time and any unexercised vested option awards will expire 90 days thereafter.

Mr. Mowry was not granted a performance recognition grant in 2011 because he was not employed as of the grant date and instead received a talent acquisition grant in August 2011 as described below. As part of his talent acquisition grant, Mr. Mowry received an additional aggregate $200,000 in stock options and stock awards above and beyond the value of his talent acquisition grant pursuant to our long-term incentive grant guidelines in order to offset the retentive incentive he forfeited at his prior employer by joining our company. The table below describes the talent acquisition grant made to Mr. Mowry in 2011 and the long-term incentive grant guideline for a talent acquisition grant for Mr. Mowry for 2011:

Named executive officer	Stock options	Stock awards	Value of long-term incentive grant guideline(1) ($)
David H. Mowry	48,490	18,480	1,137,500

(1)	The value per long-term incentive grant guideline of the talent acquisition grants is based on the value calculated under our long-term incentive grant guidelines and does not necessarily match the grant date fair value of the equity awards under applicable accounting rules and as set forth in the Grants of Plan Based Awards Table later in this proxy statement.

Additional information concerning the long-term incentive compensation information for our named executive officers for 2011 is included in the Summary Compensation Table and Grants of Plan-Based Awards Table later in this proxy statement.

All Other Compensation

Retirement Benefits. In 2011, each of our named executive officers had the opportunity to participate in retirement plans maintained by our operating subsidiaries, including our U.S. operating subsidiary’s 401(k) plan and, with respect to Mr. Epinette, our French operating subsidiary’s government-mandated pension plan and a government-mandated pension plan for managerial staff, or the Retraite Complémentaire, on the same basis as our other employees. We believe that these plans provide an enhanced opportunity for our executives to plan for and meet their retirement savings needs. Mr. Epinette also participated in our French operating subsidiary’s defined contribution pension plan for key employees, or the Retraite Supplémentaire, on the same basis as other key employees. The Retraite Supplémentaire is intended to supplement the state pension plans mandated by French labor laws and to provide participants with a form of compensation that is efficient with respect to income tax and mandated social contributions. Except for these plans, we do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Relocation Benefits. We provide new hires and employees who we request to relocate with standard, market competitive relocation benefits, including reimbursements of and payments for certain relocation expenses. In July 2011, Mr. Mowry, who owned a home and lived in California, commenced employment as our new Chief Operating Officer. We reimbursed Mr. Mowry for certain relocation expenses, such as moving expenses, as included within the “All other compensation” column of the Summary Compensation Table and quantified in the related note to that column. In addition, in order to ease in his move and transition to the Minneapolis/St. Paul area, we agreed to provide Mr. Mowry a monthly housing stipend of $3,000 for 24 months for his rental payments and utilities for housing in or near Minneapolis/St. Paul and/or maintaining his home in California. The amount of the monthly housing stipend was determined based on average monthly rentals for an apartment in downtown Minneapolis.

Perquisites and Other Benefits. Our named executive officers receive other benefits, which also are received by our other employees, including the ability to purchase our ordinary shares at a discount with payroll deductions under our tax-qualified employee stock purchase plan, and health, dental and life insurance benefits. We provide limited additional modest perquisites to our named executive officers, only on a case-by-case basis, including the housing stipend for Mowry described above and an automobile allowance for Mr. Epinette. We provided Mr. Epinette with an automobile allowance on the same basis as other key employees of our French operating subsidiary pursuant to our company policy, which we believe is necessary in light of the competitive market for talent in our industry.

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our prior stock option plan, our current stock incentive plan and written employment agreements with our executives and other key employees, to incentivize our executives to remain with our company in the event of a change in control or potential change in control. Pursuant to the terms of our current stock incentive plan and the individual award documents provided to recipients of awards under that plan, all stock options and stock awards under the plan become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of our company. For more information, we refer you to the information under the heading “—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements—Generally.” Thus, the immediate vesting of stock options and stock awards is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement. We believe our “single trigger” equity acceleration change in control arrangements provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to focus on and complete a transaction that our board of directors believes is in the best interests of our shareholders rather than seeking new employment opportunities. If an executive were to leave prior to the completion of the change in control, non-vested awards held by the executive would terminate.

In addition, we have entered into employment agreements with our named executive officers and other officers that require us to provide them certain payments and benefits in the event of a change in control, most of which are payable only in the event their employment is terminated in connection with the change in control. These change in control protections were initially offered to induce the executives to accept or continue employment with our company and are primarily intended to retain our executives, provide consideration to an executive for certain restrictive covenants that apply following a termination of employment and to provide continuity of management in connection with a threatened or actual change in control transaction. In the event the executive’s employment is terminated without cause or by the executive for “good reason” (as such term is defined in the employment agreements) within 12 months following a change in control, the executives will be entitled to receive a lump sum payment equal to his or her base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock awards. In addition, Mr. Kohrs’s agreement provides that in the event the payments and benefits to which he is entitled pursuant to his agreement become subject to the excise tax under Section 4999 of the Code, he will be entitled to a “gross-up” payment in order to cover such tax liability. These arrangements, and a quantification of the payment and benefits provided under these arrangements, are described in more detail under the heading “—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements—Generally.” Other than the immediate acceleration of equity-based awards which we believe aligns our executives’ interests with those of our shareholders by allowing executives to participate fully in the benefits of a change in control as to all of their equity, in order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, there must be a termination of the executive’s employment, either by us without cause or by the executive for good reason. The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but also will require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. As opposed to the immediate acceleration of equity-based awards, we believe that other change in control payments and benefits should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.

We believe that our change in control arrangements are an important part of our executive compensation program. We believe that these arrangements mitigate some of the risk that exists for executives working in a smaller company, where there is a meaningful likelihood that the company may be acquired. These arrangements are intended to attract and retain qualified executives who may have employment alternatives that may appear to them, in light of a possible change in control of our company, to be less risky absent these arrangements. We believe that relative to our overall value, our potential change in control benefits are relatively minor. We confirm this belief on an annual basis by reviewing a tally sheet for each executive that summarizes the change in control and severance benefits potentially payable to each executive. We also believe that the form and amount of such benefits are reasonable in light of those provided to executives by companies in our peer group and other companies with which we compete for executive talent and the amount of time typically required to find executive employment opportunities. We, thus, believe we must continue to offer such protections in order to remain competitive in attracting and retaining executive talent.

Other Severance Arrangements. Each of our named executive officers is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of such executive’s employment agreement. These severance arrangements were initially offered to induce the executives to accept or continue employment with our company and are primarily intended to retain our executives and provide consideration to an executive for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into the employment agreements because they provide us valuable protection by subjecting the executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment. For more information on our employment agreements and severance arrangements with our named executive officers, see the discussions below under the headings “—Summary Compensation—Employment Agreements” and “—

Potential Payments Upon a Termination or Change in Control.” In connection with his termination of employment, Mr. Joiner and our U.S. operating subsidiary entered into a separation agreement pursuant to which, in exchange for his execution of a general release, Mr. Joiner became entitled to the severance payments and benefits provided under his employment agreement and described below under the headings “—Summary Compensation—Employment Agreements” and “—Potential Payments Upon a Termination or Change in Control—Severance Arrangement with Andrew E. Joiner”. We also entered into a consulting agreement with Mr. Joiner which we believed was helpful in transitioning his duties and responsibilities to other employees.

Compensation Committee Report

Our compensation committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this proxy statement with our management. Based on this review and these discussions, our compensation committee has recommended to our board of directors that the foregoing “Compensation Discussion and Analysis” be included in this proxy statement.

This report is dated February 13, 2012.

Compensation Committee

Sean D. Carney

Richard W. Wallman

Elizabeth H. Weatherman

Summary Compensation

The table below provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and other named executive officers for the years ended January 1, 2012, January 2, 2011 and December 27, 2009.

SUMMARY COMPENSATION TABLE – 2011

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compen- sation(6) ($)	Total ($)
Douglas W. Kohrs President, Chief Executive Officer and Executive Director	2011 2010 2009	503,422 490,333 477,210	0 0 0	830,340 0 0	1,067,336 913,625 478,661	209,134 236,994 289,189	0 0 0	2,610,232 1,640,952 1,245,060
Carmen L. Diersen(7) Global Chief Financial Officer	2011 2010	333,193 172,500	0 0	249,984 0	321,509 1,711,935	106,888 70,691	7,350 184,866	1,018,924 2,139,992
David H. Mowry(8) Chief Operating Officer	2011	143,844	0	436,313	539,650	46,627	35,706	1,202,140
Stéphan Epinette(9) Vice President, International Commercial Operations	2011 2010 2009	299,620 275,303 278,866	28,636 0 0	186,186 0 0	236,519 365,450 478,661	81,960 92,843 109,667	99,002 98,715 78,418	931,923 832,311 945,612
Kevin M. Klemz(10) Vice President, Chief Legal Officer and Secretary	2011 2010	276,806 81,865	0 0	166,320 0	213,640 899,925	74,730 26,839	7,350 0	738,846 1,008,629

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compen -sation(6) ($)	Total ($)
Andrew E. Joiner(11)	2011	292,334	0	202,356	260,169	0	93,899	848,758
Former Vice President and	2010	327,417	0	0	456,825	130,901	6,701	921,844
General Manager, U.S., Commercial Operations	2009	304,500	0	0	239,330	156,818	0	700,648

(1)	Effective as of August 26, 2010, 5% of Mr. Kohrs’s annual base salary was allocated to his service as a member of our board of directors.

(2)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any named executive officers in 2011, 2010 or 2009, except for a discretionary bonus to Mr. Epinette to recognize the performance of our international business during 2011. Annual cash incentive bonus payouts based on performance against pre-established performance goals under our employee performance incentive compensation plan, and in the case of Mr. Epinette, our French incentive compensation scheme, are reported in the “Non-equity incentive plan compensation” column.

(3)	Amount reported represents the aggregate grant date fair value for stock awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on the per share closing sale price of our ordinary shares on the grant date.

(4)	Amount reported represents the aggregate grant date fair value for option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant date	Grant date fair value per share ($)	Risk free interest rate	Expected life	Expected volatility	Expected dividend yield
08/12/2011	11.13	1.29%	6.11 years	48.33%	0
05/12/2011	12.34	2.26%	6.11 years	48.60%	0
06/21/2010	11.41	2.42%	6.11 years	50.57%	0
06/03/2010	10.96	2.33%	5.48 years	49.74%	0
05/01/2009	7.18	1.70%	6.25 years	41.87%	0

(5)	Represents amounts paid under our employee performance incentive compensation plan, and for Mr. Epinette, also under our French incentive compensation scheme. The amount reflected for each year reflects the annual cash incentive bonus earned for that year but paid during the following year. As a result of his termination of employment, Mr. Joiner was not eligible to receive an annual cash incentive bonus based on 2011 performance.

(6)	The amounts shown in this column for 2011 include the following with respect to each named executive officer:

Name	Retirement benefits(a) ($)	Severance benefits(b) ($)	Relocation benefits(c) ($)	Perquisites and other personal benefits(d) ($)	Total ($)
Mr. Kohrs	0	0	0	0	0
Ms. Diersen	7,350	0	0	0	7,350
Mr. Mowry	2,438	0	19,768	13,500	35,706
Mr. Epinette	69,442	0	0	29,560	99,002
Mr. Klemz	7,350	0	0	0	7,350
Mr. Joiner	6,707	87,192	0	0	93,899

(a)	Represents 401(k) matching contributions under the Tornier, Inc. 401(k) plan for Ms. Diersen and Messrs. Mowry, Klemz and Joiner and for Mr. Epinette the following retirement contributions on his behalf: (i) $5,118 in contributions to the French government mandated pension plan; (ii) $45,881 in contributions to our French operating subsidiary’s Retraite Complémentaire; and (iii) $18,443 in contributions to our French operating subsidiary’s Retraite Supplémentaire.

(b)	Represents: (i) $42,217 in severance pay; (ii) $12,161 in reimbursement of health care coverage premiums; (iii) $30,314 in payout of accrued but unused vacation; and (iv) $2,500 in consulting payments, in each case paid to Mr. Joiner in connection with his termination of employment.

(c)	Represents $19,768 in moving expense reimbursements paid to Mr. Mowry in connection with his move to the Minneapolis/St. Paul area after his date of hire.

(d)	Represents $13,500 in a housing stipend for Mr. Mowry and $29,560 in automobile expenses for Mr. Epinette.

(7)	Ms. Diersen was appointed as Global Chief Financial Officer effective June 21, 2010.

(8)	Mr. Mowry was appointed as Chief Operating Officer effective July 20, 2011.

(9)	Mr. Epinette’s cash compensation was paid in Euro. The foreign currency exchange rate of 1.392 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2011, was used to calculate Mr. Epinette’s base salary and all other compensation amounts for 2011. The foreign currency exchange rate of 1.32574 U.S. dollars for 1 Euro was used to calculate his annual cash incentive bonus under the employee performance incentive compensation plan and the French incentive compensation scheme.

(10)	Mr. Klemz was appointed as Vice President, Chief Legal Officer and Secretary effective September 13, 2010.

(11)	Mr. Joiner resigned as Vice President and General Manager, U.S., Commercial Operations effective November 15, 2011.

Employment Agreements. We, through one of our operating subsidiaries, typically execute employment agreements in conjunction with the hiring or promotion of an executive officer. Our named executive officers are generally compensated by the operating subsidiary to which such named executive officer primarily provided services. Tornier, Inc., our U.S. operating subsidiary, is a party to employment agreements with Mr. Kohrs, Ms. Diersen, Mr. Mowry and Mr. Klemz, which agreements are substantially the same other than differences in base salary, target annual bonus percentages and severance. The employment agreements have a specified term of three years and are subject to automatic renewal for one-year terms unless either we or the executive provides 60 days’ advance notice of a desire not to renew the agreement. Under the agreements, each executive is entitled to a specified base salary, subject to increase but not decrease, is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of base salary (60% for Mr. Kohrs, 50% for each of Mr. Mowry and Ms. Diersen and 40% for Mr. Klemz), and is entitled to participate in the employee benefit plans and arrangements that we generally maintain for our senior executives. The employment agreement also contain severance provisions which are described under the heading “—Potential Payments Upon a Termination or Change in Control” and contain covenants intended to protect against the disclosure of confidential information during and following the executive’s employment, as well as restrictions on engaging in competition with our company or otherwise interfering with our business relationships, which extend through the first anniversary of the executive’s termination of employment for any reason. With respect to certain executives, the employment agreements provide for certain limited additional benefits. Under Mr. Mowry’s employment agreement, we agreed to provide Mr. Mowry a monthly housing stipend of $3,000 for 24 months and reimbursement of certain moving and travel costs to assist Mr. Mowry in his relocation to the Minneapolis/St. Paul area.

Tornier SAS, our French operating subsidiary, is a party to an employment agreement with Mr. Epinette, which does not have a specified term, but which may be terminated by either party in accordance with local law, and which is substantially similar to the employment agreements described above with respect to base salary, annual target bonus (30% of base salary), benefit participation and non-compete obligations. Pursuant to the agreement and French labor laws, Mr. Epinette is entitled to receive certain payments and benefits following a voluntary or involuntary termination of employment, which are described under the heading “—Potential Payments Upon a Termination or Change in Control.”

Equity and Non-Equity Incentive Compensation. Our named executive officers received during 2011 grants of stock options and stock awards under our stock incentive plan. These grants and our stock incentive plan are described in more detail under the headings “Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.” Our named executive officers also received annual cash incentive bonuses under our employee performance incentive compensation plan for their 2011 performance. In addition, Mr. Epinette will receive an annual cash incentive bonus in mid-2012 under our French incentive compensation scheme. The bonus amounts and these plans are described in more detail under the headings “—Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.”

Retirement Benefits. Under the Tornier, Inc. 401(k) Plan, participants, including our named executive officers, other than Mr. Epinette, may voluntarily request that we reduce his or her pre-tax compensation and contribute such amounts to the 401(k) plan’s trust up to certain statutory maximums. We contribute matching contributions in an amount equal to 3% of the participant’s eligible earnings for a pay period, or if less, 50% of the participant’s pre-tax 401(k)

contributions (other than catch-up contributions) for that pay period. Mr. Epinette is eligible to participate and participates in our French operating subsidiary’s government-mandated pension plan, government-mandated pension plan for managerial staff, the Retraite Complémentaire, and defined contribution pension plan for key employees, the Retraite Supplémentaire, in each case on the same basis as other key employees of our French operating subsidiary. In 2011, pursuant to the Retraite Supplémentaire, our French operating subsidiary made contributions equal to approximately 6.5% of Mr. Epinette’s base salary on Mr. Epinette’s behalf. The Retraite Supplémentaire is intended to supplement the state pension plans mandated by French labor laws and to provide participants with a form of compensation that is efficient with respect to income tax and mandated social contributions. Except for our French operating subsidiary’s government-mandated pension plan and a government-mandated pension plan for managerial staff, we do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Severance Payments. The “All other compensation” column of the Summary Compensation Table for 2011 includes amounts paid or accrued pursuant to a severance arrangement with Mr. Joiner and amounts paid to Mr. Joiner pursuant to a consulting arrangement entered into in connection with his separation of employment from our company. The terms of these arrangements are described in more detail under the heading “—Potential Payments Upon Termination or Change in Control – Separation Agreement with Andrew E. Joiner.”

Perquisites and Personal Benefits. With respect to perquisites and personal benefits, we are required under Mr. Mowry’s employment agreement to provide Mr. Mowry a monthly housing stipend of $3,000 for 24 months and reimburse him for certain moving and travel costs to assist him in his relocation to the Minneapolis/St. Paul area. In addition, we provide Mr. Epinette an automobile allowance. The only other benefits that our named executive officers receive are benefits that are also received by our other employees, including the retirement benefits described above, an ability to purchase our ordinary shares at a discount with payroll deductions under our employee stock purchase plan and medical, dental, vision and life insurance benefits.

Indemnification Agreements. We have entered into indemnification agreements with all of our named executive officers. The indemnification agreements are governed by the laws of the State of Delaware (USA) and provide, among other things, for indemnification to the fullest extent permitted by law and our articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by the executive or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. We will be obligated to pay these amounts only if the executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements provide that the executive will not be indemnified and advanced expenses (i) with respect to an action, suit or proceeding initiated by the executive unless so authorized by our board of directors or (ii) with respect to any action, suit or proceeding instituted by the executive to enforce or interpret the indemnification agreement unless the executive is successful in establishing a right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding determines that, despite the executive’s failure to establish the right to indemnification, he or she is entitled to indemnity for such expenses. The indemnification agreement also set forth procedures that apply in the event of a claim for indemnification.

Grants of Plan-Based Awards

The table below provides information concerning grants of plan-based awards to each of our named executive officers during the year ended January 1, 2012. Non-equity incentive plan-based awards were granted to our named executive officers under our employee performance incentive compensation plan, and in the case of Mr. Epinette, our French incentive compensation scheme. Stock awards and option awards were granted under our stock incentive plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the notes to the table below or in the narrative following the table below. We did not grant any “equity incentive plan” awards within the meaning of the SEC rules during the year ended January 1, 2012.

GRANTS OF PLAN-BASED AWARDS – 2011

		Board	Estimated future payouts under non- equity incentive plan awards(2)			All other stock awards: number of shares of	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value stock and option
Name	Grant date	approval date(1)	Threshold(3) ($)	Target ($)	Maximum(4) ($)	stock or units(5) (#)	options(6) (#)	awards ($/Sh)	awards(7) ($)
Douglas W. Kohrs
Cash incentive award	01/03/11	02/22/11	12,082	302,053	422,875
Stock option	05/12/11	05/03/11					86,480	25.20	1,067,336
Stock grant	05/12/11	05/03/11				32,950			830,340
Carmen L. Diersen
Cash incentive award	01/03/11	02/22/11	6,664	166,596	233,235
Stock option	05/12/11	05/03/11					26,050	25.20	321,509
Stock grant	05/12/11	05/03/11				9,920			249,984
David H. Mowry
Cash incentive award	01/03/11	06/28/11	2,877	71,922	100,691
Stock option	08/12/11	06/28/11					48,490	23.61	539,650
Stock grant	08/12/11	06/28/11				18,480			436,313
Stéphan Epinette
Cash incentive award	01/03/11	02/22/11	3,595	89,886	125,840
French incentive compensation scheme award	01/03/11	06/14/11	749	24,605	24,605
Stock option	06/01/11	05/03/11					17,910	27.31	236,519
Stock grant	06/01/11	05/03/11				6,820			186,186
Kevin M. Klemz
Cash incentive award	01/03/11	02/22/11	4,429	110,723	155,012
Stock option	05/12/11	05/03/11					17,310	25.20	213,640
Stock grant	05/12/11	05/03/11				6,600			166,320
Andrew E. Joiner
Cash incentive award	01/03/11	02/22/11	5,847	146,167	204,634
Stock option	05/12/11	05/03/11					21,080	25.20	260,169
Stock grant	05/12/11	05/03/11				8,030			202,356

(1)	During 2011, the grant date and board approval date were different since in the case of our non-equity incentive plan awards, the grant date was effective as of January 3, 2011, the beginning of the relevant performance period, but the board approval date was the date that the performance criteria were determined. See note (2) below. In the case of the stock awards and option awards, during 2011, the grant date was not necessarily the board approval date since the grant date was the third full trading day after the public release of our then most recent financial results, or in the case of Mr. Epinette, the first full trading thereafter that was not during a closed period in accordance with our French sub-plan under our stock incentive plan and our equity grant procedures for French residents.

(2)	Represents amounts payable under our employee performance incentive compensation plan for 2011, which was approved by our board of directors in February 2011. The threshold, target and maximum estimated future payouts for Mr. Mowry under the plan have been prorated to reflect his July 20, 2011 start date. In addition, for Mr. Epinette, also represents amounts payable under our French operating subsidiary’s incentive compensation scheme governed by an agreement entered into by our French operating subsidiary on June 14, 2011. The foreign currency exchange rate of 1.392 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2011, was used to calculate Mr. Epinette’s threshold, target and maximum awards. The actual amounts paid under the employee performance incentive compensation plan and French incentive compensation scheme are reflected in the “Non-equity incentive compensation” column of the Summary Compensation Table.

(3)	The threshold amount for awards payable under our employee performance incentive compensation plan and our French operating subsidiary’s incentive compensation scheme assumes the satisfaction of the threshold level of the lowest weighted financial performance goal.

(4)	Maximum amounts reflect payout of the portion of our annual cash incentive bonus tied to corporate financial performance goals at a maximum rate of 150% of target and the portion of our annual cash incentive bonus tied to individual performance goals at a rate of 100% of target under our employee performance incentive compensation plan. Target and maximum payout amounts are the same for the purposes of our French incentive compensation scheme.

(5)	Represents stock grants in the form of restricted stock units granted under our stock incentive plan. The restricted stock units vest and become issuable over time, with the last tranche becoming issuable on June 1, 2015, in each case, so long as the individual remains an employee or consultant of our company.

(6)	Represents options granted under our stock incentive plan. All options have a ten-year term and vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments.

(7)	We refer you to notes (3) and (4) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock awards and option awards.

Tornier N.V. Employee Performance Incentive Compensation Plan. Under the terms of the Tornier N.V. Employee Performance Incentive Compensation Plan, our named executive officers, as well as other employees of our company, earn annual cash incentive bonuses based on our financial performance and individual objectives. The material terms of the plan are described in detail under the heading “—Compensation Discussion and Analysis—Executive Compensation Components— Short-Term Cash Incentive Compensation.”

French Performance Incentive Compensation Scheme. Under the terms of the Tornier SAS Performance Incentive Compensation Scheme, Mr. Epinette, as well as other executives of our company who are employed by our French operating subsidiary, earn annual cash incentive bonuses based on our financial performance and the financial performance of our French operating subsidiary. The material terms of the plan are described in detail under the heading “—Compensation Discussion and Analysis—Executive Compensation Components— Short-Term Cash Incentive Compensation.”

Tornier N.V. 2010 Incentive Plan. At our general meeting of shareholders on August 26, 2010, our shareholders approved the Tornier N.V. 2010 Incentive Plan, which we refer to as our stock incentive plan, which permits the grant of a wide variety of equity awards to our employees, including our employees, directors and consultants, including incentive and non-qualified options, stock appreciation rights, stock grants, stock unit grants, cash-based awards and other stock-based awards. Our stock incentive plan is designed to assist us in attracting and retaining our employees, directors and consultants, provide an additional incentive to such individuals to work to increase the value of our ordinary shares, and provide such individuals with a stake in our future which corresponds to the stake of each of our shareholders.

The stock incentive plan reserves for issuance a number of ordinary shares equal to the sum of (i) the number of ordinary shares available for grant under our prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under our prior stock option plan as of such date) and (ii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under our prior stock option plan. As of January 1, 2012, 0.4 million ordinary shares remained available for grant under the stock incentive plan, and there were 4.6 million ordinary shares covering outstanding awards under such plan as of such date. For purposes of determining the remaining ordinary shares available for grant under the stock incentive plan, to the extent that an award expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of ordinary shares to which the award related, the undelivered ordinary shares will again be available for grant. Similarly, ordinary shares withheld or surrendered in payment of an exercise price or taxes relating to an award under the stock incentive plan will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the stock incentive plan. The total number of ordinary shares available for issuance under the stock incentive plan and the number of ordinary shares subject to outstanding awards are subject to adjustment in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in our corporate structure or ordinary shares. In February 2012, our board of directors, upon recommendation of our compensation committee, approved an amendment to the stock incentive plan to increase the number of ordinary shares available for issuance under the stock incentive plan by 2.7 million, which amendment is subject to the approval of our shareholders.

Our board of directors has the ability to amend the stock incentive plan or any awards granted thereunder at any time, provided that, certain amendments are subject to approval by our shareholders and subject to certain exceptions, no amendment may adversely affect any outstanding award without the consent of the affected participant. Our board of directors also may suspend or terminate the stock incentive plan at any time, and, unless sooner terminated, the stock incentive plan will terminate on August 25, 2020.

Under the terms of the stock incentive plan, stock options must be granted with a per share exercise price equal to at least 100% of the fair market value of an ordinary share on the grant date. For purposes of the plan, the fair market value of our ordinary shares is the closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market. We set the per share exercise price of all stock options granted under the plan at an amount at least equal to 100% of the fair market value of our ordinary shares on the grant date. The per share exercise price for options granted to our French employees may be higher since under the terms of our French sub-plan, the exercise price shall not be less than 95% of the average of the closing price of our ordinary shares during the 20-trading day period prior to the grant date. Options become exercisable at such times and in such installments as may be determined by our board of directors or compensation committee, provided that most options may not be exercisable after 10 years from their grant date. The vesting of our stock options is generally time-based and is as follows: 25% of the shares underlying the stock option vest on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of our company.

Currently, optionees must pay the exercise price of stock options in cash, except that our compensation committee may allow payment to be made (in whole or in part) by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the grantee but will reduce the number of ordinary shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method.

Under the terms of the grant certificates under which stock options have been granted to the named executive officers, if an executive’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will: (i) immediately terminate if the executive’s employment or service relationship with our company terminated for cause; (ii) continue for a period of one year if the executive’s employment or service relationship with our company terminated as a result of his or her death or disability; or (iii) continue for a period of 90 days if the executive’s employment or service relationship with our company terminated for any reason, other than for cause or upon death or disability.

Stock grants under the plan are made in the form of restricted stock units and assuming the recipient continuously provides services to our company (whether as an employee or as a consultant) typically vest and the ordinary shares underlying such grants are issued over time. The specific terms of vesting of a stock grant depends upon whether the award is a performance recognition grant, talent acquisition grant or special recognition grant. Performance recognition grants are typically made in mid-year and vest, or become issuable, in four as nearly equal as possible annual installments on June 1st of each year. Time-based talent acquisition grants granted to new hires and promoted employees and special recognition grants vest in a similar manner, except that the first installment is pro-rated, depending upon the grant date.

As a condition of receiving stock options or stock grants, recipients, including our named executive officers, must agree to pay all applicable tax withholding obligations in connection with the awards. With respect to stock grants, our executives must agree to pay in cash all applicable tax withholding obligations, or alternatively, may give instructions to and authorization any brokerage firm determined acceptable to us for such purpose to sell on the executive’s behalf that number of ordinary shares issuable upon vesting of the stock grant as we determine to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligation.

As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control,” if a change in control of our company occurs, then, under the terms of our stock incentive plan, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding unexercised stock options and stock awards that have not vested for each of our named executive officers that remained outstanding at our fiscal year-end, January 1, 2012. We did not have any “equity incentive plan” awards within the meaning of the SEC rules outstanding at January 1, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2011

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units that have not vested(4) ($)
Douglas W. Kohrs	583,333	0	13.3914	07/18/2016
	379,529	0	13.89	02/26/2017
	138,533	19,800	16.98	04/24/2018
	45,828	20,838	16.98	05/01/2019
	36,457	46,876	22.50	02/01/2020
	0	86,480	25.20	05/12/2021
					32,950	593,100

Carmen L. Diersen	56,250	93,750	22.50	06/21/2020
	0	26,050	25.20	05/12/2021
					9,920	178,560

David H. Mowry	0	48,490	23.61	08/12/2021
					18,480	332,640

Stéphan Epinette	45,828	20,838	16.98	05/01/2019
	14,582	18,751	22.50	02/01/2020
	0	17,910	27.31	12/01/2020	6,820	122,760

Kevin M. Klemz	26,041	57,292	22.50	09/13/2020
	0	17,310	25.20	05/12/2021
					6,600	118,800

Andrew E. Joiner(5)	72,913	10,420	16.98	04/24/2018
	22,914	10,419	16.98	05/01/2019
	18,228	23,438	22.50	02/01/2020
	0	21,080	25.20	05/12/2021
					8,030	144,540

(1)	All stock options vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of our company. If a change in control our company occurs, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms. For more information, we refer you to the discussion under the heading “—Potential Payments Upon Termination or Change in Control.”

(2)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with our company terminates. It is anticipated that Mr. Joiner’s consulting arrangement will terminate on June 30, 2012. Upon such termination, all of Mr. Joiner’s unvested option awards will terminate at that time and any unexercised vested option awards will expire 90 days thereafter. For more information, we refer you to the discussion under the heading “—Potential Payments Upon Termination or Change in Control—Severance Arrangement with Andrew E. Joiner.”

(3)	The release dates and release amounts for the unvested stock awards are as follows:

Name	June 1, 2012	June 1, 2013	June 1, 2014	June 1, 2015
Mr. Kohrs	8,237	8,237	8,238	8,238
Ms. Diersen	2,480	2,480	2,480	2,480
Mr. Mowry	3,849	4,877	4,877	4,877
Mr. Epinette	0	3,410	1,705	1,705
Mr. Klemz	1,650	1,650	1,650	1,650
Mr. Joiner	2,007	2,007	2,008	2,008

If a change in control of our company occurs, all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance or condition will be deemed satisfied generally only to the extent of the stated target.

(4)	The market value of stock grants that had not vested as of January 1, 2012 is based on the per share closing sale price of our ordinary shares on January 1, 2012 ($18.00).

(5)	It is anticipated that Mr. Joiner’s consulting arrangement will terminate on June 30, 2012. Upon such termination, all of Mr. Joiner’s unvested option awards and unvested stock awards will terminate at that time and any unexercised vested option awards will expire 90 days thereafter.

Options Exercised and Stock Vested During Fiscal Year

None of our named executive officers exercised any stock options during the year ended January 1, 2012 and no stock awards held by any of our named executive officers vested during such time.

Potential Payments Upon a Termination or Change in Control

Severance Arrangements – Generally. Tornier Inc., our U.S. operating subsidiary, is a party to employment agreements with each of our named executive officers, except Mr. Epinette, which agreements provide for certain severance protections. Under such agreements, if the executive’s employment is terminated by Tornier, Inc. without “cause” (as such term is defined in the employment agreements), in addition to any accrued but unpaid salary and benefits through the date of termination, the executive will be entitled to base salary and health and welfare benefit continuation for 12 months following termination, and, in the event the executive’s employment is terminated without cause due to non-renewal of the employment agreements by Tornier, Inc., the executive also will be entitled to a payment equal to his or her pro rata annual bonus for the year of termination.

Tornier SAS, our French operating subsidiary, is a party to an employment agreement with Mr. Epinette, which agreement provides for certain protections. Pursuant to the agreement and French labor laws, Mr. Epinette is entitled to receive certain payments and benefits following a voluntary or involuntary termination of employment, including an amount equal to 12 months’ gross monthly salary, which is payable as consideration for the restrictive covenants contained in the agreement, a payment equal to Mr. Epinette’s French incentive compensation scheme payment for the year of his termination and, in the case of an involuntary termination of employment, a severance payment payable pursuant to French law, the amount of which is determined based on Mr. Epinette’s gross monthly salary and years of service with Tornier SAS. Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of any annual cash incentive bonus payable to Mr. Epinette during such period pursuant to our annual cash incentive bonus program.

Separation Arrangement with Andrew E. Joiner. Tornier Inc., our U.S. operating subsidiary, entered into a separation agreement with Mr. Joiner in connection with his termination of employment, which became effective on November 15, 2011, pursuant to which, in exchange for his execution of a general release of claims, Mr. Joiner became entitled to the severance payments and benefits payable to him in the event of an involuntary termination of employment without cause pursuant to the employment agreement to which he was a party with Tornier, Inc. prior to his termination of employment. The separation agreement provides for the following, among other things:

•	payment by us of all amounts and benefits accrued but unpaid through the date of termination, including base salary, unreimbursed expenses and accrued and unused vacation;

•

cash severance payments by us to Mr. Joiner in an aggregate amount equal to his annual base salary of $337,737, paid in accordance with our prevailing payroll practices, in the form of salary continuation through November 15, 2012; and

•	if timely elected, payment of COBRA continuation coverage premiums for 12 months, or until Mr. Joiner has secured other employment, whichever occurs first.

Any amounts Mr. Joiner receives as a result of other full-time employment or engaging in his own business prior to November 14, 2012 will be set off from the cash severance payments required to be paid to Mr. Joiner under his separation agreement. The separation agreement also includes an agreement by Mr. Joiner to comply with certain non-competition and other obligations and cooperate with respect to any future investigations and litigation.

To assist in implementing an orderly transition of management responsibilities, Tornier Inc. and Mr. Joiner entered into a consulting agreement pursuant to which Mr. Joiner serves as a consultant of Tornier Inc. and is expected to do so through June 30, 2012. Mr. Joiner receives $2,500 per month for up to 15 hours of consulting services per month and is compensated at a rate of $150 per hour for any consulting services in excess of the foregoing. Pursuant to the terms of our prior stock option plan and current stock incentive plan, Mr. Joiner’s stock options and stock grants will continue to vest so long as Mr. Joiner continues to provide services to us as a consultant, and he will be entitled to exercise any outstanding vested stock options for 90 days following his cessation of such services. The consulting agreement also contains customary confidentiality provisions.

Change in Control Arrangements – Generally. Under the terms of the employment agreements Tornier Inc. has entered into with Mr. Kohrs, Ms Diersen, Mr. Mowry and Mr. Klemz, in the event an executive’s employment is terminated without cause or by the executive for “good reason” (as such term is defined in the employment agreements) within 12 months following a change in control, the executive will be entitled to receive accrued but unpaid salary and benefits through the date of termination, a lump sum payment equal to his or her base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock grants. In addition, Mr. Kohrs’s agreement provides that in the event the payments and benefits to which he is entitled pursuant to the agreement become subject to the excise tax under Section 4999 of the Code, he will be entitled to a “gross-up” payment in order to cover such tax liability.

Under the terms of the employment agreement between Tornier SAS and Mr. Epinette, if Mr. Epinette is terminated for reasons other than negligence or serious misconduct following a change in control (as such term is defined in the employment agreement), he is entitled to gross monthly salary continuation and health and welfare benefit continuation for 12 months following termination of employment, accelerated vesting of all unvested options, as well as a payment equal to Mr. Epinette’s annual target bonus and French incentive compensation scheme payment for the year of his termination. Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of any annual cash incentive bonus payable to Mr. Epinette during such period pursuant to our annual cash incentive bonus program.

In addition to the change in control severance protections provided in the employment agreements with our executives, our prior stock option plan and our current stock incentive plan under which stock options and stock grants have been granted to our named executive officers contain “change in control” provisions. Under our prior stock option plan and current stock incentive plan, if there is a change in control of our company, then, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target. Alternatively, the compensation committee may determine that outstanding awards will be cancelled as of the consummation of the change in control and that holders of cancelled awards will receive a payment in respect of such cancellation based on the amount of per share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

A “change in control” under our current stock incentive plan means:

•

the acquisition (other than from Tornier) by any person, entity or group, subject to certain exceptions, of 50% or more of either our then-outstanding ordinary shares or the combined voting power of our then-outstanding ordinary shares or the combined voting power of our then-outstanding capital stock entitled to vote generally in the election of directors;

•	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors;

•

consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation);

•	approval by our shareholders of a liquidation or dissolution of our company; or

•

the consummation of the sale of all or substantially all of our assets with respect to which persons who were our shareholders immediately prior to such sale do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

The definition of change in control in our prior stock option plan and executive employment agreements is not identical but substantially similar to the definition in our current stock incentive plan.

Potential Payments to Named Executive Officers. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) any termination (including for cause) or resignation, or a voluntary/for cause termination, (ii) an involuntary termination without cause, (iii) an involuntary termination without cause or a resignation for good reason within 12 months following a change in control, or a qualifying change in control termination, (iv) termination by reason of an executive’s death and (v) termination by reason of an executive’s disability. The amounts shown assume that the applicable triggering event occurred on January 1, 2012, and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. Mr. Joiner is not included in the table below because he was not employed as of January 1, 2012. For more information regarding the amounts payable to Mr. Joiner in connection with his termination, please refer to the discussion above under “—Separation Arrangement with Andrew E. Joiner.”

		Triggering Events
Name	Type of payment	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death ($)	Disability ($)
Douglas W. Kohrs	Cash severance(1)	—	503,913	503,913	—	—
	Benefit continuation(2)	—	12,161	12,161	—	—
	Target bonus(3)	—	—	302,053	—	—
	Option award acceleration(4)	—	—	41,438	—	—
	Stock award acceleration(5)	—	—	593,100	—	—
	Gross-up	—	—	0	—	—
	Total	—	516,074	1,452,665	—	—
Carmen L. Diersen	Cash severance(1)	—	333,938	333,938	—	—
	Benefit continuation(2)	—	12,161	12,161	—	—
	Target bonus(3)	—	—	166,596	—	—
	Option award acceleration(4)	—	—	0	—	—
	Stock award acceleration(5)	—	—	178,560	—	—
	Total	—	346,099	691,255	—	—
David H. Mowry	Cash severance(1)	—	325,000	325,000	—	—
	Benefit continuation(2)	—	12,161	12,161	—	—
	Target bonus(3)	—	—	71,922	—	—

		Triggering Events
Name	Type of payment	Voluntary/ for cause termination ($)		Involuntary termination without cause ($)		Qualifying change in control termination ($)		Death ($)	Disability ($)
	Option award acceleration(4)	—		—		0		—	—
	Stock award acceleration(5)	—		—		332,640		—	—
	Total	—		337,161		741,723		—	—
Stéphan Epinette(6)	Cash severance	368,852	(8)	315,223	(9)	737,705	(10)	—	368,852
	Benefit continuation	—		—		6,825		—	—
	Target bonus(7)	24,605		24,605		113,639		24,605	24,605
	Option award acceleration(4)	—		—		21,250		—	—
	Stock award acceleration(5)	—		—		122,760		—	—
	Total	393,457		339,828		1,002,179		24,605	393,457
Kevin M. Klemz	Cash severance(1)	—		277,425		277,425		—	—
	Benefit continuation(2)	—		12,161		12,161		—	—
	Target bonus(3)	—		—		110,723		—	—
	Option award acceleration(4)	—		—		0		—	—
	Stock award acceleration(5)	—		—		118,800		—	—
	Total	—		289,586		519,109		—	—

(1)	Represents the value of salary continuation for 12 months or payment of a lump sum equal to 12-months’ base salary following the executive’s termination, as applicable.

(2)	Includes the value of medical, dental and vision benefit continuation for each executive and their family for 12 months following the executive’s termination. With respect to a qualifying change in control termination, we will bear the entire cost of coverage.

(3)	Includes value of full target bonus for the year of the change in control. In the case of all of the named executive officers, other than Mr. Epinette, if the termination is an involuntary termination without cause and the date of termination is such that the termination is structured as a non-renewal of the executive’s employment agreement, then under such circumstances a pro rata portion of the executive’s annual bonus would be required to be paid under the terms of the executive’s employment agreement.

(4)	The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the per share market price of our ordinary shares underlying the unvested stock options held by such executive as of January 1, 2012 ($18.00), and (ii) the per share exercise price of the options held by such executive. The range of per share exercise prices of unvested stock options held by our named executive officers included in the table as of January 1, 2012 was $13.39 to $27.31.

(5)	The value of the automatic acceleration of the vesting of stock awards held by a named executive officer is based on: (i) the number of unvested stock awards held by such officer as of January 1, 2012, multiplied by (ii) the per share market price of our ordinary shares on January 1, 2012 ($18.00).

(6)	The foreign currency exchange rate of 1.392 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2011, was used to calculate Mr. Epinette’s payments and benefits upon termination of employment.

(7)	Includes amounts payable pursuant to the French incentive compensation scheme maintained by Tornier SAS assuming 100% achievement of applicable performance metrics. Pursuant to French law, participants receive their annual incentive payment for the year of their termination of employment for any reason. Upon a qualifying termination following a change in control, Mr. Epinette also will receive his full target annual bonus for the year of the change in control under our employee performance incentive compensation plan.

(8)	Reflects an amount equal to 12 months’ gross monthly salary, which is payable as consideration for the restrictive covenants contained in Mr. Epinette’s employment agreement (the “restrictive covenant consideration”). Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of annual incentive bonus payable to Mr. Epinette in 2011 in respect of 2010 performance pursuant to our annual bonus program.

(9)	Reflects, in addition to the restrictive covenant consideration described in note (8), an amount equal to one-fifth of Mr. Epinette’s gross monthly salary, multiplied by his number of years of service with Tornier SAS, which is intended to reflect an amount payable pursuant to French law in the event of Mr. Epinette’s involuntary termination of employment. Mr. Epinette will receive these benefits following any involuntary termination of employment, except for a termination involving serious or gross misconduct.

(10)	Reflects, in addition to the restrictive covenant consideration described in note (8), an amount equal to 12 months’ gross monthly salary, which is intended to reflect an amount payable pursuant to Mr. Epinette’s employment agreement in the event of an involuntary termination of employment within 12 months following a change in control.

Risk Assessment of Compensation Policies, Practices and Programs

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices and programs and related compensation governance structure work together in a manner so as to encourage our employees, including our named executive officers, to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

•	annual base salaries for all employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

•

while performance-based, or at risk, compensation constitutes a significant percentage of the overall total compensation of many of our employees, including in particular our named executive officers, and thereby we believe motivates our employees to help fulfill our corporate mission, vision and values, including specific and focused company performance goals, the non-performance based compensation for most employees for most years is also a sufficiently high percentage of their overall total compensation that we do not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation;

•	for most employees, our performance-based compensation has appropriate maximums;

•

a significant portion of performance-based compensation of our employees is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a four-year period of time thereby focusing our employees on our company’s long-term interests; and

•

performance-based or variable compensation awarded to our employees, which for our higher-level employees, including our named executive officers, constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance measures and goals that are drivers of long-term success for our company and our shareholders.

As a matter of best practice, we will continue to monitor our compensation policies, practices and programs to ensure that they continue to align the interest of our employees, including in particular our executive officers, with those of our long-term shareholders while avoiding unnecessary or excessive risk.

MISCELLANEOUS

Proposals for the 2013 Annual General Meeting of Shareholders

If any shareholder wishes to propose a matter for consideration at our 2013 annual general meeting of shareholders, the proposal should be delivered to Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for our 2013 annual general meeting of shareholders, a proposal must be received by our Vice President, Chief Legal Officer and Secretary on or before January 18, 2013, unless the date of the 2013 annual general meeting is changed by more than 30 days from the date of the 2012 annual general meeting of shareholders, and must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other shareholder proposals to be presented at our 2013 annual general meeting of shareholders, including director nominations, must be given in writing to our Vice President, Chief Legal Officer and Secretary no later than 60 days prior to our 2013 annual general meeting of shareholders, as required by our articles of association.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our articles of association and the rules and regulations of the SEC. You may contact Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, for a copy of the relevant provisions of our articles of association regarding the requirements for making shareholder proposals.

Proxy Solicitation Costs

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of our company without additional compensation. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our shareholders.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, (+ 31) 20 675 4002.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our company, at the address or telephone number provided above.

Copies of 2011 Annual Report

Our annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended January 1, 2012 are being sent or made available electronically to shareholders together with this proxy statement on or about May 18, 2012.

A copy of our annual report on Form 10-K for the fiscal year ended January 1, 2012, including the financial statements and the financial statement schedules thereto, is available without charge upon written request to: Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. The annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended January 1, 2012 are also available on our website at www.tornier.com.

By Order of the Board of Directors

/s/ Sean D. Carney
Sean D. Carney
Chairman of the Board of Directors

May 18, 2012

TORNIER N.V.

AMENDED AND RESTATED

2010 INCENTIVE PLAN

(As proposed to be amended and restated on June 27, 2012)

1.     PURPOSE

The purpose of this Plan is to promote the interests of the Company and its Affiliates by authorizing the Committee to grant Awards to Eligible Recipients in order to (i) attract and retain such individuals, (ii) provide an additional incentive to such individuals to work to increase the value of Stock, and (iii) provide such individuals with a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders. The Plan shall become effective as of the Effective Date.

2.         DEFINITIONS

2.1.     Adverse Action. Adverse Action means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial, or adverse to the interests of the Company or any Affiliate, including: (i) disclosing confidential information of the Company or any Affiliate to any person not authorized by the Company or Affiliate to receive it, (ii) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Affiliate, or (iii) interfering with the relationships of the Company or any Affiliate and their respective employees, independent contractors, customers, prospective customers, and vendors.

2.2.     Affiliate. Affiliate means any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any other entity determined by the Committee to be an “Affiliate” for purposes of this Plan.

2.3.     Award. Award means, individually or collectively, an Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant, Cash-Based Award, or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.4.     Award Agreement. Award Agreement means either: (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic certificate or statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5.     Board. Board means the Management Board of the Company or any successor thereto, provided, that if the Management Board does not exist, “Board” means the Board of Directors of the Company.

2.6.     Cash-Based Award. Cash-Based Award means an Award, denominated and paid in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 9.1 of this Plan.

2.7.     Cause. Cause means with respect to any Participant: (i) the Participant has engaged in conduct that in the judgment of the Committee constitutes gross negligence, misconduct, or gross neglect in the performance of the Participant’s duties and responsibilities, including any breach of the policies of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics, the Company’s Code of Conduct on Insider Trading and Confidentiality and the Company’s Code of Conduct on Interactions with U.S. Customers, and conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the Participant at the Company’s expense, (ii) the Participant has been convicted of or has pled guilty to a felony for fraud, embezzlement, or theft, (iii) the Participant has engaged in a breach of any policy of the Company for which termination of employment or service is a permissible consequence, or (iv) the Participant has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any; provided, however, that if, subsequent to the Participant’s voluntary termination for any reason or involuntary termination by the Employer without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall be deemed to have been terminated for Cause for all purposes under this Plan.

2.8.     Change in Control. Change in Control means (i) the acquisition (other than from the Company) after the Effective Date by any person, entity, or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of either the then-outstanding ordinary shares or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors, (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, (iii) consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation), (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company, or (v) the consummation of the sale of all or substantially all of the assets of the Company with respect to which persons who were the shareholders of the Company immediately prior to such sale do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

2

2.9.       Code. Code means the United States Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.10.     Committee. Committee means the Compensation Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent directors” as defined in the Listing Rules of the Nasdaq Global Market (or other applicable exchange or market on which the Stock may be traded or quoted). The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in the Plan. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein.

2.11.     Company. Company means Tornier N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands or any successor thereto.

2.12.     Consultant. Consultant means a person engaged to provide consulting or advisory services (other than as an Employee or a Non-Employee Director) to the Company or any Affiliate that: (i) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13.     Director. Director means any member of the Board.

2.14.     Disability. Disability means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders a Participant unable to engage in any substantial gainful activity. The Committee shall determine whether a Participant has a Disability. If a Participant disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician’s determination as to whether a Participant has a Disability shall be binding on the Company and the Participant.

2.15.     Disqualifying Disposition. Disqualifying Disposition means any disposition (including any sale) of Stock acquired upon the exercise of an ISO made within the period that ends either (i) two (2) years after the date the Participant was granted the ISO or (ii) one (1) year after the date the Participant acquired Stock by exercising the ISO.

2.16.     Effective Date. Effective Date means the date on which the Company’s shareholders (acting at a duly called meeting of such shareholders) approve the adoption of this Plan as amended and restated.

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2.17.     Eligible Recipients. Eligible Recipients means all Employees, all Non-Employee Directors, and all Consultants.

2.18.     Employee. Employee means any individual performing services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or an Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or an Affiliate during such period. An individual shall not cease to be an Employee in the case of: (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company or any Affiliate. For purposes of ISOs, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or an Affiliate, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any ISO held by a Participant shall cease to be treated as an ISO and shall be treated for tax purposes as a Non-ISO. Neither service as a Non-Employee Director nor payment of a Non-Employee Director’s retainer or other fee by the Company shall be sufficient to constitute “employment” by the Company.

2.19.     Fair Market Value. Fair Market Value means with respect to the Stock, as of any date: (i) the closing sale price of the Stock as of such date at the end of the regular trading session, as reported by the Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange, or any national securities exchange on which the Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade), (ii) if the Stock is not so listed, admitted to unlisted trading privileges, or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (iii) if the Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination shall be final, conclusive, and binding for all purposes and on all persons, including the Company, the shareholders of the Company, the Participants, and their respective successors-in-interest. No member of the Committee shall be liable for any determination regarding the Fair Market Value of the Stock that is made in good faith.

2.20.     Full Value Award. Full Value Award means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of shares of Stock.

2.21.     Grant Date. Grant Date means the date an Award is granted to a Participant pursuant to this Plan. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

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2.22.     IPO. IPO means an initial underwritten public offering of the Company’s equity securities pursuant to an effective Form S-1 registration statement filed under the 1933 Act.

2.23.     IPO Effective Date. IPO Effective Date means the effective date of an IPO.

2.24.     ISO. ISO means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of Section 422 of the Code.

2.25.     1933 Act. 1933 Act means the United States Securities Act of 1933, as amended. Any reference to a section of the 1933 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1933 Act.

2.26.     1934 Act. 1934 Act means the United States Securities Exchange Act of 1934, as amended. Any reference to a section of the 1934 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1934 Act.

2.27.     Non-Employee Director. Non-Employee Director means any Director who is not an Employee of the Company or an Affiliate of the Company.

2.28.     Non-ISO. Non-ISO means an option granted under this Plan to purchase Stock which is not intended to satisfy the requirements of Section 422 of the Code.

2.29.     Option. Option means an ISO or a Non-ISO.

2.30.     Other Stock-Based Award. Other Stock-Based Award means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Section 9.2 of this Plan.

2.31.     Participant. Participant means an Eligible Recipient who receives one or more Awards under this Plan.

2.32.     Performance Goals. Performance Goals mean with respect to any applicable Award, one or more targets, goals, or levels of attainment required to be achieved in terms of the specified performance measures (as determined by the Committee in its sole discretion) during the specified Performance Period, as set forth in the related Award Agreement.

2.33.     Performance Period. Performance Period means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.34.     Plan. Plan means this Tornier N.V. Amended and Restated 2010 Incentive Plan, as the same may be amended from time to time.

2.35.     Prior Plan. Prior Plan means the Tornier B.V. Amended and Restated Stock Option Plan, which was adopted effective as of July 18, 2006, as the same may be amended from time to time.

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2.36.     Retirement. Retirement means, unless otherwise defined in an Award Agreement or in a written employment, services, or other agreement between the Participant and the Company or an Affiliate, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function.

2.37.     Rule 16b-3. Rule 16b-3 means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.38.     Stock. Stock means the ordinary shares of the Company, with a par value per share as defined in the articles of association of the Company, or the number and kind of shares or other securities into which such Stock may be changed in accordance with Section 3.5 of this Plan.

2.39.     Stock Appreciation Right. Stock Appreciation Right means a right which is granted under Section 7 of this Plan to receive the appreciation in a share of Stock.

2.40.     Stock-Based Award. Stock-Based Award means any equity-based or equity-related Award made pursuant to this Plan, including Options, Stock Appreciation Rights, Stock Grants, Stock Unit Grants, and Other Stock-Based Awards.

2.41.    Stock Grant. Stock Grant means a grant under Section 8 of this Plan which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

2.42.     Stock Unit Grant. Stock Unit Grant means a grant under Section 8 of this Plan which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.

2.43.     Ten Percent Shareholder. Ten Percent Shareholder means an individual who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of shares of either the Company, an Affiliate or a “parent corporation” (within the meaning of Section 424(e) of the Code).

3.         SHARES AVAILABLE FOR ISSUANCE; GRANT LIMITS AND ADJUSTMENTS

3.1.     Stock Available for Issuance. Subject to adjustment as provided in Section 3.5, the maximum number of shares of Stock that shall be available for issuance under this Plan shall be the sum of:

(a)     2,700,000;

(b)     The number of shares of Stock available for grant under the Prior Plan as of the IPO Effective Date (not including any shares of Stock that are subject to outstanding “options” (as defined in the Prior Plan) under the Prior Plan as of the IPO Effective Date, or any shares of Stock that were issued pursuant to options granted under the Prior Plan prior to the IPO Effective Date); and

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(c)     The number of shares of Stock underlying options which have been granted pursuant to the Prior Plan and are outstanding as of the IPO Effective Date that remain undelivered following any expiration, cancellation, forfeiture, cash settlement, or other termination of such options following the IPO Effective Date; and

(d)     The number of shares of Stock issued or subject to Awards granted under the Plan in connection with the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of the Company and/or any Affiliate(s) acquiring, merging, or consolidating with another entity; and

(e)     The number of shares that are unallocated and available for grant under a stock plan assumed by the Company or any Affiliate(s) in connection with the merger, consolidation, or acquisition of another entity by the Company and/or any of its Affiliates, based on the applicable exchange ratio and other transaction terms, but only to the extent that such shares may be utilized by the Company or its Affiliates following the transaction pursuant to the rules and regulations of the Nasdaq Global Market (or other applicable market or exchange on which the Company’s Stock may be quoted or traded);

provided, however, that no more than the maximum number of shares of Stock authorized for issuance under this Plan may be issued pursuant to Full Value Awards and no more than the maximum number of shares of Stock authorized for issuance under this Plan may be issued in connection with the exercise of ISOs.

3.2.     Source of Stock. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company.

3.3.     Accounting for Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. If an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the Participant of the full number of shares to which the Award related, the shares subject to such Award shall, to the extent of such expiration, cancellation, forfeiture, cash settlement or termination, again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an Award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either (i) the applicable shares are withheld or surrendered following the termination of the Plan, or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to shareholder approval under any then-applicable rules of the national securities exchange on which the Stock is listed.

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3.4.     Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.5.     Adjustments to Stock and Awards.

(a)     In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of the Company after the date of grant of any Award, or in the event of any change in applicable laws or circumstances that results in or could result in, in either case, the substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall make appropriate adjustment (which determination shall be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sublimits set forth in Section 3.1, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive, and binding on Participants under this Plan.

(b)     Notwithstanding anything else herein to the contrary, without affecting the number of shares of Stock reserved or available hereunder and the sublimits in Section 3.1, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 409A, 422 and 424 of the Code, as and where applicable.

4.       COMMITTEE

4.1.     Plan Administration. This Plan shall be administered by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary. Notwithstanding anything in the Plan to the contrary, to the extent required by the laws of The Netherlands, Awards granted pursuant to this Plan (to the extent they constitute Options or other rights to acquire shares of Stock or Stock Grants) shall be deemed to have been granted subject to the approval of such Award (including its terms and conditions as established by the Committee) by the Board (if and to the extent the Company’s general meeting of shareholders has delegated such authority to the Board) or by the Company’s general meeting of shareholders itself (if and to the extent the Company’s general

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meeting of shareholders has not delegated such authority to the Board), and no Awards shall be effective until such approval, as applicable, is received. The Committee acting in its sole discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to Section 12 and Section 17 herein and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Participant, and on each other person directly or indirectly affected by such action. The Committee shall not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Recipient shall have the right to require him or her to execute an agreement which makes the Eligible Recipient subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

4.2.     Participants Based Outside of the United States. In addition to the authority of the Committee under Section 4.1 and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Affiliate in order to comply with local legal requirements, to otherwise protect the Company’s or Affiliate’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more subplans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section 4.2: (i) to reserve shares or grant Awards in excess of the limitations provided in this Plan, (ii) to grant an Option or Stock Appreciation Right having an exercise price less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date in violation of this Plan, or (iii) for which shareholder approval would then be required pursuant to Section 17.2.

5.         ELIGIBILITY

Only Employees shall be eligible for the grant of ISOs under this Plan. All Eligible Recipients shall be eligible for the grant of Non-ISOs, Stock Appreciation Rights, Cash-Based Awards, Other Stock-Based Awards, and for Stock Grants and Stock Unit Grants under this Plan.

6.         OPTIONS

6.1.     Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Options to Eligible Recipients under this Plan to purchase shares of Stock subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each grant of an Option to an Eligible Recipient shall be evidenced by an Award Agreement, and each Award Agreement shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its sole discretion deems consistent with the terms of this Plan; provided, however, that if the Committee grants an ISO and a Non-ISO to an Employee on the same date, the right of the Employee to exercise the ISO shall not be conditioned on his or

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her failure to exercise the Non-ISO. To the extent that any ISO (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such ISO (or portion thereof) shall continue to be outstanding for purposes of this Plan but shall thereafter be deemed to be a Non-ISO.

6.2.     $100,000 Limit. To the extent the aggregate Fair Market Value (determined as of the date of grant) of Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess ISOs shall be treated as Non-ISOs.

6.3.     Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 shall be determined by the Committee in its sole discretion at the time of grant; provided, however, that other than with respect to any substitute Award described in Section 3.1, such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date and; provided, further, that if the Option is an ISO granted to an Employee who is a Ten Percent Shareholder, the per share price for each share of Stock subject to such ISO shall be no less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the date such ISO is granted.

6.4.     Payment.

(a)     The exercise price of an Option shall be payable in full upon the exercise of such Option in cash (including check, bank draft, or money order); provided, however, that the Committee, in its sole discretion, may allow such payments to be made, in whole or in part, by (i) by a “net exercise” of the Option (as further described in paragraph (b), below), (ii) through cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market, (iii) by a combination of such methods; or (iv) any other method approved or accepted by the Committee in its sole discretion.

(b)     In the case of a “net exercise” of an Option, a Participant shall receive the number of shares of Stock underlying the Options so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Options divided by the Fair Market Value on the date of exercise (the “Reduced Shares”). In the event of a “net exercise” of an Option, Options to purchase the Reduced Shares shall be cancelled in exchange for the right to receive an amount (the “Redemption Amount”) equal to the Fair Market Value of the Reduced Shares on the date of exercise. The Redemption Amount shall automatically be applied by the Company to satisfy the amount the Participant is required to pay to exercise the Options. Thereafter, the Participant shall receive the number of shares of Stock remaining after such Reduced Shares have been cancelled. Shares of Stock shall no longer be outstanding under an Option (and shall therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares cancelled to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

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6.5.     Exercisability and Duration. An Option shall become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant and as set forth in the related Award Agreement, including (i) the achievement of one or more Performance Goals, or that (ii) the Participant remain in continuous employment or service with the Company or an Affiliate for a certain period; provided, however, that no Option shall be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an ISO that is granted to a Ten Percent Shareholder on the date the Option is granted).

6.6.     Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission, or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Stock to be purchased in accordance with Section 6.4 of this Plan.

6.7.     Disqualifying Disposition. Each Participant who receives an ISO shall notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an ISO.

7.         STOCK APPRECIATION RIGHTS

7.1.     Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Stock Appreciation Rights to Eligible Recipients under this Plan subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Appreciation Right grant shall be evidenced by an Award Agreement or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by an Award Agreement for the related Option.

7.2.     Exercise Price. The exercise price of a Stock Appreciation Right shall be determined by the Committee, in its sole discretion, at the time of grant; provided, however, that other than with respect to any substitute Award described in Section 3.1, such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date.

7.3.     Exercisability and Duration. A Stock Appreciation Right shall become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant and as set forth in the related Award Agreement, including (i) the achievement of one or more Performance Goals, or that (ii) the Participant remain in continuous employment or service with the Company or an Affiliate for a certain period; provided, however, that no Stock Appreciation Right shall be exercisable after ten (10) years from its Grant Date.

7.4.     Manner of Exercise. A Stock Appreciation Right shall be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

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7.5.     Settlement. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)     The excess of the Fair Market Value of a share of Stock on the date of exercise over the per share exercise price; by

(b)     The number of shares of Stock with respect to which the Stock Appreciation Right is exercised.

7.6.     Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.5 shall be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Stock, or a combination thereof, as the Committee determines in its sole discretion.

8.         STOCK GRANTS AND STOCK UNIT GRANTS

8.1.     Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Recipients, subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Grant and each Stock Unit Grant shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, under which Stock shall be issued under the Stock Grant or cash shall be paid under the Stock Unit Grant and the conditions under which the Participant’s interest in any Stock which has been issued shall become non-forfeitable.

8.2.     Conditions.

(a)     Conditions to Issuance of Stock. The Committee acting in its sole discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one or more conditions which the Committee deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of a Participant only after each such condition, if any, has been timely satisfied. In addition to any restrictions set forth in a Participant’s Award Agreement, until such time that the Stock underlying a Stock Grant has vested pursuant to the terms of the Award Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber such Stock. The Committee shall take into account compliance with local laws relating to payment for shares of Stock in connection with any Stock Grant made under the Plan, to the extent applicable.

(b)     Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its sole discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of a Participant under a Stock Grant non-forfeitable subject to the satisfaction of one or more conditions, including the achievement of one or more Performance Goals, that the Committee acting in its sole discretion deems appropriate under the circumstances for

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Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. A Participant’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition.

8.3.     Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as a Participant’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Participant as soon as practicable thereafter.

8.4.     Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Stock Grant, the Participant must file, within thirty (30) days following the Grant Date of the Stock Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Stock Grant is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.       CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

9.1.     Cash-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee shall determine, subject to limitations under applicable law. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements.

9.2.     Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Stock) in such amounts and subject to such terms and conditions as the Committee shall determine, subject to limitations under applicable law. Such Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants or payment in cash or otherwise of amounts based on the value of shares of Stock, and may include Stock-Based Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

9.3.     Value of Cash-Based Awards and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee in its sole discretion. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on shares of Stock, as determined by the Committee in its sole discretion. The Committee may establish Performance Goals in its sole discretion for any Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Cash-Based Awards or Other Stock-Based Awards that shall be paid out to the Participant shall depend on the extent to which the Performance Goals and any other non-performance terms have been met.

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9.4.     Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to an Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash for any Cash-Based Award and in cash or shares of Stock for any Other Stock-Based Award, as the Committee determines in its sole discretion, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.

10.     DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing or any other provision of this Plan to the contrary, the Committee shall not grant dividend equivalents based on the dividends declared on shares of Stock that are subject to an Option or Stock Appreciation Right. Dividend equivalents shall be accrued for the account of the Participant and shall be paid to the Participant on the date on which the corresponding Awards are exercised, settled, paid, or become free of restrictions, as applicable. Dividend equivalents shall be subject to forfeiture to the same extent that the corresponding Awards are subject to forfeiture as provided in this Plan or any Award Agreement.

11.         EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE

11.1.     Termination Due to Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 11.3 and 11.5, in the event a Participant’s employment or other service with the Company and all Affiliates is terminated by reason of death or Disability:

(a)     All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of one (1) year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination shall be terminated and forfeited;

(b)     All outstanding Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of the date of such termination, and all outstanding but unpaid Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination, shall be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Affiliate, as the case may be, is terminated by reason of death or Disability prior to the end of the Performance Period of such Award, but after the

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conclusion of a portion of the Performance Period (but in no event less than one (1) year), the Committee may, in its sole discretion, cause shares of Stock to be delivered or payment made with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. The Committee shall consider the provisions of Section 11.5 and shall have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Stock or other payment, including whether the Participant again becomes employed. If the effective date of such termination is on or after the end of the Performance Period applicable to an Award which vests based on the achievement of Performance Goals, then any such Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.

11.2.       Termination for Reasons Other than Death, Disability, or Actions Constituting Cause or Adverse Action. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 11.3 and 11.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Affiliates is terminated for any reason other than (i) death, (ii) Disability, or (iii) due to actions constituting Cause or Adverse Action:

(a)     All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination shall be terminated and forfeited.

(b)     All Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of such termination, and all outstanding unpaid Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination, shall be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if the effective date of such termination is on or after the end of the Performance Period applicable to an Award which vests based on the achievement of Performance Goals, then any such Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.

11.3.       Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 11, upon a Participant’s termination of employment or other service with the Company or any Affiliate, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service,

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and Stock Grants, Stock Unit Grants, Cash-Based Awards, and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest, or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (i) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date, and (ii) any such action by the Committee adversely affecting any outstanding Award shall not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 3.5, 11.5, 12, or 17).

11.4.     Determination of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service shall, for purposes of this Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Affiliate for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records. Notwithstanding the foregoing, if payment of an Award that is subject to Section 409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination shall also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code shall be treated as a termination of employment or service, as the case may be.

11.5.     Additional Forfeiture Events.

  (a)     Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Section 11.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or an Affiliate, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Affiliate and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, during such period and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividend equivalents paid or other distributions made with respect to any shares subject to any Award). The Company shall be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or an Affiliate) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 11.5(a) shall not apply to any Participant following a Change in Control.

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(b)     Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company with respect to any Award received by such individual under this Plan during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

12.         CHANGE IN CONTROL

12.1.     Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.5 and 4.1 of this Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the Award Agreement evidencing an Award at the time of grant or at any time after the grant of an Award, (i) all outstanding Options and Stock Appreciation Rights shall become immediately exercisable in full and shall remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options or Stock Appreciation Rights have been granted remains in employment or service with the Company or any Affiliate, (ii) all restrictions and vesting requirements applicable to any Award based solely on the continued service of the Participant shall terminate, and (iii) all Awards the vesting or payment of which are based on Performance Goals shall vest as though such Performance Goals were fully achieved at target and shall become immediately payable; provided, however, that no Award that provides for a deferral of compensation within the meaning of Section 409A of the Code shall be accelerated upon the occurrence of a Change in Control unless the event or circumstances constituting the Change in Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Section 409A of the Code. The treatment of any other Awards in the event of a Change in Control shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

12.2.     Alternative Treatment of Stock-Based Awards. In connection with a Change in Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of a Stock-Based Award or at any time after the grant of such an Award, may determine that any or all outstanding Stock-Based Awards granted under this Plan, whether or not exercisable or vested, as the case may be, shall be canceled and terminated and that in connection with such cancellation and termination the holder of such Stock-Based Award shall receive for each share of Stock subject to such Award a cash payment (or the delivery of shares, other securities or a combination of cash, shares and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a share of Stock in connection with such Change in Control and the purchase price per share, if any, under the Award, multiplied by the number of shares of Stock subject to such Award (or in which such Award is denominated); provided, however, that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a Change in Control may be received by holders of shares of Stock on a contingent or delayed basis, the Committee may, in

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its sole discretion, determine the fair market value per share of such consideration as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any shares of Stock issued pursuant to a Stock-Based Award that immediately prior to the effectiveness of the Change in Control are subject to no further restrictions pursuant to this Plan or an Award Agreement (other than pursuant to the securities laws) shall be deemed to be outstanding shares of Stock and receive the same consideration as other outstanding shares of Stock in connection with the Change in Control.

12.3.     Limitation on Change in Control Payments. Notwithstanding anything in Section 12.1 or 12.2 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award as provided in Section 12.1 or the payment of cash in exchange for all or part of a Stock-Based Award as provided in Section 12.2 (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 12.1 or 12.2 shall be reduced (or acceleration of vesting eliminated) to the largest amount as shall result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (i) the amount of such payments absent such reduction, minus (ii) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments, and provided further that such payments shall be reduced (or acceleration of vesting eliminated) in the following order: (a) Options with an exercise price above fair market value that have a positive value for purposes of Section 280G of the Code, (b) pro rata among Awards that constitute deferred compensation under Section 409A of the Code, and (c) finally, among the Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 12.3 shall not apply and any “payments” to a Participant pursuant to Section 12.1 or 12.2 shall be treated as “payments” arising under such separate agreement.

13.     PAYMENT OF WITHHOLDING TAXES

13.1.     General Rules. The Company is entitled to (i) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or an Affiliate), or make other arrangements for the collection of, all amounts the Company reasonably determines are required to satisfy any and all federal, foreign, state, and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividend equivalents with respect to, an Award or a disqualifying disposition of shares received upon exercise of an ISO, or (ii) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Stock, with respect to an Award. When withholding for taxes is effected under this Plan, it shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the Company.

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13.2.     Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 13.1 by withholding shares of Stock underlying an Award, electing to tender, or by attestation as to ownership of, other shares of Stock held by a Participant, by delivery of a Broker Exercise Notice, or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Stock withheld by the Company or tendered or covered by an attestation shall be valued at their Fair Market Value.

14.        NON-TRANSFERABILITY

14.1.     General Rule. Except as provided in Section 14.2, no Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall be exercisable during a Participant’s lifetime only by the Participant. The person or persons to whom an Award is transferred by will or by the laws of descent and distribution or pursuant to Section 14.2, thereafter shall be treated as the Participant.

14.2.     Transfers to Family Members. A Non-ISO may be transferred by a Participant to a “family member” (as defined in Rule 701(c)(3) of the 1933 Act) of such Participant or to a trust exclusively for the benefit of one or more of such family members of such Participant; provided, however, that such transfer is made as a gift without consideration, and such transfer complies with applicable securities laws.

15.     SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, a Participant shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, a Participant shall make a written representation to the Company that he or she shall not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

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16.     LIFE OF PLAN

Subject to earlier termination as provided in Section 17 below, this Plan shall terminate at midnight on August 25, 2010. No Award shall be granted after termination of this Plan, but Awards outstanding upon termination of this Plan shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

17.     AMENDMENT, MODIFICATION, OR TERMINATION

17.1.     Generally. Subject to other subsections of this Section 17 and Section 17.3, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Stock or other terms and conditions of an Award, extend the term of an Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however, that the amended or modified terms are permitted by this Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

17.2.     Shareholder Approval. No amendments to this Plan shall be effective in respect of any jurisdiction without approval of the Company’s shareholders if shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Stock is then traded, applicable United States state corporate laws or regulations, applicable United States federal laws or regulations, or the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan.

17.3.     Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension, or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence shall not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.5, 11.5, 12 or 17.4 of this Plan.

17.4.     Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, including Section 422 and 409A of the Code and Rule 16b-3 of the Exchange Act, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.4 to any Award granted under this Plan without further consideration or action.

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18.     DEFERRED COMPENSATION

It is intended that all Awards issued under this Plan be in a form and administered in a manner that shall comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan shall be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Section 18 to the contrary, with respect to any Award subject to Section 409A of the Code, no amendment to or payment under such Award shall be made except and only to the extent permitted under Section 409A of the Code. Neither the Committee nor the Company shall be liable to anyone for any federal, state, local, or foreign taxes, interest, or penalties incurred by anyone in connection with the participation in or receipt of benefits under the Plan, including, but not limited to, any taxes, interest, or penalties incurred on account of the failure of the Plan or the operation of the Plan to comply with, or be exempt from, Section 409A.

19.        MISCELLANEOUS

19.1.     Shareholder Rights. Except as otherwise specifically provided in the Plan or in an Award Agreement, no person shall be entitled to the rights and privileges of share ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that person. Specifically, no Participant shall have any rights as a shareholder of the Company as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Participant. A Participant’s rights as a shareholder in the shares of Stock that remain subject to forfeiture under Section 8.2(b) shall be set forth in the related Award Agreement.

19.2.     No Contract of Employment. No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company. The grant of an Award to a Participant under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Participant any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Award Agreement.

19.3.     Construction. All references to Sections are to Sections of this Plan unless otherwise indicated. Each term set forth in Section 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. In this Plan, except where otherwise indicated by clear contrary intention, “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and “or” is used in the inclusive sense of “and/or”. Wherever possible, each provision of this Plan and any Award Agreement shall be interpreted so that it is valid under the applicable law. If any provision of this Plan or any Award Agreement is to any

21

extent invalid under the applicable law that provision shall still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also shall continue to be valid, and the entire Plan and Award Agreement shall continue to be valid in other jurisdictions. If there is any conflict between the terms of this Plan and the terms of any Award Agreement, the terms of this Plan shall control.

19.4.     Other Conditions. Each Award Agreement may require that a Participant (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock or cash subject to any other Award) enter into any agreement or make such representations prepared by the Company, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or other Award or provides for the repurchase of such Stock by the Company.

19.5.     Rule 16b-3. The Committee shall have the right to amend any Award to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Participant as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Section 16 of the 1934 Act might be applicable to such grant or transfer.

19.6.     Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with a Participant which expressly provides for the acceleration in vesting of an outstanding Award or for the extension of the deadline to exercise any rights under an outstanding Award, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Award and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Award was granted; provided, however, no extension of the deadline to exercise any rights under an outstanding Option or Stock Appreciation Right shall be permitted to the extent such extension would cause the Option or Stock Appreciation Right to become subject to the requirements of Section 409A of the Code.

19.7.     Fractional Shares. No fractional shares of Stock shall be issued or delivered under this Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be forfeited or otherwise eliminated by rounding up or down.

19.8.     Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or the Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

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19.9.     Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Affiliate unless provided otherwise in such plan.

19.10.   Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations, and actions relating to this Plan shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise provided in an Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

19.11.   Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

19.12.   Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (i) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (ii) permit Participants to use electronic, internet, or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

19.13.   No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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19.14.   Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

19.15.   Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

19.16.   Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*        *        *

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K and Dutch Annual Report are available at www.proxyvote.com.

M47294-P27628

TORNIER N.V.

PROXY

Annual General Meeting of Shareholders

June 27, 2012

(Solicited on Behalf of the Board of Directors)

The undersigned shareholder of Tornier N.V. hereby constitutes and appoints Douglas W. Kohrs and Kevin M. Klemz, or either one of them, to act as the attorneys and proxies of the undersigned, each with full power of substitution and revocation, to vote for and otherwise to represent in the name, place and stead of the undersigned at the Annual General Meeting of Shareholders of Tornier N.V. to be held at the Company’s offices at Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, on Wednesday, June 27, 2012 at 9:00 a.m. (Central European Time), the number of votes the undersigned would be entitled to cast if personally present at the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1(A)-(C) AND “FOR” EACH OTHER PROPOSAL. The instructions entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting.

TORNIER N.V. FRED. ROESKESTRAAT 123 1076 EE AMSTERDAM THE NETHERLANDS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 25, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 25, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M47293-P27628	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

TORNIER N.V.
The Board of Directors recommends you vote FOR the following proposals:
1. Election of three directors nominated by the Board of Directors	For	Against	Abstain
1a. Election of Sean D. Carney or Richard B. Emmitt for non-executive director. Mark “For” to elect Carney, mark “Against” to elect Emmitt.	☐	☐	☐		For	Against	Abstain
1b. Election of Richard B. Emmitt or Kevin M. Klemz for non-executive director. Mark “For” to elect Emmitt, mark “Against” to elect Klemz.	☐	☐	☐	4. Appointment of E&Y Accountants LLP as auditor for Dutch statutory annual accounts for the fiscal year ending December 30, 2012.	☐	☐	☐

				5. Adoption of Dutch statutory annual accounts for the fiscal year ended January 1, 2012.	☐	☐	☐
1c. Election of Douglas W. Kohrs or Kevin M. Klemz for executive director. Mark “For” to elect Kohrs, mark “Against” to elect Klemz.	☐	☐	☐	6. Release of the members of the Board of Directors from liability with respect to the exercise of their duties during the fiscal year ended January 1, 2012.	☐	☐	☐
2. Approval of amendment to Tornier N.V. 2010 Incentive Plan to increase the number of ordinary shares available for issuance under the plan by 2,700,000.	☐	☐	☐

7.        Authorization of the Board of Directors to repurchase up to 10% of the Company’s issued share capital (including depositary receipts issued for shares) until December 27, 2013 on the open market, through . privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price per share (or depositary receipt) at the time of the transaction

					☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 30, 2012.	☐	☐	☐

NOTE: In his discretion, upon such other matters as may properly come before the meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date